UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DEVON ENERGY CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Devon Energy Notice of 2015 Annual Meeting of Stockholders and Proxy Statement Wednesday, June 3, 2015 at 8:00 a.m., local time Devon Energy Center Auditorium 333 West Sheridan Avenue, Oklahoma City, Oklahoma Commitment Runs Deep

LETTER TO STOCKHOLDERS

Dear Fellow Devon Stockholders,

You are invited to attend the 2015 Annual Meeting of Stockholders of Devon Energy Corporation to be held at 8:00 a.m. Central Time on Wednesday, June 3, 2015, in the Devon Energy Center Auditorium located at 333 W. Sheridan Avenue, Oklahoma City, Oklahoma.

The 2015 Annual Meeting will focus on the items of business listed in the Notice of Annual Meeting of Stockholders and Proxy Statement that follows. We are sending this Proxy Statement to our stockholders on or about April 21, 2015. During the Annual Meeting we will also present a report on Devon’s performance and operations during 2014.

2014 was a transformative year for the Company as we transitioned to a liquids-rich (oil and natural gas liquids), higher margin, onshore North American production base. Company performance for the year validated those efforts. In 2014, Devon closed strategic transactions that significantly increased the Company’s light-oil and overall liquids production. The Company also transformed its organizational structures and processes in order to excel in certain key drivers for the Company’s success. These successful strategic shifts were matched by excellent performance on most financial and operational goals and outstanding relative returns for stockholders.

It is important that your shares be represented and voted at the meeting. I urge you to submit your proxy using the Internet or telephone or by completing and mailing your Proxy Card in the envelope provided. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Sincerely,

J. Larry Nichols

Executive Chairman of the Board

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DEVON ENERGY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time	8:00 a.m. (local time) on Wednesday, June 3, 2015

Place	Devon Energy Center Auditorium 333 W. Sheridan Avenue Oklahoma City, Oklahoma

Items of Business

•    Elect nine directors for a term of one year;

•    Approve, in an advisory vote, executive compensation;

•    Ratify the appointment of the independent auditors for 2015;

•    Consider and vote upon the 2015 Long-Term Incentive Plan;

•    Consider and vote upon the stockholder proposals set forth in this Proxy Statement, if presented; and

•    Transact such other business as may properly come before the meeting or any adjournment of the meeting.

Who Can Vote

Stockholders of record at the close of business on April 6, 2015 are entitled to notice of and to vote at the meeting. You may examine a complete list of stockholders entitled to vote at the meeting during normal business hours for the ten days prior to the meeting at our offices and at the meeting.

Voting by Proxy

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by:

•    Internet;

•    telephone; or

•    mail

For specific information, please refer to the section entitled “Information About the Annual Meeting” beginning on page 4.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 3, 2015:

Our 2015 Proxy Materials, including the 2015 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2014, are available at www.proxydocs.com/dvn.

BY ORDER OF THE BOARD OF DIRECTORS

Carla D. Brockman

Vice President Corporate Governance

and Corporate Secretary

Oklahoma City, Oklahoma

April 21, 2015

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PROXY STATEMENT TABLE OF CONTENTS

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PROXY STATEMENT SUMMARY

We provide below highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete 2015 Proxy Statement and Annual Report before you vote.

2015 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:

June 3, 2015, 8:00 a.m. (central time)

Place:

Devon Energy Center Auditorium

333 W. Sheridan Avenue

Oklahoma City, Oklahoma

Record Date:

April 6, 2015

Voting:

•	Internet
•	telephone; or
•	mail

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposals	Board’s Recommendation	Page
Agenda Item 1: Election of Directors	FOR each of the nominees	8
Agenda Item 2: Approve, in an Advisory Vote, Executive Compensation	FOR	30
Agenda Item 3: Ratification of Independent Auditors for 2015	FOR	80
Agenda Item 4: Adoption of the Devon Energy Corporation 2015 Long-Term Incentive Plan	FOR	81
Agenda Item 5: Stockholder Proposal for Adoption of Proxy Access Bylaw	AGAINST	91
Agenda Item 6: Stockholder Proposal for a Report on Lobbying Activities Related to Energy Policy and Climate Change	AGAINST	95
Agenda Item 7: Stockholder Proposal for a Report Disclosing Lobbying Policy and Activity	AGAINST	98
Agenda Item 8: Stockholder Proposal for a Report on Plans to Address Climate Change	AGAINST	101

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PROXY STATEMENT SUMMARY (cont’d)

STOCKHOLDER ENGAGEMENT

We conduct investor outreach throughout the year to ensure that management and the Board understand and consider the issues that matter most to our stockholders. After considering feedback from our investors over the course of recent years, the Board has been responsive to that feedback.

CORPORATE GOVERNANCE

  Corporate Governance Highlights

•	Annual Election of All Directors

•	Majority Voting and a Director Resignation Policy in Uncontested Elections

•	Stockholder Right to Call a Special Meeting

•	Independent Lead Director
•	78% of Directors Are Independent

•	Executive Sessions of Independent Directors Held at Each Regularly Scheduled Board Meeting

•	Director Stock Ownership Guidelines

•	Board Participation in Succession Planning

EXECUTIVE COMPENSATION PROGRAMS

  Our Executive Compensation Programs Include the Following Factors

•	Long-Term Incentive Stock Awards are Performance-Based

•	Quantitative Process Utilized for Performance Cash Bonus Awards

•	Realizable Pay Opportunities are Tied to Company Performance

•	Stock Ownership Requirements

•	Recoupment Policy

•	Double Trigger Vesting of Long-Term Incentives upon Change in Control

Say-on-Pay Vote and Response to Stockholder Feedback

At the Company’s 2014 Annual Meeting, 90% of the Company’s stockholders voted to approve the Company’s executive compensation for 2013. As with prior years, Company management engaged in discussions with many stockholders on a variety of topics during 2014, including executive compensation and its tie to Company performance. In response to stockholders feedback and the Compensation Committee’s independent evaluation of the Company’s compensation practices, the Committee has made changes to the Company’s executive compensation program over the past few years, which are detailed in the Compensation Discussion and Analysis section beginning on page 38 of this Proxy Statement.

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PROXY STATEMENT SUMMARY (cont’d)

2014 Company Performance and Pay Alignment

The Company generated top-tier performance for its stockholders with a total stockholder return (TSR) for 2014 that was in the top one-third of its peer group, and, on a two-year basis, TSR was 6th of 15 peer companies. Devon recorded a positive TSR for the year, an accomplishment matched by only four members of the peer group, in a difficult year for stock price performance in the energy industry as a whole. Devon’s stock price reached an intra-year high of $80.63, which was approximately 30% above 2013’s closing price.

Devon also made great strides in key areas that will lead to strong TSR over the long term. Acquisitions led to an 82% increase in its light-oil production as compared to the prior year, and, along with divestitures culminated during the year, shifted the Company’s overall liquids production from approximately 42% in 2013 to 52% in 2014, and growing its proved oil and bituman reserves to a record 895 million barrels as of December 31, 2014. Devon also achieved a significant lift in the value of its midstream assets, with its interest in two NYSE-traded entities (EnLink Midstream Partners, LP and EnLink Midstream, LLC) valued at approximately $7.6 billion as of year-end as compared to a valuation of approximately $4.8 billion for the assets contributed by Devon to EnLink Midstream when the transaction closed in March 2014.

Through its quantitative process for evaluating the Company’s performance on these and other factors, the Committee awarded performance cash bonuses to named executive officers within a range of 150% to 166% of target. The Committee granted long-term incentives (“LTI”) to named executive officers in order to incent the achievement of future goals. Messrs. Richels and Smette were awarded LTI at approximately the same level as the prior year while the Committee increased overall grant values for Messrs. Hager and Vaughn to recognize the continuing expansion of their respective roles during 2014. In addition the Committee awarded salary increases ranging from 3.5% to 10%, based on competitive market trends to each named executive officer other than Mr. Richels due to his retirement plans. Additional detail on compensation decisions starts on page 39.

Please see the Compensation Discussion and Analysis section beginning on page 31 of this Proxy Statement for a detailed description of our executive compensation.

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INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (Board) to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Wednesday, June 3, 2015 at 8:00 a.m. Central Time.

All references in this Proxy Statement to we, our, us, or the Company refer to Devon Energy Corporation.

What are the Board of Directors’ voting recommendations?

•	For the election of the nine Director nominees named in this Proxy Statement for a term expiring at the next Annual Meeting of Stockholders;

•	For the approval, on an advisory basis, of executive compensation;

•	For the ratification of the appointment of our independent auditors for 2015;

•	For the adoption of the Devon Energy Corporation 2015 Long-Term Incentive Plan; and

•	Against the stockholder proposals set forth in this Proxy Statement, if presented.

Who is entitled to vote?

Stockholders as of the close of business on April 6, 2015 (the Record Date) are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 411,041,670 shares of our common stock outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

How do I vote?

You may:

•	attend the Annual Meeting and vote in person; or
•

dial the toll-free number listed on the Proxy Card or Voting Instruction Form. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on June 2, 2015; or

•

go to the website www.proxyvote.com and follow the instructions, then confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on June 2, 2015; or

•	if you elected to receive a paper copy of your proxy materials, mark your selections on the Proxy Card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

United States Securities and Exchange Commission (the SEC) rules allow companies to furnish proxy materials over the Internet. We have sent a Notice of Internet Availability of Proxy Materials (the Notice) to most of our stockholders instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

Why did I receive paper copies of proxy materials?

We are providing paper copies of the proxy materials instead of a Notice to certain stockholders, including those who have previously requested to receive them. If you prefer to no longer receive printed proxy materials, you may consent to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

How do I vote the shares held in my Devon 401(k) Plan account?

If you are a current employee participating in the Devon Energy Incentive Savings Plan (the 401(k) Plan), please follow the instructions you received via email from Broadridge Financial Solutions, Inc. (Broadridge).

If you are a former employee and have shares of our common stock credited to your 401(k) Plan account as of the Record Date, such shares are shown on the Voting Instruction Form you received from Broadridge. You have the right to direct Fidelity Management Trust Company (the 401(k) Plan Trustee) regarding how to vote those shares, which you can do by voting your shares in the same manner as provided above.

The 401(k) Plan Trustee will vote your shares in the 401(k) Plan account in accordance with your instructions. If instructions are not received by May 31, 2015, the shares credited to your account will not be voted.

Will each stockholder in our household receive proxy materials?

Generally, no. We try to provide only one set of proxy materials to be delivered to multiple stockholders sharing an address unless you have given us other instructions. Any stockholder at a shared address may request delivery of single or multiple copies of proxy materials for future meetings by contacting us at Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

Who will be admitted to the Annual Meeting?

Admission to the Annual Meeting will be limited to our stockholders of record, persons holding proxies from our stockholders, beneficial owners of our common stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of stockholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date.

If I vote via telephone or the Internet or by mailing my Proxy Card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the Annual Meeting, or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

Who will count the votes?

Broadridge will tabulate the votes.

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your Proxy Card, you will be considered part of the quorum. Broadridge, the Inspector of Election, will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

For the election of Directors, in an uncontested election, the affirmative vote of a majority of the votes cast at the Annual Meeting with respect to the nominee for director is required for election. Pursuant to our Bylaws, a majority of votes are cast for the election of a nominee if the votes cast “for” such nominee exceeds the votes cast “withheld” in such nominee’s election. Any nominee for Director in a contested election shall be elected by a plurality of the votes cast.

Our Corporate Governance Guidelines and Bylaws contain a director resignation policy which provides that any nominee for Director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election must submit his or her offer of resignation to the Governance Committee of the Board of Directors within 90 days from the date of the election. The Governance Committee will consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

With respect to other matters, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to take any other action.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (the NYSE), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of the independent auditors. This means that brokers may not vote your shares on any other matter if you have not given specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

We will:

•	count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Annual Meeting;

•

treat abstentions as votes not cast but as shares represented at the Annual Meeting for determining results on actions requiring a majority of shares present and entitled to vote at the Annual Meeting;

•	not consider broker non-votes for determining actions requiring a majority of shares present and entitled to vote at the Annual Meeting; and

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

•	consider neither abstentions nor broker non-votes in determining results of plurality votes.

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our Directors, officers or employees, none of whom will receive additional compensation for such solicitation. We have retained D.F. King & Co. to assist in the solicitation of proxies at an estimated cost of $10,500 plus reasonable expenses. Those holding shares of common stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Form 8-K that will be filed with the SEC within four business days after the Annual

Meeting. You may obtain a copy of this and other reports free of charge at www.devonenergy.com, or by contacting us at (405) 235-3611 or corporatesecretary@dvn.com, or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent auditors be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board of Directors has approved KPMG LLP to serve as our independent auditors for the year ending December 31, 2015. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to stockholder questions.

Where can I contact the Company?

Our contact information is:

Devon Energy Corporation

333 W. Sheridan Avenue

Oklahoma City, Oklahoma 73102

(405) 235-3611

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AGENDA ITEM 1.

ELECTION OF DIRECTORS

Our Board of Directors has nominated nine directors for election at the Annual Meeting. The Directors will hold office from election until the next Annual Meeting and until their respective successors are duly elected and qualified or appointed, or until the earliest of their death, resignation or removal. All of the nominees are currently Devon directors who were elected by stockholders at the 2014 Annual Meeting.

John A. Hill will retire at the end of his term, in accordance with the director retirement provision of the Company’s Corporate Governance Guidelines. Therefore, he was not nominated for re-election.

Within each nominee’s biography below, we have highlighted certain notable skills and qualifications that contributed to his or her selection as a member of our Board of Directors.

We have no reason to believe that any of the nominees for director will be unable to serve if elected. However, if any of these nominees becomes unavailable, the persons named in the proxy intend to vote for any alternate designated by the current Board. Proxies cannot be voted for a greater number of persons than the nominees named.

Our Board of Directors recommends that stockholders vote “FOR” the election of the following directors.

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Director Nominees

Experience and Qualifications

Barbara M. Baumann is a former BP Amoco executive who currently serves as president and owner of Cross Creek Energy Corporation, an energy advisory firm with investments in the domestic oil and gas business. Prior to founding her own firm in 2003, Baumann was executive vice president of Associated Energy Managers, a private equity firm investing in small energy companies. Ms. Baumann began her 18-year career with Amoco (later BP Amoco) in 1981. She served in various areas of finance and operations, including chief financial officer of Ecova Corporation, Amoco’s wholly-owned environmental remediation business, and vice president of Amoco’s San Juan Basin business unit. She brings to the Board her extensive knowledge of the energy industry and her experience as an accomplished leader and business professional. Ms. Baumann was recommended as a nominee to the Board by a non-management director.

Education

Ms. Baumann earned a bachelor’s degree from Mount Holyoke College and a master’s in business administration from the Wharton School of the University of Pennsylvania.

Other Boards and Appointments

Ms. Baumann is a director of Buckeye Partners, L.P. where she serves on the Audit Committee. Ms. Baumann is also a member of the Board of Trustees of Putnam Investments, Inc. She is a director of privately held Cody Resources Management, LLC where she chairs the Compensation Committee and serves on the Audit Committee. She previously served on the boards of CVR Energy, SM Energy, and UNS Energy.

Barbara M. Baumann Director since 2014 Age 59 Committees: • Audit • Governance

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

John E. Bethancourt is a retired Chevron executive. He most recently served as executive vice president for technology and services where he was responsible for overseeing Chevron’s environmental, health and safety efforts, major project management, procurement and mining operations. Mr. Bethancourt began his career in 1974 with Getty Oil Company and joined Texaco Inc. in 1984 when the two companies merged. During his career with Texaco and later Chevron, Mr. Bethancourt served in various executive leadership roles overseeing business development, worldwide production operations and human resources. He brings to the Board his extensive knowledge of the energy industry and his experience as an accomplished leader and business professional. Mr. Bethancourt was recommended as a nominee to the Board by a third-party search firm.

Education

Mr. Bethancourt earned a bachelor’s degree in petroleum engineering from Texas A&M University.

Other Boards and Appointments

Mr. Bethancourt previously served on the board of trustees of the Texas A&M Foundation and is a past director of both the Society of Petroleum Engineers and the National Action Council for Minorities in Engineering, Inc.

John E. Bethancourt Director since 2014 Age 63 Committees: • Compensation • Governance • Reserves

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Robert H. Henry is a legal and foreign relations scholar, public servant and leader. He has served as the President and Chief Executive Officer of Oklahoma City University since 2010. Mr. Henry brings to the Board his experience and knowledge of the law, which enable him to provide valuable insights in the areas of governance and public policy.

Mr. Henry has had a distinguished career in public service. In 1994, President Bill Clinton appointed Mr. Henry to the United States Court of Appeals for the Tenth Circuit, where he served until June 2010, most recently as Chief Judge. Mr. Henry was elected and re-elected Attorney General of the State of Oklahoma from 1986 to 1991. He served in the Oklahoma House of Representatives from 1976 to 1986 where he was principal author of the 1986 Oklahoma General Corporation Act that moved Oklahoma law to the Delaware corporate law model.

Mr. Henry was Dean and Professor of Law at Oklahoma City University School of Law from 1991 to 1994. Mr. Henry also taught at the University of Oklahoma Honors College (Oxford Program), the University of Oklahoma College of Law, and Oklahoma Baptist University (Business Law) and served as Distinguished Judge in Residence at the University of Tulsa College of Law.

Education

Mr. Henry received his bachelor’s degree and Juris Doctorate from the University of Oklahoma. He received an honorary degree of Doctor of Humane letters from the University of Tulsa and an honorary degree of Doctor of Laws from Oklahoma City University.

Other Boards and Appointments

Mr. Henry is a director of LSB Industries, Inc. and serves on the Nominating and Corporate Governance Committee. He is a life member of the National Conference of Commissioners on Uniform State Laws, and a member of the Council on Foreign Relations, the American Law Institute, and the William J. Holloway, Jr. American Inn of Court, Master of the Court. While a federal judge, Mr. Henry served as Chair of the Committee on International Relations of the Judicial Conference of the United States. He is a life and founding member of the Tenth Judicial Circuit’s Historical Society. Mr. Henry serves on the Board of Directors of the VERA Institute of Justice in New York and the Oklahoma Medical Research Foundation.

Robert H. Henry Director since 2010 Age 62 Committees: • Audit • Governance

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Michael Kanovsky is a Professional Engineer and has been involved with investment banking and oil and gas businesses for over 40 years. He has been President of Sky Energy Corporation since 1993. Mr. Kanovsky brings to the Board an extensive knowledge of the energy industry and finance, with a wealth of experience with Canadian assets and areas of operation.

In 1997, Mr. Kanovsky founded Bonavista Energy Corporation, which has grown to a present day market capitalization of approximately $3 billion. In 1978, he co-founded Canadian Northstar Corporation and its successor, Northstar Energy Corporation, where he was primarily responsible for strategic development, finance and acquisitions until its acquisition by Devon Energy Corporation in 1998. Mr. Kanovsky has also held other executive positions, including chief executive officer of Arrowstar Drilling and vice president of Corporate Finance, Western Canada, for a large Canadian investment dealer.

Education

Mr. Kanovsky received a bachelor’s degree in mechanical engineering from Queen’s University as well as a master’s degree in business administration from the Richard Ivey School of Business at Western University.

Other Boards and Appointments

Mr. Kanovsky is a director of Bonavista Petroleum Ltd. and serves as Lead Director, Chairman of the Governance Committee and is a member of the Reserves and Audit Committees. He is a director of Pure Technologies Ltd. and serves as Lead Director and on the Audit Committee. He is also a director of Seven Generations, Inc. and serves on the Audit Committee.

Mr. Kanovsky previously served on the boards of TransAlta Corporation and ARC Resources Ltd. He also served as Chairman of the Board of Taro Industries and Vice Chairman of Precision Drilling, Inc. He co-founded PowerLink Corporation, an electrical cogeneration company and former subsidiary of Northstar Energy Corporation, and served as its Senior Executive Board Chairman.

Michael M. Kanovsky Director since 1999 Age 66 Committees: • Chair, Reserves • Audit

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Robert A. Mosbacher, Jr. is an accomplished business leader with more than 30 years in the energy industry. He is Chairman of Mosbacher Energy Company, an independent oil and gas exploration and production company. Mr. Mosbacher brings to the Board his extensive background in the energy industry and his leadership skills.

In 2005, Mr. Mosbacher was appointed by President George W. Bush to the position of president and chief executive officer of the Overseas Private Investment Corporation, an independent agency of the U.S. government that supports private capital investment in emerging markets around the world. He served in that capacity until 2009. From 1986 to 2005, he served as president and chief executive officer of Mosbacher Energy Company. He was also vice chairman of Mosbacher Power Group, an independent electric power developer, from 1995 to 2003. Mr. Mosbacher had a distinguished public service career that included serving as chairman of the board of the Texas Department of Human Services and as a staff member in the office of Senator Howard Baker of Tennessee.

Education

Mr. Mosbacher received a bachelor’s degree in political science from Georgetown University and a Juris Doctorate degree from Southern Methodist University.

Other Boards and Appointments

Mr. Mosbacher is a director of Calpine Corporation and currently serves on Calpine’s Nominating and Governance Committee and Compensation Committee. As noted above, he is Chairman of Mosbacher Energy Company. In addition, Mr. Mosbacher is Chairman of the Board of Global Communities and the Initiative for Global Development and serves on the Board of the Americas Society. Mr. Mosbacher previously served as a member of Devon’s Board from 1999 until 2005.

Robert A. Mosbacher, Jr. Director since 2009 Age 63 Committees: • Chair, Governance • Compensation

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

J. Larry Nichols is the Executive Chairman of Devon’s Board. Mr. Nichols and his father, John Nichols, founded Devon in 1971. His leadership and commitment have been seminal factors in the Company’s development and growth and vital to the energy industry in general. Mr. Nichols brings to the Board his knowledge and experience as a founder of the Company and a proven leader for more than 40 years.

Mr. Nichols served as the Company’s president from 1976 until 2003 and as chief executive officer from 1980 to 2010. He has served on the Board since the Company’s inception and became board chair in 2000. At the end of 2012, Mr. Nichols retired as an employee of the Company, but he continues in the role of Executive Chairman of the Board.

Prior to founding Devon in 1971, Mr. Nichols served as law clerk to Chief Justice Earl Warren and Justice Tom Clark of the United States Supreme Court. He also worked in the United States Department of Justice’s Office of Legal Counsel under Assistant Attorney General William Rehnquist, who later became the Chief Justice of the United States Supreme Court.

Education

Mr. Nichols received a Bachelor’s degree in Geology from Princeton University and a Juris Doctorate degree from the University of Michigan Law School.

Other Boards and Appointments

Mr. Nichols is a director of Baker Hughes Inc. and currently serves as the Lead Director and as a member of the Governance and Audit Committees. He is also a director of Sonic Corp. where he serves as Lead Director, Chairman of the Nominating and Governance Committee and on the Audit Committee. Mr. Nichols previously served as a director of BOK Financial Corporation, a financial services company, and Smedvig ASA, an independent energy company.

Mr. Nichols is on the Executive Committee and the Board of Directors of the American Petroleum Institute Inc. and the National Association of Manufacturers. He is on the Executive Committee and Board of Directors of the American Natural Gas Association. He is also a member of the Independent Petroleum Association of America and the National Petroleum Council. Mr. Nichols also served on the Board of Governors of the American Stock Exchange. He has been inducted into the Oklahoma Hall of Fame.

J. Larry Nichols Director since 1971 Age 72 Executive Chairman

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Duane C. Radtke has over 40 years of experience in management, engineering and business development in the energy industry. Mr. Radtke has been President and Chief Executive Officer of Valiant Exploration LLC since 2008. Mr. Radtke brings to the Board extensive knowledge of the energy business, including experience with the Company’s assets and operations.

Mr. Radtke served as the chief executive officer and president of Dominion Exploration and Production, a subsidiary of Dominion Resources, Inc., from 2001 to 2007. During that period, he also served as executive vice president of Consolidated Natural Gas Company, a subsidiary of Dominion Resources Inc. Prior to his tenure with Dominion Resources, Inc., Mr. Radtke was an executive with Santa Fe Snyder where he served in various capacities, including executive vice president of production. Following Santa Fe Snyder’s acquisition by Devon in 2000, Mr. Radtke served as President of the Company’s international division until joining Dominion.

Education

Mr. Radtke holds a bachelor’s degree in mining engineering from the University of Wisconsin.

Other Boards and Appointments

Mr. Radtke is a director of Sabine Oil & Gas LLC, (formerly NFR Energy LLC) and serves as the Lead Director and on the Compensation, Audit and Governance Committees. Mr. Radtke is also a director of Kris Energy Ltd. and serves on the Compensation, Audit and Governance Committees. He previously served as a director of Smith International, Inc. and also served as Chairman of the American Exploration and Production Council and as a Director of Consolidated Natural Gas Company.

Duane C. Radtke Director since 2010 Age 66 Committees: • Compensation • Reserves

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Mary P. Ricciardello is a licensed Certified Public Accountant and a financial executive with over 30 years of experience in the energy industry. She brings to the Board her qualifications as a financial expert and her extensive experience in the energy industry, corporate finance and tax matters.

In 2002, Ms. Ricciardello retired after a 20-year career with Reliant Energy Inc., a leading independent power producer and marketer. She served in various financial management positions with the company, including comptroller, vice president and most recently senior vice president and chief accounting officer.

Education

Ms. Ricciardello holds a bachelor’s degree in business administration from the University of South Dakota and a master’s degree in business administration with an emphasis in finance from the University of Houston.

Other Boards and Appointments

Ms. Ricciardello is currently a director of Noble Corporation where she is the designated financial expert, serves as the Audit Committee chairperson and is a member of the Nominating & Governance Committee. Ms. Ricciardello also serves on the boards of EnLink Midstream, LLC (ENLC) and EnLink Midstream Partners, LP (ENLK) and on their audit committees. As of April 1, 2015, Devon owned approximately 70% of ENLC and 34% of ENLK. She also serves on the Board of the National Association of Corporate Directors Houston Chapter. Ms. Ricciardello was previously a director of US Concrete and Midstates Petroleum Company. Ms. Ricciardello is also an editorial advisor for the Journal of Accountancy.

Mary P. Ricciardello Director since 2007 Age 59 Committees: • Chair, Audit • Governance

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

John Richels is an accomplished business leader with over 35 years of experience in the oil and gas industry and legal profession. He has been the Company’s President since 2004, Chief Executive Officer since 2010 and was elected Vice Chairman in December 2014. Mr. Richels brings to the Board an extensive knowledge of the energy industry, including his experience with the Company’s assets and operations. Mr. Richels has announced that he will retire as President and Chief Executive Officer in July 2015.

Mr. Richels joined Devon in 1998 when the Company acquired Northstar Energy Corporation, where he held the office of executive vice president and chief financial officer. After the acquisition, he served as senior vice president of Devon and president and chief executive officer of Devon’s Canadian subsidiary.

Prior to joining Northstar, Mr. Richels was managing partner, chief operating partner and a member of the executive committee of the Canadian-based national law firm Bennett Jones. He joined Bennett Jones in 1978 practicing in the mergers and acquisitions, securities and corporate law areas, primarily in the oil and gas sector. During his legal career, Mr. Richels also served, on loan from Bennett Jones, as an officer of the XV Olympic Winter Games Organizing Committee in Calgary.

Education

Mr. Richels received a bachelor’s degree in economics from York University. He also received a Law degree from the University of Windsor.

Other Boards and Appointments

Mr. Richels serves as Chairman of the Board of EnLink Midstream, LLC (ENLC) and EnLink Midstream Partners, LP (ENLK). As of April 1, 2015, Devon owned approximately 70% of ENLC and 34% of ENLK. Mr. Richels is a director of BOK Financial Corporation and serves on the Audit Committee. He is also a director of TransCanada Corporation and serves on the Human Resources and Health, Safety and Environment Committees.

Mr. Richels is a member of the executive committee and board of directors of the Greater Oklahoma City Chamber of Commerce and serves on the board of trustees of Oklahoma City University. He also serves as Chairman and is a member of the executive committee of the American Exploration and Production Council and the Independent Petroleum Association of America and is a member of the University of Oklahoma’s International Programs Center’s Board of Visitors.

John Richels Director since 2007 Age 64 Vice Chairman

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CORPORATE GOVERNANCE

Board of Directors’ Information

Our Board of Directors met seven times in 2014. All Directors attended 93% or more of the total meetings of the Board of Directors and the respective Committees on which they served. The Board expects a majority of our Directors to be in attendance at our Annual Meetings of Stockholders. All Directors with the exception of Michael M. Kanovsky attended the 2014 Annual Meeting.

Copies of the following governance documents are available at www.devonenergy.com and in print to any stockholder upon request:

•	Certificate of Incorporation;

•	Bylaws;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Accounting Officer (CAO); and

•	Anti-Corruption Policy and Procedure.

Amendments to and waivers from any provision of the Code of Ethics for the CEO, CFO, and CAO will be posted on our website.

Our website also includes our Corporate Social Responsibility Report and information on our environmental and safety initiatives.

Practices for Considering Diversity

The Charter of the Governance Committee provides that the Committee shall periodically review the appropriate skills and characteristics of members of the Board of Directors in the context of the then current composition of the Board. This assessment includes the following factors: diversity (including diversity of skills, background and experience); business and professional background; financial literacy and expertise; availability and commitment; independence; and other criteria that the Governance Committee or the full Board finds relevant. It is the practice of the Governance Committee to consider these factors when screening and evaluating candidates for nomination to the Board of Directors.

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CORPORATE GOVERNANCE (cont’d)

Committees

The Board of Directors has four standing Committees: Audit, Compensation, Governance and Reserves. The Charters for these Committees are available on the Company’s website www.devonenergy.com. The following table shows each Committee’s current membership, function and the number of meetings each Committee held in 2014:

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CORPORATE GOVERNANCE (cont’d)

[1]	Chairman

[2]	Audit Committee financial expert

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CORPORATE GOVERNANCE (cont’d)

Director Independence

The Company’s Corporate Governance Guidelines provide that an independent director is a director who meets the New York Stock Exchange (NYSE) definition of independence, as determined by the Board. In making this determination, the Board considers transactions and relationships between each Director or any member of the Director’s immediate family and the Company, our subsidiaries and affiliates. The Board has affirmatively determined that each of the current Directors and each person who served as a Director during 2014, with the exception of our Executive Chairman, J. Larry Nichols, and our President and CEO, John Richels, was or is an independent Director as defined by the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by the NYSE and the SEC, has or had no material relationship with us that would interfere with the exercise of independent judgment and, therefore, is or was independent under our Corporate Governance Guidelines and the standards established by the NYSE.

In evaluating the independence of Mr. Robert H. Henry, the Board has considered the charitable contributions made by Devon to Oklahoma City University (OCU) in recent years. While these charitable contributions do not affect Mr. Henry’s independence status, disclosure of the contributions are provided herein. Consistent with the Company’s practice of making contributions to other major universities in Oklahoma, in 2012, 2013 and 2014, the Company made charitable contributions to OCU of $125,000, $625,750 and $613,500, respectively.

Lead Director

The Board has a Lead Director whose primary responsibility is to preside over the executive session of the Board meetings in which Mr. Richels and other members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. In 2014, the Lead Director presided over four executive sessions of the Board.

John A. Hill has served as our Lead Director since June 2010 and will serve in that position until his retirement from the Board in June 2015, at which time a successor will be named by the Board.

Board Involvement in Risk Oversight

The full Board has primary responsibility for risk oversight, with the Board’s standing Committees supporting the Board by addressing the risks inherent in their respective areas of oversight. The Audit, Governance, Compensation and Reserves Committees have been delegated certain risk oversight responsibilities.

Leadership Structure

As stated in the Company’s Corporate Governance Guidelines, the Board reserves the right to determine, from time to time, how to configure the leadership of the Board and the Company in the way that best serves the Company. The Board specifically reserves the right to vest the responsibilities of Chairman of the Board and CEO in the same or in different individuals. The Board currently has no fixed policy with respect to combining or separating the positions of Chairman of the Board and CEO.

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CORPORATE GOVERNANCE (cont’d)

J. Larry Nichols, who retired as an employee of the Company effective December 31, 2012, serves as Executive Chairman of the Board. John Richels serves as Vice Chairman, President and CEO. Mr. Richels has announced his retirement from the Company effective July 31, 2015, at which time the Board intends to elect Dave Hager, currently the Company’s Chief Operating Officer, to succeed Mr. Richels as President and CEO. Mr. Richels will continue to serve as Vice Chairman of the Board. The current structure fosters consensus building and tactical execution of a Board-approved vision and strategy at the top levels of the Company, which we believe promotes long-term stockholder value. The Board believes this structure is in the Company’s best interest at the present time, however the Board may utilize a different structure in the future should circumstances change.

The Company’s Corporate Governance Guidelines provide that at any time the CEO holds the position of Chairman of the Board, the Board shall appoint an independent Director to serve as the Lead Director. These positions are currently held by different individuals; however, the Chairman is not independent and, as mentioned above, John Hill currently serves as Lead Director.

Director Communication

Any stockholder or other interested party may contact any of our Non-Management Directors, including the Lead Director or Non-Management Directors as a group, by:

•	U.S. mail to the Lead Director or to Non-Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102;

•	calling our Non-Management Directors access line at (866) 888-6179; or

•	sending an email to nonmanagement.directors@dvn.com.

A Management Director may be contacted by:

•	U.S. mail to Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102;

•	contacting the Office of the Corporate Secretary at (405) 235-3611; or

•	sending an email to CorporateSecretary@dvn.com.

All calls or correspondence are anonymous and kept confidential to the extent possible. All such communications, other than advertisements or commercial solicitations, will be forwarded to the appropriate Director(s) for review.

Compensation Committee Interlocks and Insider Participation

During 2014, the Compensation Committee was comprised of four independent Non-Management Directors with no interlocking relationships as defined by the SEC.

Related Party Transactions

The Company maintains a policy concerning “related person transactions” as defined by the SEC. Related persons include the Company’s directors and executive officers and their immediate family members and beneficial owners of more than five percent of the Company’s common stock.

The Board’s Audit Committee considers information about transactions involving related persons. If the transaction at issue involves a member of the Audit Committee, or a family member of a

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CORPORATE GOVERNANCE (cont’d)

member, then that member of the Committee would not participate in discussions. In the event the Committee concludes that a related person has a material interest in any Company transaction, the Committee then reviews the transaction to determine whether to approve or ratify it. Any transaction that meets the monetary threshold under the SEC rules and is determined to have a direct or indirect material benefit to a related party would be disclosed in accordance with SEC rules.

Mr. Nichols’ son-in-law is employed by the Company as an attorney. His total 2014 taxable compensation, including salary, bonus and stock grants was approximately $250,000, which was commensurate with the compensation provided to similarly situated employees of the Company. Mr. Nichols was not involved in the evaluation of his son-in-law’s performance and his son-in-law’s compensation was determined in accordance with the Company’s standard human resources policies and procedures.

Director Compensation for the Year Ended December 31, 2014

Under our Corporate Governance Guidelines, Non-Management Director compensation is determined annually by the Board of Directors acting upon the recommendation of the Governance Committee. Directors who are also employees receive no Director compensation. The following table shows compensation for the following Non-Management Directors for 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Option Awards[2] ($)	All Other Compensation[3]	Total ($)
Barbara M. Baumann	97,000	345,006	0		327,001
John E. Bethancourt	96,000	345,006	0		326,001
Robert H. Henry	105,000	230,001	0	0	335,001
John A. Hill	129,000	230,001	0	2,856	361,857
Michael M. Kanovsky	108,000	230,001	0	0	338,001
Robert A. Mosbacher, Jr.	114,000	230,001	0	0	344,001
J. Larry Nichols	281,000	630,031	0	64,498	975,529
Duane C. Radtke	97,000	230,001	0	0	327,001
Mary P. Ricciardello	118,000	230,001	0	0	348,001

[1]

The dollar amounts reported in this column represent the grant date fair values of the stock awards made to Ms. Baumann and Mr. Bethancourt on January 31, 2014, and to all Non-Management Directors on June 4, 2014, computed in accordance with FASB ASC Topic 718. The assumptions used to value stock awards are discussed in Note 4—Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. As of December 31, 2014, our Non-Management Directors held the following unvested stock awards: Ms. Baumann—5,014; Mr. Bethancourt—5,014; Mr. Henry—4,572; Mr. Hill—4,572; Mr. Kanovsky—4,572; Mr. Mosbacher—4,572; Mr. Nichols—8,415; Mr. Radtke—4,572; and, Ms. Ricciardello—4,572.

[2]

No option awards were made to Non-Management Directors in 2014. As of December 31, 2014, our Non-Management Directors held the following outstanding and unexercised option awards: Mr. Henry—9,000; Mr. Hill—18,000; Mr. Kanovsky—18,000; Mr. Mosbacher—12,000; Mr. Nichols—789,500; Mr. Radtke—9,000; and, Ms. Ricciardello—18,000.

[3]

The dollar amount reported represents the aggregate incremental cost to the Company for personal use of aircraft. The aggregate incremental cost to the Company for personal use of our aircraft is calculated based on our average variable operating costs. Variable operating costs include fuel, engine reserves, maintenance, weather-monitoring, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours our aircraft flew to determine an average variable cost per hour. This average variable cost per hour is then

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CORPORATE GOVERNANCE (cont’d)

multiplied by the hours flown for personal use to determine the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses.

Annual Retainer and Meeting Fees

The following is a schedule of annual retainers and meeting fees for Non-Management Directors in effect during 2014:

Type of Fee	Amount
Annual Retainer to Executive Chairman of the Board	$270,000
Annual Board Retainer to Non-Chairman Directors	$70,000
Additional Annual Retainer to Chairman of Audit Committee	$15,000
Additional Annual Retainer to the Chairmen of Compensation, Governance and Reserves Committees	$10,000
Additional Annual Retainer for Lead Director	$25,000
Additional Annual Retainer to Audit Committee Members	$2,000
Fee for each Board or Committee Meeting attended in person	$2,000
Fee for each Board or Committee Meeting attended via telephone	$1,000

Each Non-Management Director is reimbursed for out-of-pocket expenses incurred while serving as a Director.

Equity Awards

As set forth in the Total Director Compensation Table above, on June 4, 2014 our Executive Chairman was granted a restricted stock award (RSA) having a value of $630,000 and our other Non-Management Directors were granted RSAs having a value of $230,000 under our 2009 Long-Term Incentive Plan (as amended and restated, the “LTIP”). Stock awards to Non-Management Directors are granted immediately following each Annual Meeting. These RSA shares will vest 100% on the first anniversary of the date of grant subject to the Director’s continued service to the Company. Cash dividends on shares of restricted stock are paid at the same times and in the same amounts as on other shares of our common stock.

In January 2014, Ms. Barbara M. Baumann and Mr. John E. Bethancourt were appointed as new Non-Management Directors and were granted RSAs having a value of $115,000 under the LTIP, with the same vesting terms as described above.

Changes to Director Compensation

Effective January 1, 2015, the Board, on the recommendation of the Governance Committee and in consultation with the Committee’s independent compensation consultant based on a study of peers and market trends increased the annual retainer for the Committee Chair of the Compensation, Governance and Reserves Committees to $15,000 and increased the annual retainer for the Audit Committee Chair to $25,000.

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GOVERNANCE COMMITTEE REPORT

The Governance Committee is currently comprised of five independent Directors and operates under a written Charter approved by the Board of Directors. The Governance Committee Charter may be viewed at www.devonenergy.com.

The Governance Committee is responsible for nominating qualified candidates to serve on the Board of Directors and reviewing their qualifications with the Board, taking into account the composition and skills of the entire Board and specifically ensuring a sufficient number of the members of the Board are financially literate. The Governance Committee considers nominees recommended by stockholders and gives appropriate consideration in the same manner as given to other nominees. Stockholders who wish to submit recommendations for director nominees for election at our 2016 Annual Meeting of Stockholders may do so by submitting such nominee’s name in writing, in compliance with the procedures required by our Bylaws, to the Governance Committee of the Board of Directors, Attention: Chairman, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102. Such a recommendation must be received between February 3, 2016 and March 5, 2016 in order to be considered a timely notice. The stockholder’s notice must contain:

•

all information that is required to be disclosed with respect to such person being nominated pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a Director, if elected;

•	the name and address of the stockholder giving the notice and the beneficial owner;

•	the class and number of shares of our stock that are owned beneficially and of record by the stockholder giving the notice and the beneficial owner;

•	whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the stockholder or beneficial owner;

•	a description of all arrangements or understandings between the stockholder giving the notice and any other person or persons (including their names) in connection with the nomination;

•	a representation that the stockholder intends to appear in person or by proxy at the 2016 Annual Meeting to bring such business before the meeting; and

•	an undertaking by the stockholder giving the notice to update the information required to be included in the notice.

The Board takes reasonable steps to ensure that a diverse group of qualified candidates are in the pool from which the nominees for the Board are chosen. The Governance Committee may, at its discretion, seek third-party resources to assist in the process and make final director candidate recommendations to the Board. The Board considered the experience, qualifications, attributes and skills of each of the nominees for Director at the 2015 Annual Meeting. As identified in our Corporate Governance Guidelines, the basic qualifications that the Governance Committee looks for in a Director include such factors as:

•	integrity and accountability;

•	informed judgment;

•	peer respect; and

•	high performance standards.

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GOVERNANCE COMMITTEE REPORT (cont’d)

Following a Director’s election to the Board, the Corporate Governance Guidelines provide for:

•	mandatory retirement at the Annual Meeting immediately following the 73rd birthday of a Director;

•

ownership of Devon common stock equal to five times the Director’s annual retainer to be reached by the end of a five year period after their election along with a holding requirement for those who have yet to meet the ownership requirement;

•	a recommendation that a Director not serve on more than five public company boards in addition to serving on the Company’s Board;

•

“majority voting,” which requires a nominee for Director in an uncontested election to submit an offer of resignation to the Governance Committee within 90 days of the date of the election if the nominee receives a greater number of “withheld” votes than “for” votes. The Governance Committee will then consider all of the relevant facts and circumstances and recommend to the full Board the action to be taken with respect to the offer to resign;

•	approval of the Governance Committee to serve as a director, officer or employee of a competitor of the Company; and

•

notification to the Executive Chairman of the Board and Chairman of the Governance Committee upon the acceptance of a directorship of any other public, private or non-profit company or any assignment to the audit or compensation committees of the board of any public, private or non-profit company.

The Governance Committee also plays a leadership role in shaping the Company’s corporate governance. It periodically undertakes a corporate governance self-assessment, consisting of a thorough review of the Company’s corporate governance practices. The Governance Committee reviews the Company’s practices and best practices followed by other companies to maintain a corporate governance framework for the Company that is effective and functional and that fully addresses the interests of the Company’s stakeholders. The Governance Committee from time to time recommends enhanced corporate governance standards to the Board. The corporate governance standards that have been approved by the Board are reflected in:

•	the Corporate Governance Guidelines;

•	the Charters for each of the Board’s Committees;

•	the Code of Business Conduct and Ethics for all Directors, officers and employees; and

•	the Code of Ethics for the CEO, CFO and CAO.

The standards reflected in these documents implement and strengthen the Company’s corporate governance practices. These documents, and others related to corporate governance, are available at www.devonenergy.com.

With the Company’s fundamental corporate governance practices firmly in place and regularly evaluated, the Governance Committee is prepared to respond quickly to new regulatory requirements and emerging best practices. The Governance Committee intends to continue to require an annual evaluation of the effectiveness of the Board and its Committees to enable the Company to maintain its position at the forefront of corporate governance best practices.

Robert A. Mosbacher, Jr., Chairman

Barbara M. Baumann

John E. Bethancourt

Robert H. Henry

Mary P. Ricciardello

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AUDIT COMMITTEE REPORT

The Audit Committee is currently comprised of four independent Directors. The Board and the Audit Committee believe that the Audit Committee’s current membership satisfies the rules of the NYSE that govern audit committee composition, including the requirement that audit committee members all be independent directors, as that term is defined under the listing standards of the NYSE, and the requirement that at least one member of the Audit Committee is a financial expert. Mary P. Ricciardello currently serves on the audit committees of more than three public companies. Devon owns a majority interest in two of those companies, EnLink Midstream, LLC and EnLink Midstream Partners, LP. Michael M. Kanovsky also serves on the audit committees of more than three public companies. For purposes of complying with the listing standards of the NYSE, the Board has determined that Ms. Ricciardello’s and Mr. Kanovsky’s simultaneous service on the audit committees of more than three public companies do not impair their ability to effectively serve on the Company’s Audit Committee. The Audit Committee operates under a written charter approved by the Board of Directors. The Audit Committee Charter is available at www.devonenergy.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal controls. This system is designed to provide reasonable assurance regarding the achievement of objectives in the areas of reliability of financial reporting, effectiveness and efficiency of operations and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management its internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and the audited financial statements in the Annual Report. This review included a discussion of the quality, and the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

In fulfilling its duties during 2014, the Audit Committee:

•

reviewed with the independent auditors their opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and the effective operation of the Company’s internal controls over financial reporting;

•	reviewed with the independent auditors their judgment as to the quality and the acceptability of the Company’s accounting principles and other matters;

•

discussed with the independent auditors other matters under generally accepted auditing standards, including Statement on Auditing Standards No. 114, the Auditor’s Communication with those charged with governance;

•

discussed with the independent auditors the auditors’ independence, including the matters in the written disclosures and the letter received from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	discussed with the independent auditors the overall scope and plans for their audit; and

•	met with the independent auditors, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting.

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AUDIT COMMITTEE REPORT (cont’d)

Fees to Independent Auditor

Under the terms of its Charter, the Audit Committee has the responsibility to approve the fees paid to the independent auditors. For the years ended December 31, 2014 and December 31, 2013, the following fees were paid to KPMG LLP:

	2014	2013
Audit fees	$3,535,000	$3,338,000
Audit related fees	446,000	1,452,000
Tax fees	85,000	214,000
All other fees	—	342,000
	$4,066,000	$5,346,000

Audit fees included services for the audits of the Company’s financial statements and the effective operation of its internal controls over financial reporting. KPMG LLP also serves as the independent auditors for EnLink Midstream, LLC and EnLink Midstream Partners, LP (collectively, “EnLink”). Fees for the audits of EnLink’s consolidated financial statements for 2014 were $1,750,000 which are not included in the table above.

Audit-related fees consisted principally of fees related to registration statements and for audits of financial statements of certain of the Company’s affiliates and subsidiaries. The audit-related fees for 2013 include fees related to the formation of EnLink, which was consummated on March 7, 2014. Audit-related fees for EnLink for 2014 were $504,000, which are not included in the table above.

Tax fees consisted of tax compliance and tax consulting fees. Other fees relate to a review of certain information technology sourcing initiatives.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditors. The services and fees must be deemed compatible with the maintenance of the auditors’ independence, including compliance with SEC rules and regulations.

All of the 2014 and 2013 audit and non-audit services provided by KPMG LLP were approved by the Audit Committee. The non-audit services that were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditors’ independence, and the Audit Committee determined the auditors’ independence was not impaired.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 that has been filed with the SEC.

Mary P. Ricciardello, Chairman

Barbara M. Baumann

Robert H. Henry

Michael M. Kanovsky

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RESERVES COMMITTEE REPORT

The Reserves Committee is currently comprised of three independent Directors and operates under a charter approved by the Board of Directors. The Reserves Committee Charter is available at www.devonenergy.com. The Reserves Committee oversees, on behalf of the Board, the integrity of the Company’s oil, bitumen, natural gas and natural gas liquids reserves data. Management and our independent engineering consultants have the primary responsibility for the preparation of the reserves reports. In fulfilling its oversight responsibilities, the Reserves Committee reviewed with management the internal procedures relating to the disclosure of reserves in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, having regard to industry practices and all applicable laws and regulations. In fulfilling its duties during 2014, the Reserves Committee:

•	approved Deloitte LLP and LaRoche Petroleum Consultants, Ltd. as the Company’s independent engineering consultants for the year ended December 31, 2014;

•	reviewed with the independent engineering consultants the scope of the annual review of the Company’s reserves;

•

met with the independent engineering consultants, with and without management, to review and consider the evaluation of the reserves and any other matters of concern with respect to the evaluation of the reserves;

•

reviewed and approved any statement of reserves data or similar reserves information, and any report of the independent engineering consultants regarding such reserves to be filed with any securities regulatory authorities or to be disseminated to the public;

•	reviewed the internal procedures relating to the disclosure of reserves; and

•	reviewed the qualifications and independence of the independent engineering consultants prior to their appointment and throughout their engagement.

In reliance on the reviews and discussions referred to above, the Reserves Committee recommended to the Board, and the Board has approved, that the reserves information be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 that has been filed with the SEC.

Michael M. Kanovsky, Chairman

John E. Bethancourt

Duane C. Radtke

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AGENDA ITEM 2.

APPROVE, IN AN ADVISORY VOTE, EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. At the 2011 Annual Meeting you approved our proposal to provide you with this opportunity on an annual basis. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and practices relating to our named executive officers as disclosed in our Compensation Discussion and Analysis, the Summary Compensation Table, and other related tables and narrative disclosure. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2015 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and narrative disclosure.”

This vote, normally called a “say-on-pay” vote, is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The Board will, however, as it has in prior years, take into account the outcome of the vote when considering future compensation arrangements.

Our Board of Directors recommends that stockholders vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

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NAMED EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

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NAMED EXECUTIVE COMPENSATION (cont’d)

Introduction

Purpose of Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) outlines our compensation philosophy and describes the material components of our executive compensation practices and programs for our “named executive officers.” This CD&A also summarizes decisions the Compensation Committee of the Board of Directors (“Committee”) made under these programs and the factors considered in making those decisions. In particular, this CD&A focuses on the decisions the Committee made at its meetings in January 2015 at which the Committee evaluated Company and individual performance for 2014. Compensation for named executive officers is also set forth in the 2014 Summary Compensation Table (“SCT”) and other compensation tables that follow this CD&A.

Named Executive Officers

Our named executive officers for 2014 are the following individuals:

Executive	Position
John Richels	Vice Chairman of the Board of Directors, President and Chief Executive Officer
Thomas L. Mitchell	Executive Vice President and Chief Financial Officer
David A. Hager	Chief Operating Officer
Darryl G. Smette	Executive Vice President, Marketing, Facilities, Pipelines and Supply Chain
Tony D. Vaughn	Executive Vice President, Exploration and Production
Jeffrey A. Agosta	former Executive Vice President and Chief Financial Officer

The compensation objectives, practices, and programs discussed in this CD&A apply to the named executive officers as well as the three Executive Vice Presidents of the Company who were not named executive officers in 2014. In this CD&A, we may refer to this group as “executive officers.” Although Mr. Agosta left the Company in January 2014, SEC rules require us to include him as a named executive officer in this CD&A. The SCT and other tables that follow this CD&A reflect the severance package Mr. Agosta received pursuant to his employment agreement with the Company. Mr. Mitchell joined Devon in February 2014 as the Company’s new Chief Financial Officer.

In December 2014, the Company announced that Mr. Richels will retire as an employee of the Company in July 2015. At the same time, the Board announced Mr. Richels’ election as its Vice Chairman and its expectation that Mr. Richels will continue to serve on the Board following his retirement. The Board also indicated that it expects to appoint Mr. Hager as the Company’s President and CEO effective immediately upon Mr. Richels’ retirement. At its January 2015 meetings, the Committee awarded compensation to Messrs. Richels and Hager based on their 2014, rather than anticipated, positions with the Company.

Executive Summary

2014 Company Performance and Pay Alignment

Since 2010, the Company has transitioned to a liquids-rich (oil and natural gas liquids), higher margin, onshore North American production base. 2014 was transformative for the Company in those continuing efforts. More importantly, Company performance for the year validated those efforts. In

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2014, Devon closed strategic transactions that significantly increased the Company’s light-oil and overall liquids production. The Company also transformed its organizational structures and processes in order to excel in certain key drivers for the Company’s success. These successful strategic shifts were matched by excellent performance on most financial and operational goals and outstanding relative returns for stockholders. With respect to financial and operational goals, the Company met or exceeded most targets. Oil and gas production for the year beat the Company’s goal without compromising performance on environmental, health and safety measures or materially outspending capital expenditure targets.

The Company’s accomplishments in 2014 are illustrated by the following highlights:

Acquisitions and divestitures

•

Acquisitions and performance improvements for acquired assets led to Devon posting a 52% increase in its light-oil production from retained properties as compared to the prior year, growing its proved oil and bitumen reserves to a record 895 million barrels as of December 31, 2014, and shifting the Company’s overall liquids production from approximately 42% in 2013 to 52% in 2014 after taking into account divestitures during the year;

•	Devon realized cash proceeds at the top end of expectations for its significant divestitures; and

•

Devon achieved a significant lift in the value of its midstream assets, with its interest in two NYSE-traded entities (EnLink Midstream Partners, LP and EnLink Midstream, LLC) valued at approximately $7.6 billion as of year-end as compared to a valuation of approximately $4.8 billion for the assets contributed by Devon to EnLink Midstream when the transaction closed in March 2014.

Top-tier performance as an operator in key E&P plays

•	The Company’s success was due in large part to the enhancements of certain crucial organizational structures and processes;

•

Devon created high-caliber technological teams and strategies for the execution of optimal drilling and well performance as evidenced by significant increases in initial production and ultimate recovery rates in several plays; and

•	The changes allowed Devon to exceed the high-end of expected production on the newly acquired Eagle Ford acreage.

Operational and financial goals were met or exceeded

•

Devon’s oil production and total production exceeded the top end of the guidance range for the year and average daily oil production in the fourth quarter of 2014 increased by 48% as compared to the fourth quarter of 2013;

•	Devon exercised capital discipline by spending within the range projected; and

•	Devon’s cash margin per barrel was higher than projected.

The Company generated top-tier performance for its stockholders

•	Devon’s total stockholder return (TSR) for 2014 was in the top one-third of its peer group, and, on a two-year basis, Devon’s TSR was 6th of 15 peer companies;

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•	Devon recorded a positive TSR for the year (an accomplishment matched by only four members of the peer group) in a difficult year for stock price performance in the energy industry as a whole; and

•	Devon’s stock price reached an intra-year high of $80.63, which was approximately 30% above 2013’s closing price.

The table set forth below provides additional detail on the Company’s performance in 2014. The metrics in the table are not only critical to the Company’s near-term performance but also to its prospects for sustainable growth and long-term value creation for the Company and stockholders. The Committee evaluated the Company’s performance on these metrics in connection with awarding performance cash bonuses for 2014.

As reflected in the table, the Committee assigns a separate weighting to each performance measure In order to reflect the relative importance of those areas for the year in light of our philosophy for performance cash bonuses. During its meetings in January 2015, the Committee assigned a performance score of between 0% to 200% for each performance measure, with a score of 100% indicating performance that meets expectations or goals. The Committee aggregates the weighted performance score for each of the measures to arrive at an overall Company performance score. For operational and financial goals, the Committee generally views a 30% or greater shortfall from a goal as the threshold at which a score of no more than 25% may be assigned for the goal, and a 30% or greater outperformance on a goal as maximizing performance such that a score of 200% would likely be assigned for the goal.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Company Performance Scorecard

Measure	Goal	Outcome	Weight	Score	Weighted Score
Improve the Overall Value of Devon’s Asset Portfolio	Successful execution of acquisitions & divestitures (GeoSouthern, EnLink, non-core U.S. assets, and Canadian conventional assets)	Timely and exceptional execution of transactions; proceeds of divestitures exceeded Wall Street’s estimates; value of Devon’s midstream assets contributed to EnLink increased from $4.8B to $7.6B	20%	200%	40.0%
Exploration & Production Productivity Initiatives	Transform organizational structures and processes to maximize performance	Transformation accomplished; E&P productivity improved; performance as well operator was excellent	20%	175%	35.0%
Total Stockholder Return[1]	Top half of the peer group on a 1-year basis	Top one-third of peer group in TSR (5th out of 15); 4th out of 15 when measured based on stock price appreciation alone (i.e., excluding dividends)	15%	150%	22.5%
Oil and Gas Production	237.1 million BOE	245.8 million BOE	10%	125%	12.5%
Total Capital Expenditures	$6.1 billion	$6.2 billion	5%	100%	5%
Pre-Tax Cash Margin per BOE, normalized[2]	$23.12 per BOE	$23.33 per BOE	5%	125%	6.3%
Lease Operating Expenses per BOE	$8.95 per BOE	$9.49 per BOE	5%	75%	3.8%
Oil and Gas Reserves Additions	166.4 million BOE added	146.0 million BOE added	5%	75%	3.8%
Environmental, Health and Safety[3]	Continuous improvement on various measures	Overall performance better than prior year; performed better than industry on vehicle incident rate, spill rate, and lost spill rate	5%	150%	7.5%
Learning and People[4]	Increase number of key positions filled through internal promotion; employee turnover below industry mean	Number of key positions filled internally increased by 3%; turnover was less than industry mean	5%	150%	7.5%
Improve Business Environment	Identify and address risks to Company operations	Identified risks and engaged in successful efforts at community, regulatory and legislative levels	5%	125%	6.3%

2014 Company Performance Score	150%

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[1]	For TSR, the Company is ranked with the 14 peer companies listed under “Use of Peer Groups” on page 49.

[2]	Normalized to control for the effect of currency exchange rates and commodity price fluctuations so that the measure provides an accurate picture of the Company’s operational efficiency.

[3]	Environmental, Health and Safety measures consisted of employee recordable incident rate, contractor recordable incident rate, preventable vehicle incident rate, spill rate, and lost spill rate.

[4]	Learning and People measures the percent of promotional opportunities filled by internal candidates and voluntary attrition rate.

The Company’s 2014 performance score is a reflection that, in spite of the headwinds posed by a challenging commodity price environment for the Company and industry in the final quarter of the year, 2014 was one of Devon’s strongest. By closing strategic acquisitions and divestitures, transforming organizational structures and processes, and executing on key operational and financial measures, the Company delivered superior performance. This success was recognized in the market through Devon’s TSR performance, which was in the top one-third of the peer group for the year.

Based on the quantitative process that includes the scorecard, the Committee awarded performance cash bonuses at 150% of target to Messrs. Mitchell, Hager, and Smette. The Committee awarded performance cash bonuses at 160% and 166% of target to Messrs. Richels and Vaughn, respectively, in recognition of their critical roles in the Company’s superior results on the two performance goals that had been ascribed the greatest weight at the beginning of the year. Mr. Richels’ leadership was instrumental in securing favorable terms for significant acquisitions and divestitures during 2014. Mr. Vaughn oversaw the implementation of the new organizational structures and processes noted in the scorecard. Those efforts resulted in the Company achieving top-quality performance as an operator in the key E&P plays that the Company continues to develop in North America and cultivating high-caliber technological teams and strategies for the execution of optimal drilling and well performance.

In its January 2015 meetings, the Committee also granted long-term incentives (“LTI”) to named executive officers in order to incent the achievement of future goals. Messrs. Richels and Smette were awarded LTI at approximately the same level as the prior year while the Committee increased overall grant values for Messrs. Hager and Vaughn to recognize the continuing expansion of their respective roles during 2014. In his first year of eligibility for an award in connection with the Committee’s performance cycle, Mr. Mitchell received an LTI grant valued at approximately $2.3 million. Finally, the Committee awarded salary increases based on competitive market trends to each named executive officer other than Mr. Richels. Salary increases ranged from 3.5% to 10%. Additional detail on compensation decisions starts on page 39.

Compensation Philosophy and Objectives

Our goal is to be the premier independent oil and natural gas company in North America and to provide our stockholders with top-tier returns over the long-term. To achieve this, we strive to optimize our capital investments to maximize growth in cash flow, earnings, production, and reserves, all on a per debt-adjusted share basis. Performance on these measures, particularly cash flow, has a high correlation to changes in share price over the medium and long term on a per debt-adjusted share basis. To excel on these measures, the Company must exercise capital discipline, maintain a strong balance sheet, invest in oil and gas properties with strong full-cycle returns, balance our production and resource mix between oil, natural gas liquids and natural gas, maintain a low overall cost structure, and establish an appropriate balance between resource capture and resource development.

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This operating strategy requires a compensation philosophy that recognizes near-term operational and financial success as well as decision-making that supports long-term value creation. For these reasons, the Company’s executive compensation program is designed to strike a balance between the near-term and the long-term by providing executive officers annual performance cash bonuses and LTI awards tied to prospective Company performance. Properly allocating these compensation elements is critical in motivating executive officers to carry out our operating strategy. Overall, the value of an executive officer’s total compensation is weighted in favor of long-term incentives in order to focus the officer’s efforts on the long-term performance of the Company and to encourage the executive to remain at the Company.

The objectives of our compensation program are to:

•	attract and retain highly trained, experienced, and committed executives who have the skills, education, business acumen, and background to lead a large and diversified oil and gas business;

•	motivate and reward executives to drive and achieve our goal of increasing stockholder value;

•	provide balanced incentives for the achievement of near-term and long-term objectives, without motivating executives to take excessive risk; and

•	track and respond to developments such as the tightening in the labor market or changes in competitive pay practices.

The primary components of our executive compensation program consist of base salary, the opportunity to receive an annual performance cash bonus, and long-term equity incentive awards. We generally target each component, as well as the aggregate of the components, at approximately the 50th percentile of market compensation comparables within a group of industry peer companies. Individual compensation levels may vary from these targets based on performance, expertise, experience, or other factors unique to the individual or the Company. We also provide retirement and other benefits typical for our peer group.

The Committee emphasizes TSR performance in the executive compensation programs in order to make realizable pay highly dependent on TSR performance over the short and medium-term. When Devon’s TSR underperforms, the structure of Devon’s compensation programs will result in named executive officers generally receiving below target bonuses and lower than average overall compensation compared to executives in similar positions at peer companies because TSR is an important measure for performance cash bonuses and the sole determinant of performance share unit payouts. The converse is true as well: When Devon’s TSR outperforms that of its peers, named executive officers are likely to receive above target pay and higher than average overall compensation compared to executives in similar positions at peer companies. Please see page 46 for a further discussion of realizable pay.

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What Devon Does and Doesn’t Do

Good Compensation Governance Practiced by Devon

•   Award Performance-Based LTI—Since December 2011, the Company has delivered LTI in the form of performance share units tied to TSR (50%) and performance restricted stock tied to a financial metric (50%). No stock options have been awarded over this period.

•   Utilize a Quantitative Process for Performance Cash Bonuses—In determining bonuses, the Committee assigns a score to the Company’s performance on goals set at the beginning of the year. The Committee then calculates a weighted score that determines the amount of any bonuses.

•   Tie Realizable Pay Opportunities to Company Performance—The Committee regularly reviews the realizable pay of the President and CEO and other executive officers in light of Company performance. This has resulted in pay that tracks Company performance.

•   Require Executives to Hold Devon Stock—Board-adopted guidelines establish robust minimum stock ownership levels for our executive officers.

•   Provide for Clawback of Compensation—Pursuant to a Board-adopted policy, the Committee may clawback performance cash bonuses and LTI if the Company is required to restate its financial statements.

•   Interview Executives—On an annual basis, the Committee conducts in-depth, confidential, one-on-one interviews with each executive officer, which is a unique and highly effective tool in the Committee’s oversight of executive compensation programs.

Controversial Compensation Governance Not Practiced by Devon

☒  Enter into Egregious Employment Agreements—The Company does not enter into contracts containing multi-year guarantees for salary increases or non-performance based bonuses or equity compensation.

☒  Provide Tax Gross-Ups—Employment agreements do not obligate the Company to make tax gross-up payments in the event of a change in control of the Company.

☒  Allow Excessive Severance Benefits and/or Liberal Change-in-Control Payments—Employment agreements do not require cash payments exceeding three times base salary plus target/average/last paid bonus; no liberal change-in-control definition; no cash severance payments without job loss.

☒  Allow Speculation on Our Company’s Stock—Company policy prohibits our executives from engaging in short-term or speculative transactions involving our common stock.

☒  Reprice or Replace Underwater Options—The Company does not reprice or replace underwater stock options.

☒  Permit Abusive Perquisites Practices—Perquisites made available to our executives are limited.

Response to Stockholder Feedback

The Committee continually evaluates the Company’s executive compensation programs and monitors stockholder sentiments. As in prior years, Company management engaged in discussions with many stockholders on a variety of topics during 2014, including executive compensation and its tie to Company performance. In each of the past few years, this process has resulted in the Committee implementing changes to the Company’s executive compensation programs. Although the Committee

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noted that 90% of the votes cast at Devon’s 2014 Annual Meeting were in favor of the Company’s compensation, the Committee continued to refine the executive compensation programs by implementing the following changes:

•

The most recent LTI granted by the Committee will not vest immediately upon a change in control of the Company. Instead, accelerated vesting of the LTI will only arise if a named executive officer is terminated without cause following a change in control (i.e., a second “trigger” for vesting).

•

Existing guidelines for stock ownership by executive officers were revised to increase the ownership level for the Company’s President and CEO and to add a holding requirement for executive officers who have yet to reach their minimum ownership level. More specifically,

–	the Company’s President and CEO will now be required to own shares of common stock with a value of at least six times his base salary; and

–

executive officers who have not met the minimum ownership level will now be required to hold at least one-half of the shares of Devon common stock received from awards (subject to adjustment for taxes) until minimum ownership levels are achieved.

Highlights of executive compensation program changes over the past few years include the following:

Source for Detail	Change in Compensation Practice
2014 Proxy Statement

•   The Board, at the Committee’s recommendation, adopted a clawback policy.

•   The cumulative effect of a series of modifications to the annual performance cash bonus process resulted in the CD&A providing additional details on the specific goals and weightings assigned to performance measures and the bonus process overall.

•   Conditions for performance share units were adjusted to require superior relative TSR in order to yield payout at target level.

2013 Proxy Statement

•   Pre-set Company performance measures used in determining annual cash bonuses were assigned specific weightings.

•   All LTI awarded was performance based and delivered in the form of performance share units tied to TSR (50%) and performance restricted stock tied to a financial metric (50%). No stock options were awarded in 2012 or any following year.

2012 Proxy Statement

•   Annual cash bonuses and LTI were re-designed to be performance-based compensation and eligible for tax deduction under IRS Section 162(m) (subject to certain approvals that have now been obtained).

•   Employment agreements were amended to eliminate tax gross-up payment obligations.

Compensation Decisions for 2014

Overview of Pay Decisions

We believe that the proportion of any employee’s total direct compensation that varies based on performance should increase as the scope of an employee’s ability to influence our results increases. Since executive officers have the greatest influence over our results, a significant portion of their overall compensation consists of performance cash bonuses and long-term incentive awards that vary

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based on performance. This practice is consistent with norms in the oil and gas industry. As illustrated below, compensation decisions made by the Committee at its January 2015 meeting resulted in awards heavily weighted in favor of components subject to performance-related variability with cash bonuses and LTI representing approximately 89% of the estimated value of total direct compensation awarded to our President and CEO and approximately 84% for all other named executive officers (excluding the Company’s former CFO).

Each year, the Committee refers to the following factors in considering any compensation decisions for the named executive officers:

•	Company performance in relation to goals pre-approved by the Committee and the Board of Directors, including the Company’s TSR performance as compared to peers;

•	each named executive officer’s individual performance during the year, including the performance of the business or organizational unit for which the officer is responsible;

•	our compensation philosophy;

•	confidential interviews individually conducted by the Committee with each executive officer;

•	input from the Compensation Consultant (defined below);

•	the Committee’s own review of competitive market data; and

•	the President and CEO’s recommendations (as applicable).

With specific compensation elements, the Committee may supplement its analysis with reference to other factors.

Base Salary

A competitive base salary is vital to ensure that we employ executives who have a combination of business acumen, significant industry experience, and longevity with the Company. In order to attract and retain such executives, their base salaries must be competitive with the base salaries of executive officers in similar positions at peer companies. Competitive base salaries coupled with a weighting of the overall compensation package toward pay that varies based on performance allows the Company to compete effectively.

In addition to the factors the Committee generally considers with any compensation decisions, the Committee took the following factors into account at its January 2015 meeting when evaluating whether to adjust the salaries of named executive officers:

•	the scope of responsibility, experience, and tenure of each named executive officer, and the development plans for, and potential to take on greater or different responsibilities of, the officer; and

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•	the relative pay for different officers within the Company.

Based on the foregoing, the Committee determined that salary increases were warranted for certain named executive officers because their salaries would fall behind the market target of the 50th percentile in the near future if no changes were made. The Committee approved the President and CEO’s recommended salaries for named executive officers (other than himself), which resulted in increases ranging from 3.5% to 10%. The Committee determined that Mr. Richels’ salary met the Committee’s objectives and made no change.

The referenced salary changes took effect on February 7, 2015. Please note that the SCT’s entries for “Salary” reflect the salaries received by the named executive officers during 2014. The footnotes that accompany the SCT provide additional information on salaries for 2014.

Annual Performance Cash Bonus

The Committee believes that performance bonuses awarded to executives should reflect the near-term financial, operating, and strategic performance and current decision-making that affects long-term stockholder value. To achieve this, the Committee utilizes a bonus determination formula that establishes a pre-determined bonus target for each executive officer based on a percentage of his base salary. For 2014, bonus targets for named executive officers ranged from 100% to 135% of base salaries depending on industry norms for the relevant officer position. Actual bonus payouts depend on the Company’s performance in relation to structured and measurable goals approved by the Board and individual contributions to these goals. Because success in the oil and gas industry requires continuous execution on multiple fronts in order to increase stockholder value, the Company’s goals cover a number of both quantitative and qualitative areas, such as delivering stockholder returns and growing our oil and gas production and reserves.

This process supplements the cash bonus eligibility approvals that the Committee makes at the start of each year for purposes of establishing a bonus pool from which actual bonus payouts are made. The Committee’s practice is to establish a bonus pool that may provide bonuses between zero and 200% of the aggregate target bonus amount for executive officers. Unless the Company achieves extraordinary performance on all goals, the Committee will not award bonuses that approach the top of this range.

At its January 2015 meeting, the Committee awarded compensation commensurate with the superior overall performance of the Company reflected by results on the performance scorecard. In assessing 2014 performance, the Committee scored the Company highest on two key strategic measures: improvement of the Company’s asset base and transformation of the Company’s organizational structure and processes. The Committee noted the Company’s improved relative TSR for the year, which outperformed the goal of recording TSR in the top half of the peer group. The Company also executed on its 2014 business plan by posting results that met or exceeded most operational and financial goals. Please refer to the performance scorecard and related discussion on page 35 for additional detail on the performance assessment process.

While the bonus award process is highly structured and makes use of metrics and formulas, the Committee maintains the authority to adjust the amount of performance cash bonuses determined through the scoring process by no more than 25% in order to recognize critical performance factors that may not have been fully taken into account in calculating the Company performance score. As previously mentioned, with the exception of Messrs. Richels and Vaughn, the Committee awarded

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2014 annual performance bonuses equivalent to 150% of each named executive officer’s target bonus amount. For Mr. Richels, the Committee awarded a bonus of approximately 160% of target in recognition of his leadership in the Company’s strategic asset repositioning. In the case of Mr. Vaughn, the Committee awarded a bonus of approximately 166% of target due to his role in the transformation of the Company’s existing organizational structures and processes. Through the scoring process, the Committee arrived at performance cash bonuses for 2014 that were less than the level of the bonus pool provided for through the cash bonus eligibility approvals that the Committee made at the start of the year under the Company’s 2012 Incentive Compensation Plan.

The following table outlines the calculations made for the performance cash bonuses awarded for 20141:

Executive	2014 Salary[2]		Performance Bonus Target		Company Performance Score		Process Determined Bonus Amount	Actual Award Amount
John Richels	$1,456		135%		150%		$2,948	$3,145
Thomas L. Mitchell	$550		100%		150%		$825	$825
David A. Hager	$900	X	100%	X	150%	=	$1,350	$1,350
Darryl G. Smette	$720		100%		150%		$1,080	$1,080
Tony D. Vaughn	$650		100%		150%		$975	$1,080

[1]	All dollar amounts in thousands.

[2]	Annualized base salary in effect as of December 31, 2014.

Please note that the SCT’s entries for “Non-Equity Incentive Plan Compensation” in 2014 reflect the annual performance cash bonuses listed under the column “Actual Award Amount” above.

Long-Term Incentives

A key element of our compensation program is to reward executive officers for long-term strategic accomplishments and enhancement of long-term stockholder value through equity-based incentives that vest over an extended period of time. Long-term incentive compensation plays an essential role in attracting and retaining executive officers and aligns their interests with the long-term interests of our stockholders.

In analyzing the value and type of long-term incentives to award to our named executive officers, the Committee referred to the factors it generally considers for compensation decisions and also took the following additional factors into account:

•	incentive awards for others in the organization; and

•	the impact of awards on the Company’s share dilution levels.

As with its other most recent grants of LTI, the Committee determined in its January 2015 meeting that the creation of stockholder value would be promoted by linking all long-term incentives awarded in the year to Company performance. Accordingly, the two types of long-term incentives granted to named executive officers—performance restricted stock and performance share units—only vest if certain levels of performance are achieved. The Committee again elected not to grant any stock options.

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The following table describes the long-term incentives granted to named executive officers in early 2015:

LTI Framework

Type of LTI Award	Purpose	Additional Background and Detail
Performance Restricted Stock (PRS)

PRS encourages executives to work toward achievement of a pre-set financial metric. For PRS awards made in early 2015, the Company must attain cash flow before balance sheet changes[1] of at least $4 billion in 2015 in order to vest.

•  Tying PRS to a financial metric is designed to promote tax efficiency in awarding compensation to named executive officers.

•  Shares only vest if the Company meets the pre-set financial metric.

•  If the metric is achieved, shares will vest 25% per year over four years. If the metric is not achieved, the grant will be forfeited.

•  The use of a relatively short-term financial metric coupled with a long-term vesting schedule incentivizes Company performance for the year while promoting long-term retention of the executive officer.

Performance Share Units (PSU)	PSU encourages executives to make decisions and take actions that promote mid-term stockholder return.

•  Executives may earn between 0 and 200% of the shares underlying the grant based on the Company’s TSR relative to companies in the peer group over a three-year performance period (January 1, 2015 through December 31, 2017).

•  Payout will be determined as of the end of the performance period based on actual TSR performance over the period. The following grid details the relationship between relative performance and payout levels.

•  If the Company’s TSR outperforms that of its peers, executives may earn the targeted number of shares (100%) or more. If the Company’s TSR is at or below median as compared to peers, executives earn fewer shares than targeted with the potential for no payout.

	The Company’s TSR against its peers[2]	Payout percent of shares underlying grant
	1-3	200%
	4	175%
	5	150%
	6	125%
	7	100%(target)
	8(median)	90%
	9	80%
	10	70%
	11	60%
	12	50%
	13-15	0%

[1]

Cash flow before balance sheet changes is calculated as cash generated from operating activities over the applicable period absent the effect of changes in working capital and long-term assets and liabilities over the same period.

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[2]

The Company and the 14 peer companies listed under “Use of Peer Groups” on page 49 constitute the 15 companies whose TSR will be ranked from highest to lowest to determine share payout under PSU grants.

Our review of peer data conducted in 2014 indicated that the value of long-term incentives awarded to the named executive officers in 2014 was generally consistent with the Company’s market objective of the 50th percentile of the peer companies. For 2015 awards, the Committee also targeted the 50th percentile.

During its meeting following year end, the Committee approved the grants set forth in the table below. For the performance restricted stock award, the Committee used the same performance target as the prior year. The performance share unit awards granted in 2015 are structured substantially the same as those granted in 2014 except for the changes in the peer group noted on page 50. Named executive officers will not receive an above-target payout unless stockholders achieve positive returns over the same period. Awarding LTI conditioned upon specific performance criteria preserves the potential tax deductibility of the awards by the Company.

Long-Term Incentives Granted in 20151

Executive	Item[2]	Performance Restricted Stock[3]	Performance Share Units[3]
John Richels	Shares	70.120	70.100
	Value	$4,500	$4,499
Thomas L. Mitchell	Shares	17.920	17.900
	Value	$1,150	$1,149
David A. Hager	Shares	33.500	33.480
	Value	$2,150	$2,149
Darryl G. Smette	Shares	17.920	17.900
	Value	$1,150	$1,149
Tony D. Vaughn	Shares	19.480	19.460
	Value	$1,250	$1,249

[1]

For each named executive officer, the Committee first determines the total value of long-term incentives to be awarded then divides the total value approximately equally between performance restricted stock and performance share units. The Committee used the face-value method (value divided by grant date closing price) in valuing performance restricted stock and performance share units. Based on share rounding conventions approved by the Committee, grants were in whole shares and approximately $1,000 below the maximum value authorized by the Committee for each named executive officer.

[2]	Share and value amounts in thousands.

[3]

In accordance with applicable accounting requirements, we use a different valuation method in the SCT (in this case, a Monte Carlo simulation) for performance share units than in this table. The Monte Carlo simulation for the performance share units, when valued for purposes of inclusion in next year’s SCT as compensation for 2015, will assign a higher per unit value than the closing price for the Company’s stock as of the grant approval date.

In making its award decisions, the Committee noted the Company’s achievement of key goals in 2014 and the leadership the executive team exhibited with the Company’s strategic repositioning during the year. Based on the foregoing, the Committee determined it would be appropriate to award LTI to the named executive officers at approximately the same value as last year with some minimal variation. With the grants for Messrs. Richels and Smette, the Committee rounded down from last year’s grant date fair value. The Committee made modest increases in the LTI grants for Messrs.

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Hager and Vaughn in recognition of the on-going expansion of their respective roles within the Company. The Committee determined that Mr. Mitchell merited an LTI grant at approximately the 50th percentile of executives in like positions at peer companies.

The SCT’s “Stock Awards” entries in 2014 reflect annual LTI grants approved by the Committee in January 2014. For Mr. Mitchell, the entry also includes an LTI award he received upon joining the Company. For additional information about grants for 2014, please refer to the SCT and accompanying footnotes.

Snapshot Comparison of Compensation Decisions Made for 2014 and 2013 Company Performance

Pursuant to the Committee’s compensation cycle, the Committee in January 2015 (1) set base salaries for the duration of 2015, (2) awarded a cash bonus for 2014 performance, and (3) granted long-term incentives. In accordance with SEC guidance, the base salary and long-term incentives will appear in next year’s SCT as compensation for 2015 whereas the cash bonus will be reported in this year’s SCT as compensation for 2014. As part of its deliberations each year, the Committee compares the current year’s preliminary pay calculations to the prior year’s compensation outcomes. The review identifies the elements of our named executive officers’ compensation that are awarded based on the Company’s performance for the prior year and typically de-emphasizes elements that are not tied to Company performance or that may be subject to factors outside the control of the Committee, such as actuarial estimates used in calculating pension values for purposes of the SCT and other required tables.

The table below illustrates the difference in pay awarded by the Committee in its January meetings in the past two years. The table reflects the Committee’s decision to reward the Company’s strong performance in 2014 and the Committee’s view that the named executive officers played a significant role in the success.

Comparison of Total Direct Executive Pay Compensation Decisions Made in Context of 2014 Performance Compared to 2013 Performance[1]
Executive	Year	Base Salary Rate[2]	Performance Cash Bonus [3]		Value of Annual LTI Grant[4]	Total Direct Pay	2014 Compared to 2013
			$	% of Target[6]
John Richels	2014	$1,456	$3,145	160%	$8,999	$13,600	increase of 7.3%
	2013	$1,456	$1,890	100%	$9,328	$12,674
Thomas L. Mitchell[5]	2014	$610	$825	150%	$2,299	$3,734	N/A
David A. Hager	2014	$945	$1,350	150%	$4,299	$6,594	increase of 11.5%
	2013	$900	$870	100%	$4,125	$5,915
Darryl G. Smette	2014	$745	$1,080	150%	$2,299	$4,124	increase of 8.7%
	2013	$720	$689	100%	$2,385	$3,794
Tony D. Vaughn	2014	$715	$1,080	166%	$2,499	$4,294	increase of 19.8%
	2013	$650	$550	100%	$2,385	$3,585

[1]	All dollar amounts shown in thousands.

[2]	The column reflects the base salary rate determined at the Committee meeting following year end.

[3]	Bonus targets are set as a percentage of base salary in effect as of year-end. Please refer to the section titled “Performance Cash Bonuses” for additional information about the process for 2014.

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[4]

All amounts calculated using the face-value method (value divided by the closing price of the Company stock as of the grant approval date). 2013 grants were made in February 2014; 2014 grants were made in February 2015.

[5]	Mr. Mitchell joined the company in February 2014. Therefore, we have not provided a year-over-year comparison.

[6]	The bonus target for Mr. Richels is 135% of his prior year’s salary. The bonus target for other named executive officers is 100%.

Effect of Company Performance on President and CEO Realizable Pay

Pay Alignment for Devon and the Peer Group

The chart set forth below illustrates the degree of alignment between CEO pay and TSR performance for the Company and the peer group. For each company, the chart plots, (a) on a vertical axis, the estimated realizable pay of its CEO by reference to the latest three reported years of awarded compensation and the estimated value of those awards as of June 30, 2014 as compared to the realizable pay of the overall group and, (b) on a horizontal axis, its TSR from December 31, 2010 to June 30, 2014 as compared to the median TSR of the overall group. Companies with pay-for-performance alignment appear in either the upper-right (“Performed Better/Higher Realizable Pay”) or lower-left (“Performed Worse/Lower Realizable Pay”) quadrants of the chart.

The Company is in the lower-left quadrant of the chart: Its cumulative TSR for the period was below the median, but the President and CEO’s compensation also fell below the median. The chart supports the conclusion that the compensation opportunities awarded by the Committee have aligned our President and CEO’s realizable compensation with the Company’s relative TSR performance over the same period of time.

Industry Alignment of CEO Pay and Stockholder Returns for Three Years

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[1]

Pay consists of base salary, cash bonus and long-term incentives. The chart reflects the most current pay data available as of December 31, 2014. In most cases, pay data had not been published and pay had not been awarded for all of 2014.

[2]	TSR is for the period December 31, 2010 to June 30, 2014.

[3]

The chart omits three members of the peer group because their respective CEO pay packages lack comparability to the other companies. In two cases, the companies are headquartered outside the United States, and the third company had two different CEOs during the period.

Alignment of Realizable Pay with Performance

The following chart demonstrates that the executive compensation programs are meeting one of their key objectives: Company TSR performance, especially relative to peer companies, significantly impacts the realizable compensation of our President and CEO. As shown below, the President and CEO’s realizable pay for the past three years ending December 31, 2014, was, in aggregate, 2% less than target. Even though Devon has achieved TSR superior to most peers since 2012, the Company’s underperformance in 2012 brought the three-year aggregate President and CEO pay below target. This underscores that the Committee’s emphasis on relative TSR as a key metric for performance cash bonuses and performance share units over the past three years has made target level pay unachievable for the President and CEO without consistently superior TSR performance by the Company relative to peers. The Committee believes this analysis serves as the best measure of the alignment between pay-for-performance and the creation of stockholder value rather than a theoretical analysis based on targets or less tangible measures.

Notes:

All dollar amounts shown in thousands.

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Amounts shown for each “Target” column reflect the compensation decisions made by the Committee at its annual meetings in December 2011 (labeled “2012 Pay”), November 2012 (labeled “2013 Pay”), and January 2014 (labeled “2014 Pay”), the results of which are disclosed by the Company in the proxy statements for the Company’s 2012, 2013 and 2014 annual meetings. For each column, the amounts reflect the aggregate grant date fair values of LTI awarded by the Committee at the meeting plus the base salary and targets for performance cash bonuses set for the following year.

Amounts shown in the “Realizable” column aggregate actual payouts and/or value achieved based on the targets. For any LTI, the column (i) reflects the vesting date value of any LTI that has already vested, and (ii) values any outstanding or unvested LTI as of December 31, 2014. For (ii), values are only a projection of a payout based on performance to date; until the relevant performance period has ended, the actual payout will not be set. Stock options granted in 2011 reflect no realizable value since none of the options have been exercised, and the strike price for the options is higher than the December 31, 2014 closing price of the Company’s stock.

“% TSR Change” covers, (a) for the first column, the period from December 31, 2011 to December 31, 2014, (b) for the second column, the period from December 31, 2012 to December 31, 2014, and (c) for the third column, the period from December 31, 2013 to December 31, 2014.

“% Difference between Realizable and Target Pay” reflects the difference, expressed as a percentage of “Target,” between “Target” and “Realizable” pay as of December 31, 2014 for each respective column.

Compensation Process Background

The Committee is responsible for and directs the process of reviewing and determining compensation for named executive officers. The Committee retains an external compensation consultant to provide assistance with the process. The roles of the Committee and the compensation consultant, which include the development of a peer group in order to compare our executive officers’ compensation, are further described in the following sections.

Role of the Committee

The Committee establishes our executive compensation philosophy and administers the overall executive compensation program. The Committee operates under a written charter approved by the Board of Directors, a copy of which is available at www.devonenergy.com.

Each year, the Committee conducts an individual, in-depth, confidential interview with each executive officer to discuss the officer’s analysis of the Company’s overall performance for the year, performance within the officer’s area of responsibility, and any issues or concerns regarding the Company’s operations. We believe this is a unique and highly effective tool in the Committee’s oversight of the executive compensation process. In addition, the President and CEO discusses with the Committee his evaluation of each executive officer’s performance, role, development, and potential to take on greater or different responsibilities. The President and CEO also provides compensation recommendations to the Committee for executive officers (other than himself).

The Committee considers the various factors described in this CD&A, including its interviews with executive officers and the President and CEO’s evaluations of each executive officer’s performance

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and, in a closed session without the President and CEO present, the Committee sets the President and CEO’s compensation. The Committee then determines whether to approve the compensation recommendations provided by the President and CEO for the other executive officers.

Role of the Compensation Consultant

For the 2014 compensation process, the Committee retained Meridian Compensation Partners, LLC (the “Compensation Consultant”) as its external compensation consultant. The Compensation Consultant evaluated the competitiveness of our programs and assisted with executive compensation program design. The Committee has the final authority to hire and terminate the Compensation Consultant, and the Committee annually evaluates the performance of the Compensation Consultant.

In selecting its consultant, the Committee considers factors that could affect the consultant’s independence, including whether the consultant provides services to the Company other than under its engagement by the Committee and the other factors set forth in the Committee’s charter. Based on this review, the Committee is confident that no conflicts of interest influence the work of the Compensation Consultant in its review of executive compensation.

Use of Peer Groups

To successfully compete for executive talent, the Committee, working with the Compensation Consultant, annually compares the compensation of our executive officers to the compensation of similarly situated executives at peer companies with business operations focused on exploration and production of oil and gas. In establishing a peer group, the Committee primarily seeks companies with asset and market values similar to the Company. The Committee also considers enterprise values, calculated as market value plus net long-term debt and preferred stock, of the companies. The Committee believes these metrics are appropriate for determining peers because they provide a reasonable point of reference for comparing executives with similar positions and responsibilities. At the time the Committee approved the peer group for 2014, the Company was positioned between the 50th and 75th percentiles of the peer group on each of these metrics, which indicates that Devon is in general larger than most of its peers.

The approved peer group for 2014 consisted of the 14 companies listed below.

Anadarko Petroleum Corporation

Apache Corporation

Chesapeake Energy Corporation

ConocoPhillips

EnCana Corporation

EOG Resources, Inc.

Hess Corporation

Marathon Oil Corporation

Murphy Oil Corporation

Newfield Exploration Company

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Noble Energy, Inc.

Occidental Petroleum Corporation

Pioneer Natural Resources Company

Talisman Energy Inc.

The Committee’s peer group analysis consists of all components of total direct compensation, including base salary, annual bonus, and long-term incentives. The Compensation Consultant collected and summarized compensation data from the proxy statements of the peer group companies and the Compensation Consultant’s proprietary databases.

For the 2015 peer group, the Committee has replaced Newfield Exploration Company and Talisman Energy Inc. with Continental Resources, Inc. and Concho Resources Inc. in order to better align the peer group with the objectives outlined above.

Tally Sheet Review

The Committee annually reviews tally sheets for executive officers that include all elements of compensation, including potential payments under various termination scenarios. Tally sheets allow the Committee to evaluate compensation elements individually and collectively. Please refer to the tables that follow this CD&A for additional information.

Succession Planning

The Company has a robust succession planning process to ensure the development of executive talent for the near and long term. The process and progress are reviewed with the Committee and the Board on an annual basis. The recent announcement that the Board expects to name Mr. Hager as the Company’s President and CEO upon Mr. Richels’ retirement reflects the efforts in this area.

Additional Compensation Information

Retirement Benefits

Our named executive officers are entitled to participate in the following retirement benefits:

•	a qualified 401(k) Plan with a Company match of up to 6%;

•

a nonqualified Deferred Compensation Plan that allows eligible employees to defer cash compensation beyond the limits placed on the 401(k) Plan by the Internal Revenue Code and permits the Company to contribute a match to the extent that the match available under the qualified 401(k) Plan is limited;

•

a qualified Defined Benefit Plan that provides annual retirement income of 65% of final average compensation (i.e., the average of the highest three consecutive years’ compensation from salary and cash bonuses out of the last 10 years), less any benefits due to the participant under Social Security, times a fraction, the numerator of which is credited years of service up to a maximum of 25 and the denominator of which is 25; and

•

a nonqualified defined benefit plan (the Supplemental Retirement Income Plan or SRIP) that, among other things, provides retirement benefits calculated without certain limitations applicable to the Defined Benefit Plan, accrues over 20 years of service (rather than the 25

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years applicable to the Defined Benefit Plan), includes a five-year vesting schedule, and allows for payments in a lump sum upon a change in control of the Company.

Messrs. Mitchell and Hager joined the Company after our Defined Benefit Plan was closed to new participants. In lieu of participating in the Defined Benefit Plan and the SRIP, they are eligible to participate in the enhanced defined contribution structure of the 401(k) Plan and receive a Company retirement contribution to their 401(k) accounts equal to 8% of compensation. They are also eligible to participate in additional nonqualified defined contribution plans in lieu of participating in the SRIP.

For additional information on the Defined Benefit Plan, the SRIP, and the defined contribution plans as well as the present values of the accumulated benefits of our named executive officers under each plan, please refer to the Pension Benefits for the Year Ended December  31, 2014 section on page 62 and the Nonqualified Deferred Compensation Plan in 2014 section on page 66.

Other Benefits

The limited perquisites made available to our executives are listed in detail in the “All Other Compensation” table on page 56. Personal use of aircraft by executives on a limited basis is allowed as approved by the President and CEO. The Committee reviews the personal use of aircraft on an annual basis and has noted that the use has been minimal and less than that of other companies in our peer group.

Post-Termination or Change-in-Control Benefits

We maintain employment agreements with each of our named executive officers. These agreements provide each named executive officer certain additional compensation if his employment is involuntarily terminated other than for cause or if the executive voluntarily terminates his employment for “good reason,” as those terms are defined in the relevant agreements. Also, in these situations, the applicable named executive officer fully vests in any unvested long-term incentive awards.

If a named executive officer is terminated within two years of a change in control, the executive is also entitled to an additional three years of service credit and age in determining entitlement to retiree medical benefits and SRIP benefits (or with respect to the nonqualified defined contribution plan in which Messrs. Mitchell and Hager participate, an additional three years of contributions by the Company). The employment agreements do not include “gross-up” provisions that obligate the Company to pay an additional amount to the named executive officer if his benefits under the employment agreement or any other Company arrangement are subject to the tax imposed on excess parachute payments by Section 4999 of the Internal Revenue Code.

Employment agreements with post-termination and change-in-control benefits are typical in the oil and gas industry and necessary in order to compete for executive talent. Please refer to the Potential Payments Upon Termination or Change-in-Control section on page 68 for more information.

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Stock Ownership Guidelines

Ownership of our stock by our executives aligns their interests with the interests of our stockholders. Accordingly, the Board of Directors maintains stock ownership guidelines that require each executive officer who has served in such capacity for at least five years to own shares of common stock at least equal in value to a multiple of his base salary. The guidelines establish the following minimum ownership levels:

Officer Title	Share Ownership Expectation as Multiple of Base Salary
President and CEO	Six times base salary
Chief Operating Officer	Four times base salary
Executive Vice Presidents	Three times base salary

The guidelines require an executive officer to maintain ownership of at least one-half of the shares of Devon common stock received through equity-based awards from the Company (net of taxes) until the officer meets his or her ownership requirement.

As of March 31, 2015, the named executive officers employed by the Company held stock in excess of the levels required in the guidelines. Mr. Mitchell, who joined the Company in February 2014, has met the required ownership level by continuing to hold at least one-half of the shares of Devon common stock he has received through equity-based awards from the Company. Our executives have historically maintained share ownership levels well above our guidelines. For purposes of calculating share ownership levels, the Board includes (i) shares owned directly by the officer and his immediate family members who share the same household, (ii) shares owned beneficially by the officer and his immediate family members residing in the same household, and (iii) unvested restricted stock for which any performance conditions have been met.

The Company also has a policy that prohibits our personnel from engaging in short-term or speculative transactions involving our common stock. This policy prohibits trading in our stock on a short-term basis, engaging in short sales, buying and selling puts and calls, and discourages the practice of purchasing the Company’s stock on margin.

For additional detail on the stock owned by our named executive officers, please refer to the Security Ownership of Management table on page 75.

Compensation Program and Risk-Taking

Our executive compensation program is designed to provide executive officers incentives for the achievement of near-term and long-term objectives, without motivating them to take unnecessary risk. As part of its review of the impact of the Company’s compensation programs, including its executive compensation program, on the Company’s risk profile and risk management, the Committee noted the following factors that discourage the Company’s executives from taking unnecessary or excessive risk:

•	the Company’s operating strategy and related compensation philosophy;

•	the effective balance of our compensation program between cash and equity mix, near-term and long-term focus, corporate and individual performance, and financial and non-financial performance;

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•	a multi-faceted approach to performance evaluation and compensation that does not reward an executive for engaging in risky behavior to achieve one objective to the detriment of other objectives; and

•	significant executive stock ownership pursuant to our stock ownership guidelines.

Based on this review and discussion, the Committee believes that the compensation programs, including the executive compensation program, do not encourage employees to take unnecessary or excessive risk.

Policy for Recovery of Compensation (Clawback Policy)

The Board has a policy that provides for the recovery of bonuses, incentives and equity-based compensation awarded to executive officers under certain circumstances (the “Clawback Policy”). In the event of a restatement of the Company’s financial statements that leads to a revision of one or more performance measures on which was based a performance cash bonus or other incentive compensation, the Committee may require reimbursement or forfeiture of all or a portion of any bonus or incentive compensation subject to the Clawback Policy.

Consideration of Tax Implications

Section 162(m) of the Internal Revenue Code disallows, with certain exceptions, a federal income tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer or any other named executive officer except the Chief Financial Officer. One exception applies to “performance-based compensation” paid pursuant to stockholder approved employee benefit plans (essentially, compensation that is paid only if the individual’s performance meets pre-established objective performance goals using performance measures approved by our stockholders).

As part of the Company’s 2012 Annual Meeting, the Company’s stockholders approved (a) the Company’s 2012 Incentive Compensation Plan and (b) the amendment and restatement of the Company’s 2009 Long Term Incentive Plan. In each case, the plans adopted and approvals obtained were designed, in part, to assure that certain bonuses paid and equity awarded under the respective plans would qualify as performance-based compensation. Accordingly, the Company expects that recent cash performance bonuses and any shares that vest pursuant to LTI awards with performance criteria will qualify as performance based and thereby preserve the Company’s ability to treat the awards as compensation expense for tax purposes. Notwithstanding, the Committee believes that stockholder interests are best served by allowing the Committee to retain the discretion to structure, determine, and approve the payments and awards under our compensation program even if those decisions could result in non-deductible compensation under certain circumstances or in future years.

Due to the precipitous drop in energy prices in the fourth quarter of 2014 and early 2015, Devon expects that many energy companies will decrease performance targets under compensation plans. Devon, on the other hand, has maintained the same measures and targets for LTI awarded in 2015 as the prior year and the same tax qualification performance measures for cash bonuses for 2015 as the prior year.

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Change in Pension Value

By SEC rule, the Company’s SCT must attribute a value to the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” for each named executive officer. This value is included in the calculation of the “Total” compensation listed for each named executive officer. For 2014, the values reported for the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” are significant.

The calculation of “Change in Pension Value and Nonqualified Deferred Compensation Earnings” includes various components. In the table below and accompanying footnotes, we itemize the values attributable to each component and explain the factors that materially impacted the calculations for 2014. For 2014, the components that contributed the most to the changes were the components over which the Company and Committee have no control. As reflected in the table below, a decrease in the rate applied to convert the future payments under the pension to a present value—i.e., the “discount rate”—had the single greatest effect on “value” (over $3,000,000 in Mr. Richels’ case), yet the Company and the Committee have no control over the prevailing U.S. interest rates that are utilized in the calculation. Similarly, the Company has no control over the change in mortality assumptions that produced the significant increases in values illustrated in the “Mortality Table” column below. Conversely, named executive officer pay—a component that the Committee clearly influences—did not produce any change in values.

Change in Pension Value by Component[1]
Name	2014 Compensation ($)	Company Service and Age ($)[2]	Mortality Table ($)[3]	Discount Rate ($)[4]	Total
John Richels	-	$2,661	$974	$3,093	$6,728
Thomas L. Mitchell[5]	-	-	-	-	-
David A. Hager[5]	-	-	-	-	-
Darryl G. Smette	-	($289)[6]	$388	$951	$1,050
Tony D. Vaughn	-	$431	$159	$665	$1,255

[1]	All dollar amounts shown in thousands.

[2]	The column reflects the change in the actuarial present value attributable solely to a named executive officer gaining a year of age and service during 2014.

[3]

The column reflects the change in the actuarial present value due to a change in mortality assumptions. Previously, the actuarial present value was calculated using mortality tables based on the Society of Actuaries’ RP-2000 mortality table with projected mortality improvement to the applicable year. In October 2014, the Society of Actuaries released new RP-2014 mortality tables that significantly increase life expectancy assumptions. With guidance from the Company’s auditor and retirement actuary, the Company selected a new mortality table based on the RP-2014 mortality table.

[4]	The column reflects the change in the actuarial present value that occurred due to a decrease in the discount rate from 4.80% to 3.90%.

[5]	Devon closed its defined benefit pension plan to new participants prior to Messrs. Mitchell and Hager joining the Company.

[6]

Mr. Smette has attained the maximum years of credited service and is more than 65 years of age. Once an employee reaches the maximum years of credited service and 65 years of age, the present value of pension benefits tied to service and age components will decrease for each year that the employee delays the commencement of benefits.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the preceding Compensation Discussion and Analysis section with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

John A. Hill, Chairperson

John. E. Bethancourt

Robert A. Mosbacher, Jr.

Duane C. Radtke

SUMMARY COMPENSATION TABLE

The following table and accompanying footnotes summarize the compensation earned, awarded, paid, or attributed to our named executive officers for the years indicated below. The named executive officers are our President and Chief Executive Officer, our Chief Financial Officer as of the end of 2014, the three other most highly compensated executive officers of the Company serving as of December 31, 2014, and our former Chief Financial Officer, who left the company in January 2014. This table should be read together with our Compensation Discussion and Analysis (see page 31), which includes information about Company performance for 2014, our compensation philosophy and objectives, the programs and plans that underlie executive officer compensation opportunities, and the Compensation Committee’s process for awarding compensation.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)[2]		Stock Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
John Richels	2014	1,447,385	0		10,047,382	3,144,960	6,727,598	243,705	21,611,030
Vice Chairman, President	2013	1,400,000	600		0	1,890,000	3,244,355	424,928	6,959,883
and Chief Executive Officer	2012	1,400,000	1,225,600		9,930,535	0	5,914,149	280,629	18,750,913
Thomas L. Mitchell	2014	454,808	363,330	[6]	3,295,083	825,000	0	132,752	5,070,973
Executive Vice President
and Chief Financial Officer
David A. Hager	2014	895,385	0		4,465,014	1,350,000	0	587,479	7,297,878
Chief Operating Officer	2013	829,885	600		0	870,000	0	832,002	2,532,487
	2012	775,000	505,600		3,309,332	0	0	512,491	5,102,423
Darryl G. Smette	2014	715,231	0		2,568,424	1,080,000	1,049,924	102,104	5,515,683
Executive Vice President	2013	688,462	600		0	689,000	0	153,026	1,531,088
Marketing, Facilities,	2012	675,000	440,600		2,538,561	0	1,144,188	103,128	4,901,477
Pipelines and Supply Chain
Tony D. Vaughn	2014	634,615	0		2,568,424	1,080,000	1,255,414	75,979	5,614,432
Executive Vice President	2013	589,182	600		0	550,000	28,007	72,528	1,240,317
Exploration and Production
Jeffrey A. Agosta[7]	2014	51,785	0		0	0	1,212,115	6,683,224	7,947,124
former Executive Vice	2013	560,577	600		0	600,000	305,604	98,319	1,565,100
President and Chief	2012	549,039	360,600		2,206,572	0	1,190,505	68,727	4,375,443
Financial Officer

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[1]

The annual 2014 base salary rates for Mr. Richels, $1,456,000; Mr. Hager, $900,000; Mr. Smette, $720,000; and Mr. Vaughn, $650,000 were set at the Compensation Committee’s January 2014 meeting and took effect on February 8, 2014. Mr. Mitchell’s 2014 annual salary rate, $550,000, took effect at the beginning of his employment with the Company, February 17, 2014.

[2]

Based on the bonus determination process in place for 2012 performance, annual performance bonuses for 2012 for named executive officers were reported in the Summary Compensation Table’s “Bonus” column. Annual performance bonuses awarded for 2013 and 2014 performance are reported in the “Non-Equity Incentive Plan Compensation” column as a result the changes the Company made with stockholder approval to the compensation plan that is utilized for bonus awards and the quantitative structure and process the Compensation Committee employs in determining bonuses.

[3]

The dollar amounts reported in this column represent the aggregate grant date fair values of the stock awards. The assumptions used to value stock awards are discussed in Note 4 – Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. As disclosed in our 2014 Proxy Statement, after 2012 the Company modified its annual performance assessment and award timeline for all employees, including the named executive officers, so that all compensation rewards may be considered and awarded at one time shortly after the end of the year. Because of the changes, no stock awards appear for 2013 performance. Stock awards for 2014 were made in February 2014 on this new timeline. Upon the commencement of his employment with the Company in February 2014, Mr. Mitchell received a stock award comprised of restricted stock subject to time-based vesting (1/3) and performance restricted stock subject to the same performance metric as the performance restricted stock awarded to the named executive officers in January 2014 (2/3). Additional information on stock awards may be found in the Grants of Plan-Based Award Table on page 57. Please also see page 44 for a description of stock awards granted in early 2015. No option awards have been granted to named executive officers since 2011.

[4]

The dollar amounts reported in this column reflect the aggregate change in the actuarial present value of each named executive officer’s accumulated benefits under our Defined Benefit Plan and the Supplemental Retirement Income Plan (SRIP) during the applicable year. The amounts shown for each year do not reflect payments made to the executives during the applicable year. None of our named executive officers received above market or preferential earnings on deferred compensation in any of the reported years. Further, no compensation decision made by the Committee in or for 2014 contributed to the increase in these amounts. Rather they were primarily driven by year-over-year changes in the required discount rate and mortality table. Mr. Hager and Mr. Mitchell joined the Company after our Defined Benefit Plan was closed to new participants. Please refer to “Change in Pension Value” on page 54 for more information.

[5]	Details for the amounts shown in this column for 2014 are reflected in the supplemental table that follows.

[6]

Mr. Mitchell received a cash bonus upon the commencement of his employment with the Company. The amount was intended to replace a portion of the compensation he forfeited by resigning from his prior employer.

[7]

The salary reported for Mr. Agosta in 2014 represents the base salary paid in the year. No bonuses or stock awards are reportable for Mr. Agosta for 2014. Please refer to the supplemental table below for detail on the amount reflected in the “All Other Compensation” column of the Summary Compensation Table, nearly all of which consists of the payments and benefits Mr. Agosta received in connection with his severance from the Company.

The following supplemental table shows the components of “All Other Compensation” for 2014 in the previous table.

Name	Group Term Life Insurance Premiums ($)	401(k) Plan Employer Match and Retirement Contribution ($)	Deferred Compensation Plan Employer Match ($)	Defined Contribution Restoration Plan Employer Contribution ($)		Defined Contribution Supplemental Executive Retirement Plan Employer Contribution ($)	Severance Benefits[1]	Personal Air Travel ($)[2]	Total ($)
John Richels	7,524	15,600	184,643	-		-	-	35,938	243,705
Thomas L. Mitchell	2,154	28,600	-	15,585	[3]	86,413	-	-	132,752
David A. Hager	4,902	34,500	90,323	122,331	[3]	335,423	-	-	587,479
Darryl G. Smette	14,478	15,600	68,654	-		-	-	3,372	102,104
Tony D. Vaughn	4.902	15,600	55,477	-		-	-	-	75,979
Jeffrey A. Agosta	160	15,600	-	-		-	6,667,464	-	6,683,224

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NAMED EXECUTIVE COMPENSATION (cont’d)

[1]

Mr. Agosta’s employment was terminated effective January 16, 2014. All of the amounts reflected in the column were paid pursuant to Mr. Agosta’s employment agreement with the Company and agreements applicable to outstanding long-term incentive awards. The amount is comprised of the following elements: lump-sum payment equivalent to three times his annual salary plus highest bonus paid during three years prior to employment termination, $3,483,000; accelerated vesting of restricted stock, the value of which was $1,670,197 on Mr. Agosta’s employment termination date; continuation of performance share units, the target value of which was $1,432,004 on Mr. Agosta’s employment termination date; lump-sum payment of Mr. Agosta’s pro-rated bonus for 2014, $23,375; lump-sum payment equivalent to 18 months of the Company portion of COBRA insurance coverage, $28,362; the value of Company-provided post-termination health and life insurance, $11,601; and, the value of outplacement services, $18,925.

[2]

The aggregate incremental cost to the Company for personal use of our aircraft is calculated based on our average variable operating costs. Variable operating costs include fuel, engine reserves, maintenance, weather-monitoring, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours our aircraft flew to determine an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use to determine the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses. The Company does not reimburse executives for the personal tax liability attributable to personal air travel.

[3]

Messrs. Hager and Mitchell joined the Company after the Defined Benefit Plan was closed to new participants. Instead, they are eligible for and receive enhanced employer retirement contributions to the 401(k) plan and certain non-qualified defined contribution arrangements.

GRANTS OF PLAN-BASED AWARDS

The Grants of Plan-Based Awards table sets forth information concerning performance cash bonuses, performance restricted stock, performance share units, and restricted stock granted during 2014 for the named executive officers as described below.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John Richels	1/29/2014 2/10/2014 2/10/2014	[2] [3]	0 - -	1,965,600 - -	3,931,200 - -	- 0 0	- 76,720 76,700	- 76,720 153,400	- - -	- 4,664,576 5,382,806
Thomas L. Mitchell	1/29/2014 2/28/2014 2/28/2014	[2] [4]	0 - -	550,000 - -	1,100,000 - -	- 0	- 34,100 -	- 34,100 -	- 17,050	- 2,196,722 1,098,361
David A. Hager	1/29/2014 2/10/2014 2/10/2014	[2] [3]	0 - -	900,000 - -	1,800,000 - -	- 0 0	- 34,100 34,080	- 34,100 68,160	- - -	- 2,073,280 2,391,734
Darryl G. Smette	1/29/2014 2/10/2014 2/10/2014	[2] [3]	0 - -	720,000 - -	1,440,000 - -	- 0 0	- 19,620 19,600	- 19,620 39,200	- - -	- 1,192,896 1,375,528
Tony D. Vaughn	1/29/2014 2/10/2014 2/10/2014	[2] [3]	0 - -	650,000 - -	1,300,000 - -	- 0 0	- 19,620 19,600	- 19,620 39,200	- - -	- 1,192,896 1,375,528

Jeffrey A. Agosta	No awards were granted to Mr. Agosta for 2014

[1]

The amounts shown in the column reflect a range of possible payouts for the performance cash bonus awards made on the dates indicated. Performance related to these awards was certified by the Committee following the end of the year and amounts were paid shortly thereafter. The awards were earned and paid at 150% to 166% of target levels; actual payouts under these awards are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Please refer to “Annual Performance Cash Bonus” on page 41 for more information about our 2014 performance cash bonuses, including how the Committee establishes bonus targets and performance goals and engages in a scoring process to determine actual payouts.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[2]

The amounts shown in the rows reflect the possible payout for the performance restricted stock awards made on the dates indicated. For more information, please see the discussion of “Long-Term Incentives” starting on page 42. While that discussion specifically covers grants made in January 2015, the terms and conditions of those awards and the awards reflected in this table are substantially the same, including that the shares underlying the award will only vest if the Company achieves a financial metric for the year.

[3]

The amounts shown in the rows reflect the range of possible payouts for the performance share unit awards made on the dates indicated. For more information, please see the discussion of “Long-Term Incentives” starting on page 42. While that discussion specifically covers grants made in January 2015, the terms and conditions of those awards and the awards reflected in this table are substantially the same.

[4]

Mr. Mitchell received a restricted stock award following the commencement of his employment with the Company. The restricted stock vests at the rate of 25% on each of the first four anniversary dates of the original grant.

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NAMED EXECUTIVE COMPENSATION (cont’d)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock, performance restricted stock and performance share awards owned by our named executive officers on December 31, 2014.

	Option Awards				Stock Awards
							Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]
John Richels	76,800	—	89.15	12/09/2015
	126,600	—	65.32	12/07/2016
	119,600	—	63.80	12/07/2017
	187,100	—	73.43	12/01/2018
	116,140	29,035	65.10	11/30/2019
							12,805	[4]	783,794
							25,600	[5]	1,566,976
							42,780	[6]	2,618,564
							85,540	[7]	5,235,903
							76,720	[8]	4,696,031
							76,700	[9]	4,694,807
Thomas L. Mitchell					17,050	1,043,631
							34,100	[8]	2,087,261

David A. Hager	45,000	—	44.69	03/30/2017
	56,800	—	63.80	12/07/2017
	56,150	—	73.43	12/01/2018
	34,840	8,710	65.10	11/30/2019
							3,845	[4]	235,352
							7,680	[5]	470,093
							14,260	[6]	872,855
							28,500	[7]	1,744,485
							34,100	[8]	2,087,261
							34,080	[9]	2,086,037

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NAMED EXECUTIVE COMPENSATION (cont’d)

	Option Awards				Stock Awards
							Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]
Darryl G. Smette	30,200	—	89.15	12/09/2015
	45,000	—	65.32	12/07/2016
	41,000	—	63.80	12/07/2017
	43,050	—	73.43	12/01/2018
	26,720	6,680	65.10	11/30/2019
							2,945	[4]	180,263
							5,880	[5]	359,915
							10,940	[6]	669,637
							21,860	[7]	1,338,051
							19,620	[8]	1,200,940
							19,600	[9]	1,199,716
Tony D. Vaughn	19,200	—	89.15	12/09/2015
	31,000	—	65.32	12/07/2016
	27,300	—	63.80	12/07/2017
	25,500	—	73.43	12/01/2018
	19,240	4,810	65.10	11/30/2019
					2,050	125,481
					7,610	465,808
							4,090	[5]	250,349
							15,200	[7]	930,392
							19,620	[8]	1,200,940
							19,600	[9]	1,199,716
Jeffrey A. Agosta	16,100	—	89.15	12/09/2015
	1,000	—	88.91	12/30/2015
	31,000	—	65.32	12/07/2016
	27,300	—	63.80	01/16/2017
	5,900	—	64.43	01/16/2017
	37,450	—	73.43	01/16/2017
	29,050	—	65.10	01/16/2017
							5,120	[5]	313,395
							19,000	[7]	1,162,990

[1]

The column reflects options granted, December 10, 2007, December 31, 2007, December 8, 2008, March 31, 2009, December 8, 2009, March 31, 2010, December 2, 2010 and December 1, 2011. With each grant reflected in the column, 20% of the options vest on the date of grant and on each anniversary date of the grant.

[2]

The amount shown for Mr. Mitchell represents a restricted stock award that was made on February 28, 2014. The amount shown for Mr. Vaughn represents restricted stock awards that were made on December 1, 2011, and November 29, 2012, respectively. In each case, the restricted stock vests at the rate of 25% on each of the first four anniversary dates of the original grant.

[3]	Based on a stock price of $61.21, the closing price of our common stock on December 31, 2014.

[4]

In January 2013, the Committee determined that the Company achieved the performance goal set as a condition to the vesting of performance restricted stock granted in 2011. Accordingly, 25% of the shares underlying the grant immediately vested and 25% will vest on each of the 2nd, 3rd and 4th anniversaries of the grant date (December 1) in accordance with the applicable award agreements.

[5]

For performance share units granted in 2011 that are subject to a three-year performance period, the number of shares listed is based on target level of performance for the period from January 1, 2012 to December 31, 2014. The actual number of shares paid

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NAMED EXECUTIVE COMPENSATION (cont’d)

out was based on the Company’s relative total stockholder return (TSR), as determined by the Committee following the period pursuant to the grid set forth on page 38 of our 2012 proxy statement. At its January 2015 meeting, the Committee determined that the Company’s TSR for the period ranked 10th in the 15 member peer group. Pursuant to terms of the grant, 70% of each executive’s target shares were determined by the Committee to be earned and the shares were subsequently released to each executive.

[6]

As established at the time of grant, performance restricted stock for 2012 was only earned if the Company achieved a pre-set cash flow goal for 2013 (see page 42 of our 2013 proxy statement for additional information on the goal). In January 2014, the Committee determined that the goal had been achieved and 25% of the shares granted immediately vested and 25% will vest on each of the 2nd, 3rd and 4th anniversaries of the grant date (November 29) in accordance with the applicable award agreements.

[7]

For performance share units granted in 2012, the number of shares listed is based on target level of performance for the three-year period from January 1, 2013 to December 31, 2015. The actual number of shares paid out will be based on the Company’s relative total stockholder return, as determined by the Committee following the period pursuant to the grid set forth on page 42 of our 2013 proxy statement.

[8]

As established at the time of grant, performance restricted stock for 2014 was only earned if the Company achieved a pre-set cash flow goal for 2014 (see page 42 of our 2014 proxy statement for additional information on the goal). In January 2015, the Committee determined that the goal had been achieved and 25% of the shares granted immediately vested and 25% will now vest on each of the 2nd, 3rd and 4th anniversaries of the grant date. Because the table reflects outstanding equity award as of December 31, 2014, which precedes the Committee’s determination that the goal had been met, the entire amount of the grant is included.

[9]

For performance share units granted in 2014, the number of shares listed is based on target level of performance for the three-year period from January 1, 2014 to December 31, 2016. The actual number of shares paid out will be based on the Company’s relative total stockholder return, as determined by the Committee following the period pursuant to the grid set forth on page 42 of our 2014 proxy statement.

OPTION EXERCISES AND STOCK VESTED DURING 2014

The table below shows the number of shares of our common stock acquired during 2014 upon the vesting of stock awards previously granted to the named executive officers. There were no reportable transactions for option awards during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
John Richels	-	-	72,610	4,345,831
Thomas L. Mitchell	-	-	-	-
David A. Hager	-	-	23,212	1,389,218
Darryl G. Smette	-	-	17,804	1,065,554
Tony D. Vaughn	-	-	8,008	479,892
Jeffrey A. Agosta	-	-	28,132	1,721,116

[1]	The dollar amounts shown in this column are determined by multiplying the number of shares of common stock acquired upon vesting by the per share market price of our common stock on the vesting date.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Pension Benefits

We maintain three defined benefit retirement plans in which our named executive officers may participate. Messrs. Mitchell and Hager joined the Company after the defined benefit retirement plans were closed to new participants and therefore do not participate in the plans.

•	A tax qualified defined benefit retirement plan and related trust for certain employees (Defined Benefit Plan);

•	A nonqualified Benefit Restoration Plan (BRP) that provides benefits that would be provided under the Defined Benefit Plan except for:

-	limitations imposed by the Code, and

-	the exclusion of nonqualified deferred compensation in the definition of compensation; and

•	A nonqualified Supplemental Retirement Income Plan (SRIP) for a small group of executives that provides benefits similar to those provided by the BRP plus certain additional benefits.

The following table shows the estimated present value of accumulated retirement benefits as provided under the Defined Benefit Plan and the SRIP to the named executive officers. All named executive officers, excluding Messrs. Mitchell and Hager, are participants in the SRIP; therefore, BRP benefits are not included in the following table. SRIP benefits vest after five years of service. Participants who are terminated for cause lose their SRIP benefits and are instead paid under the BRP. Amounts payable under the SRIP or the BRP are reduced by the amounts payable under the Defined Benefit Plan so there is no duplication of benefits. Retirement benefits are calculated based upon years of service and “final average compensation.” Final average compensation consists of the average of the highest three consecutive years’ compensation from salary and cash bonuses out of the last 10 years. The definition of compensation under the Defined Benefit Plan is the same as the definition under the SRIP and BRP except that under the Defined Benefit Plan, nonqualified deferred compensation is excluded and the amount of compensation and pension benefits are limited by the Code.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
John Richels[2,3,4]	Defined Benefit Plan	11	2,612,093	-
	SRIP	19	28,814,177	-
Thomas L. Mitchell[5]	Defined Benefit Plan	-	-	-
	SRIP	-	-	-
David A. Hager[5]	Defined Benefit Plan	-	-	-
	SRIP	-	-	-
Darryl G. Smette	Defined Benefit Plan	28	2,542,633	-
	SRIP	28	10,066,632	-
Tony D. Vaughn[2]	Defined Benefit Plan	17	2,042,755	-
	SRIP	17	2,968,451	-
Jeffrey A. Agosta	Defined Benefit Plan	17	1,427,876	-
	SRIP	17	2,767,528	-

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NAMED EXECUTIVE COMPENSATION (cont’d)

[1]

We calculated the present value of each named executive officer’s accumulated benefits as of December 31, 2014 under the Defined Benefit Plan plans assuming 10% of participants would elect a single life annuity, 50% of participants would elect a lump sum and 40% would elect a 100% joint and survivor annuity. For the SRIP, we assumed 25% of participants would elect a single life annuity and 75% would elect a 100% joint and survivor annuity. We assumed that each named executive officer would begin receiving payments at normal retirement age (age 65) and would be vested in those payments. The present value is calculated using the MRP 2007/MSS2007 mortality table, which is based on the RP-2014 mortality table, and a discount rate of 3.90%. No pre-retirement decrements were used in this calculation.

[2]

Messrs. Richels and Vaughn are eligible for early retirement under the Defined Benefit Plan and the SRIP. See the following “Defined Benefit Plan—Early Retirement” for a description of the eligibility requirements and benefits payable under our Defined Benefit Plan.

[3]

Years of credited service for Mr. Richels for the Defined Benefit Plan are determined based on time worked in the U.S. For the SRIP, Mr. Richels’ service is based on time worked in the U.S. and Canada while with the Company. Mr. Richels’ Canadian service is included for benefit eligibility purposes (vesting and early retirement) in both plans.

[4]

Benefits payable to Mr. Richels under the SRIP are reduced by benefits under our Pension Plan for Employees of Devon Canada Corporation, a subsidiary of the Company. Mr. Richels’ benefit under the Pension Plan for Employees of Devon Canada Corporation is frozen and Mr. Richels’ future pension benefits are accruing under the Defined Benefit Plan and the SRIP.

[5]	Messrs. Mitchell and Hager joined the Company after the Defined Benefit Plan was closed to new participants. As a result, they will not receive a benefit under the plans described in this table.

BENEFIT PLANS

Defined Benefit Plan

The Defined Benefit Plan is a qualified defined benefit retirement plan which provides benefits based upon employment service with us. Employees hired before October 1, 2007, became eligible to participate in the Defined Benefit Plan when they earned one year of service and attained the age of 21 years. Employees who were hired after September 30, 2007, are not eligible to participate in the Defined Benefit Plan. Each eligible employee who retires is entitled to receive monthly retirement income based upon their final average compensation and years of credited service, and the retirement income is reduced by Social Security benefits payable to the employee. Alternately, an eligible employee may elect a lump-sum payment at the time of retirement equivalent in amount to the present value of the calculated annuity stream. Contributions by employees are neither required nor permitted under the Defined Benefit Plan. Benefits are computed based on straight-life annuity amounts. Benefits under the Defined Benefit Plan are limited for certain highly compensated employees, including our named executive officers, in order to comply with certain requirements of ERISA and the Code.

Normal Retirement

Employees, including the named executive officers, are eligible for normal retirement benefits under the Defined Benefit Plan upon reaching age 65. Normal retirement benefits for the employees participating in the Defined Benefit Plan are equal to 65% of the participant’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is his or her credited years of service (up to a maximum of 25 years) and the denominator of which is 25.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Early Retirement

Employees, including the named executive officers, are eligible for early retirement benefits under the Defined Benefit Plan after (i) attaining age 55, and (ii) earning at least 10 years of credited service. Early retirement benefits are equal to a percentage of the normal retirement income the participant would otherwise be entitled to if he or she had commenced benefits at age 65 depending on the participant’s age when he or she elects to begin receiving benefits. If an eligible participant commences benefits at age 55, he or she will receive 60% of the benefits he or she would have received had benefits commenced at age 65. The percentage increases by 5% for each year above age 55 (up to age 60) and 3% above age 60 (up to age 65) that an eligible participant delays the commencement of benefits.

Deferred Vested Pension

Participants in the Defined Benefit Plan are fully vested in their accrued benefits after five years of service. If the participant’s employment is terminated after attaining five years of service but before eligibility for early retirement, the participant is entitled to a deferred vested pension based on his or her accrued benefit on the date of termination. An unreduced deferred vested pension is payable at age 65. Alternatively, the participant may elect to receive a reduced benefit as early as age 55. The benefit payable prior to age 65 is a percentage of his or her normal retirement benefit based on his or her age at the time the benefit begins, as shown in the table below:

Age at Election to Receive Deferred Vested Pension	Percentage of Normal Retirement Income
65	100.00%
64	90.35%
63	81.88%
62	74.40%
61	67.79%
60	61.91%
59	56.68%
58	52.00%
57	47.80%
56	44.03%
55	40.63%

If a participant is:

•	involuntarily terminated for any reason other than death or “cause,” is between the ages of 50 and 55 and has at least 10 years of credited service, or

•	involuntarily terminated for any reason other than “cause” within two years following a change in control and has at least 10 years of credited service regardless of the participant’s age,

then the participant may elect to have his or her benefits under the Defined Benefit Plan paid at any time on or after the age of 55 subject to the same percentage reduction in benefits as discussed in “Early Retirement” above.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Benefit Restoration Plan

The BRP is a nonqualified defined benefit retirement plan, the purpose of which is to restore retirement benefits for certain selected key management and highly compensated employees because their benefits under the Defined Benefit Plan are limited in order to comply with certain requirements of ERISA and the Code or because their final average compensation is reduced as a result of contributions into our Deferred Compensation Plan. Benefits under the BRP are equal to 65% of the executive’s final average compensation less any benefits due to the executive under Social Security, multiplied by a fraction, the numerator of which is his or her years of credited service (not to exceed 25) and the denominator of which is 25. The BRP benefit is reduced by the benefit that is otherwise payable under the Defined Benefit Plan. An employee must be selected by the Compensation Committee in order to be eligible for participation in the BRP. The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the BRP. Participants become vested in retirement benefits under the BRP at the same time as the participant becomes vested for retirement benefits under the Defined Benefit Plan.

Supplemental Retirement Income Plan

The SRIP is another nonqualified defined benefit retirement plan for a small group of our key executives, the purpose of which is to provide additional retirement benefits for these executives. An employee must be selected by the Compensation Committee in order to be eligible for participation in the SRIP. Participants in the SRIP become vested in the SRIP benefits after five years of service. If the executive is terminated for “cause” as that term is defined in the executive’s employment agreement, then all benefits under the SRIP are forfeited and the executive would receive benefits under the BRP. If the executive is receiving benefits under the SRIP, the executive is not eligible for benefits under the BRP.

The SRIP provides for retirement income equal to 65% of the executive’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is the executive’s credited years of service (not to exceed 20) and the denominator of which is 20. For those participating in the plan as of January 24, 2002 (“Grandfathered Participants”), the SRIP benefit is reduced by a fraction of the benefits otherwise accrued under the Defined Benefit Plan, the numerator of which is years of credited service (not greater than 20) and the denominator of which is 20. For those who become participants after January 24, 2002, the SRIP benefit is reduced by the full benefits otherwise accrued under the Defined Benefit Plan. Of the named executive officers who participate in the SRIP, Mr. Agosta is not a Grandfathered Participant. In the case of Mr. Richels, his SRIP benefit is also reduced by amounts payable to him under the defined contribution provisions of our Canadian Pension Plan.

The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the SRIP. Early retirement benefits are payable under the SRIP after attaining age 55 and earning at least 10 years of service or, if earlier, 20 years of service regardless of age. The early retirement benefit prior to age 55 is the actuarial equivalent to the age 55 early retirement benefit. In the event that a named executive officer is terminated “without cause” or terminates his or her employment for “good reason” as those terms are defined in our employment agreements with our named executive officers, then the executive will be 100% vested in his accrued SRIP benefit. If a change in control event occurs, the executive will be 100% vested and his benefit will be an amount equal to the normal retirement annuity payable immediately, unreduced for early commencement, paid in a lump sum. Otherwise, the benefit will be paid monthly, pursuant to the

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NAMED EXECUTIVE COMPENSATION (cont’d)

annuity option selected by the executive. Additionally, the SRIP provides that if the executive is terminated “without cause” or terminates his or her employment for “good reason” within 24 months of a change in control event, the executive will be entitled to an additional three years of service credit and age in determining benefits. The SRIP may be informally funded through a rabbi trust arrangement.

NONQUALIFIED DEFERRED COMPENSATION IN 2014

The following table shows information about our nonqualified deferred compensation plans, which are further described below.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Company Contributions for Last Fiscal Year($)[2]	Aggregate Earnings in Last Fiscal Year ($)[3]	Aggregate Distributions in Last Fiscal Year ($)[4]	Aggregate Balance at Last Fiscal Year End ($)[5]
John Richels Deferred Compensation Plan	200,243	184,643	35,828	0	3,291,611
Thomas L. Mitchell Deferred Compensation Plan	0	0	0	0	0
Supplemental Contribution Restoration Plans (SCRPs)	0	15,585	(72)	0	15,513
Supplemental Executive Retirement Plan (DC SERP)	0	86,413	(399)	0	86,014
David A. Hager Deferred Compensation Plan	614,077	90,323	(41,646)	0	1,479,608
Supplemental Contribution Restoration Plans (SCRPs)	0	122,331	(16,333)	0	522,465
Supplemental Executive Retirement Plan (DC SERP)	0	335,423	(44,783)	0	1,500,126
Darryl G. Smette Deferred Compensation Plan	215,164	68,654	32,102	(107,058)	2,078,792
Tony D. Vaughn Deferred Compensation Plan	68,077	55,477	2,863	(42,861)	893,722
Jeffrey A. Agosta Deferred Compensation Plan	130,357	0	101,972	(1,916,925)	39,433

[1]	The amounts in this column are already included in, and are not in addition to, the amounts in the “Salary” or “Bonus” columns in the Summary Compensation Table on page 55.

[2]

The amounts in this column are already included in, and are not in addition to, the amounts in the in the “All Other Compensation” column of the Summary Compensation Table on page 55. Company contributions are made in arrears during the first month following the fiscal quarter during which the contributions were earned. Company contributions earned by the name executive officers during 2014 were deposited in April, July and October 2014 and January 2015.

[3]

Earnings reflect the returns produced by the investments selected by the applicable named executive officer. The investment options available to the named executive offices are a sub-set of the investment options available under the Company’s 401(k) Plan. As of December 31, 2014, investment options consisted of the following (returns for 2014 noted in parentheses): PIMCO Stable Income—Class 1 (0.46%); Neuberger Berman High Income Bond—Institutional Class (1.51%); Vanguard Prime Money Market—Institutional Shares (0.05%); PIMCO Total Return—Institutional Class (4.69%); Large Cap Value Fund (8.50%); Large Cap Growth Fund (6.39%); Small/Mid Cap Value Fund (7.88%); Small/Mid Cap Growth Fund (-5.16%); US Equity Index Fund (12.50%); International Equity Index Fund (-4.42%); PIMCO All Asset All Authority (-2.35%); American Funds EuroPacific Growth—R6 Shares (-2.29%). The Company does not guarantee a level of investment return.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[4]

In-service distributions are made in accordance with the elections made by the named executive officer at the time of enrollment in the plan. Mr. Agosta elected a specific event—employment termination—for the distribution he received from the plan in 2014. Messrs. Smette and Vaughn elected specific dates for the distributions they received from the plan in 2014.

[5]

For the referenced plans, the Aggregate Balance reflects the changes in the plan balance for the named executive officers due to contributions (executive and Company), earnings, and distributions. The amounts currently or previously reported in the Summary Compensation Table as compensation to the named executive officers are as follows: Mr. Richels—$712,867; Mr. Mitchell—$67,729; Mr. Hager—$1,726,118; Mr. Vaughn—$98,942; and Mr.  Agosta—$133,326.

401(k) Plan

The 401(k) Plan is a qualified defined contribution plan that provides for a Company matching contribution of up to 6% of compensation. For employees who are not accruing benefits in the Defined Benefit Plan, supplemental contributions are made by the Company based on years of benefit service as a percentage of compensation.

Deferred Compensation Plan

The Deferred Compensation Plan is designed to allow participating employees, including the named executive officers, to contribute up to 50% of his or her base salary and up to 100% of his or her bonus and receive a Company match beyond the contribution limits prescribed by the IRS with regard to our 401(k) Plan. The Deferred Compensation Plan provides executives a tax effective means to defer a portion of their cash compensation at a minimal cost to the Company.

Supplemental Contribution Restoration Plans

The Supplemental Contribution Restoration Plans (SCRPs) are two nonqualified supplemental defined contribution plans. The purpose of the SCRPs is to ensure that participants in the 401(k) Plan, who are eligible to receive the supplemental contribution, receive the full supplemental contribution despite the limitations imposed by the Code. A contribution will be made by the Company in an amount equal to the difference between the supplemental contribution that the Company would have contributed under the 401(k) Plan in the absence of the Code limitations and the actual amount contributed.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (DC SERP) is a nonqualified supplemental executive retirement plan that provides benefits in lieu of the SRIP to a small group of key executives who are not eligible to participate in the Defined Benefit Plan or the SRIP. Under the DC SERP, an executive is eligible to receive an annual contribution of a specified percentage of compensation. This contribution will be offset by supplemental contributions to the 401(k) Plan and contributions to the SCRPs. An employee must be selected by the Compensation Committee in order to be eligible for participation in the DC SERP. A participant in the DC SERP becomes 50% vested after five years of service and vests at the rate of 10% for each of the following five years. At age 62, a participant will be 100% vested with five years of participation. In the event of a change in control or a named executive officer is terminated “without cause” or terminates his or her employment for “good reason,” as those terms are defined in our employment agreements with our named executive officers, then the executive will be 100% vested in his or her DC SERP account. Additionally, the DC SERP provides that if the executive is terminated “without cause” or terminates his or her employment for “good reason” within 24 months of a change in control event, the executive will be entitled to an additional three years of contributions. For those additional three years of

67	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

contribution, no contributions under the 401(k) plan or the SCRPs will exist to apply as an offset because the executive will have terminated employment. A participant will be 100% vested in the event of death or disability. Payment of DC SERP accounts will be in the form of a lump sum payment. The DC SERP may be informally funded through a rabbi trust arrangement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We will be obligated to make certain payments to our named executive officers or potentially accelerate the vesting of their equity awards and retirement benefits upon termination of their employment or upon a change in control of the Company pursuant to the following plans or agreements:

•	employment agreements entered into with each of our named executive officers;

•	the Defined Benefit Plan;

•	the 401(k) Plan;

•	the BRP, the SRIP, the SCRPs or the DC SERP, depending on the circumstances of the executive officer’s termination;

•	the 2005 Long-Term Incentive Plan; and

•	the 2009 Long-Term Incentive Plan, as amended and restated.

68	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

The following tables provide the estimated compensation and present value of benefits potentially payable to each named executive officer upon a change in control of the Company or a termination of employment of the named executive officer. The benefit values shown do not include benefits that are broadly available to substantially all salaried employees. The amounts shown assume that a termination or change in control occurred on December 31, 2014. The actual amounts to be paid can only be determined at the time of an executive’s actual separation from the Company.

Please see the narrative for the following tables for a discussion of the methods of calculating the payments required upon termination of our named executive officers in the manners set forth in each column. The footnotes for each of the following tables are presented after the final table. Employment agreements between the Company and each of the named executive officers do not include tax gross-up payment obligations.

John Richels

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Change in Control ($)	Disability ($)	Death ($)
Base Salary/Bonus[1]	-	14,412,960	-	14,412,960	-	-
SRIP[2,3,4,5]	30,145,000	30,145,000	-	30,660,000	30,145,000	27,707,000
BRP[2,3]	-	-	-	-	-	-
Accelerated Vesting of Stock Options[6]	-	-	-	-	-	-
Accelerated Vesting of Restricted Stock[7]	-	8,098,389	-	8,098,389	-	8,098,389
Performance Share Units[8]	-	11,497,686	-	11,497,686	-	11,497,686
Other Benefits[9]	-	101,557	-	101,557	-	-
Total[12]	30,145,000	64,255,592	-	64,770,592	30,145,000	47,303,075

Thomas L. Mitchell

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Change in Control ($)	Disability ($)	Death ($)
Base Salary/Bonus[1]		4,125,000	-	4,125,000	-	-
DC SERP[10]	110,129	110,129	-	1,001,129	110,129	110,129
SCRPs[11]	25,667	25,667	-	25,667	25,667	25,667
Accelerated Vesting of Stock Options[6]	-	-	-	-	-	-
Accelerated Vesting of Restricted Stock[7]	-	3,130,892	-	3,130,892	-	3,130,892
Performance Share Units[8]	-	-	-	-	-	-
Other Benefits[9]	-	77,392	-	77,392	-	-
Total[12]	135,796	7,469,080	-	8,360,080	135,796	3,266,688

69	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

David A. Hager

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Change in Control ($)	Disability ($)	Death ($)
Base Salary/Bonus[1]	-	6,660,000	-	6,660,000	-	-
DC SERP[10]	1,539,588	1,539,588	-	2,997,588	1,539,588	1,539,588
SCRPs[11]	539,080	539,080	-	539,080	539,080	539,080
Accelerated Vesting of Stock Options[6]	-	-	-	-	-	-
Accelerated Vesting of Restricted Stock[7]	-	3,195,468	-	3,195,468	-	3,195,468
Performance Share Units[8]	-	4,300,615	-	4,300,615	-	4,300,615
Other Benefits[9]	-	125,881	-	125,881	-	-
Total[12]	2,078,668	16,360,632	0	17,818,632	2,078,668	9,574,751

Darryl G. Smette

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Change in Control ($)	Disability ($)	Death ($)
Base Salary/Bonus[1]	-	5,505,000	-	5,505,000	-	-
SRIP[2,3,4,5]	10,067,000	10,067,000	-	9,482,000	10,067,000	8,759,000
BRP[2,3]	-	-	10,067,000	-	-	-
Accelerated Vesting of Stock Options[6]	-	-	-	-	-	-
Accelerated Vesting of Restricted Stock[7]	-	2,050,841	-	2,050,841	-	2,050,841
Performance Share Units[8]	-	2,897,681	-	2,897,681	-	2,897,681
Other Benefits[9]	-	101,557	-	101,557	-	-
Total[12]	10,067,000	20,622,079	10,067,000	20,037,079	10,067,000	13,707,522

70	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

Tony D. Vaughn

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Change in Control ($)	Disability ($)	Death ($)
Base Salary/Bonus[1]	-	4,680,000	-	4,680,000	-	-
SRIP[2,3,4,5]	3,395,000	3,395,000	-	9,159,000	3,395,000	3,083,000
BRP[2,3]	-	-	2,207,000	-	-	-
Accelerated Vesting of Stock Options[6]	-	-	-	-	-	-
Accelerated Vesting of Restricted Stock[7]	-	1,792,229	-	1,792,229	-	1,792,229
Performance Share Units[8]	-	2,380,457	-	2,380,457	-	2,380,457
Other Benefits[9]	-	133,048	-	133,048	-	-
Total[12]	3,395,000	12,380,734	2,207,000	18,077,600	3,395,000	7,255,686

[1]

The tables assume a December 31, 2014 employment termination. In such a scenario, each executive would be entitled to the cash incentive bonus earned for the year. Accordingly, the amounts shown include the 2014 Non-Equity Incentive Plan Compensation disclosed in the Summary Compensation Table on page 55.

[2]

Participants are vested in their benefits under the SRIP after five years of service. Benefits under the SRIP and the BRP are mutually exclusive; participants will not receive a benefit under the SRIP if they are receiving a benefit under the BRP, and vice versa. Except for Messrs. Richels, Hager, and Mitchell who are not participants in the BRP, participants forfeit their benefits under the SRIP if they are terminated for “cause” and instead receive benefits under the BRP. Benefits paid under the SRIP or the BRP are reduced by any amounts payable under the Defined Benefit Plan so that there is no duplication of benefits.

[3]

The values shown for the SRIP and the BRP benefits for each named executive officer are the present values as of December 31, 2014, of the benefits that would be payable under the SRIP or BRP as of each executive’s earliest possible benefit commencement date. Except in the case of a change in control where the benefit is paid as a lump sum and in the case of benefits payable to a beneficiary upon death as a monthly single life annuity, we have assumed that 25% of participants would elect the SRIP and BRP benefits in the form of a single life annuity and 75% of participants would elect a 100% joint and survivor annuity. All other assumptions are the same as those used to determine the present value of benefits disclosed in the Pension Benefits Table.

[4]

Under the SRIP, a participating named executive officer will receive credit for an additional three years of service and an additional three years of age when determining his or her SRIP benefit if the officer is terminated “without cause” or terminates his or her employment for “good reason” within 24 months following a change in control. All benefits under the SRIP are payable as a lump sum payment, within 90 days following a change in control where the lump sum payment is the present value of the unreduced accrued benefit payable immediately. The lump sum amount shown is based on the lump sum rate in effect for payments beginning January 2015.

[5]

Participants are immediately vested in the SRIP accrued benefit upon death. The benefit is payable to a participant’s beneficiary at the date the participant would have reached age 55 with 10 years of service, reduced by subsidized early retirement factors and assumes that the participant had elected a 100% joint and survivor pension.

[6]	Based on the year-end closing price of our common stock and the exercise price of outstanding options, there are no amounts to report.

[7]	Values displayed for acceleration of vesting of restricted stock represent the year-end closing market price of our common stock, which was $61.21 per share.

[8]

In the case of a “without cause” employment termination, performance share units continue to be outstanding during the remainder of the performance period and thereafter payout to the executive officer at the level earned based on the level of performance certified by the Compensation Committee. For a termination in association with a Company change in control, vesting will accelerate to the date of employment termination and shares will payout at target level. Values displayed represent the target shares of outstanding grants multiplied by the year end closing market price of our common stock, which was $61.21.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[9]

Executive officers are entitled to (a) 36 months of post-termination company-paid life insurance, coverage of $1,000,000, valued at $1,440 per year; (b) the equivalent of 36 months of health benefits continuation valued at approximately $20,000 per year for employee and spousal coverage; and (c) outplacement services with a maximum value of $35,000. For Mr. Vaughn, the amount reported also includes an enhancement in post-retirement medical benefits of approximately $1,500 upon a change in control.

[10]

Messrs. Mitchell and Hager participate in the DC SERP in lieu of participating in the SRIP. Each will receive an additional three years of contributions by the Company under the DC SERP if he is terminated “without cause” or terminates his employment for “good reason” within 24 months following a change in control.

[11]	Messrs. Mitchell and Hager’s benefits under the SCRPs will become 100% vested upon a change in control.

[12]

Our nonqualified employee benefit plans, including the SRIP, the BRP, the Deferred Compensation Plan, the DC SERP, and the SCRPs, and employment agreements are subject, all or in part, to Section 409A of the Code, which requires certain payments made under these plans and agreements to be delayed for six months following termination of employment.

Payments and Benefits Associated with Mr. Agosta’s Employment Termination1

Benefits and Payments ($)	Termination Without Cause ($)
Base Salary/Bonus[2]	3,506,375
SRIP[3]	2,014,000
Accelerated Vesting of Stock Options[4]	-
Accelerated Vesting of Restricted Stock[5]	1,670,197
Continuation of Performance Share Units[6]	1,432,004
Health Care Benefits[7]	38,643
Life Insurance[8]	4,320
Outplacement Services and Benefits[9]	18,925
Total	8,645,860

[1]

Following his employment termination in January 2014, Mr. Agosta received the payments and benefits provided for under (a) the terms of his employment agreement with the Company for a termination “without cause,” (b) the grant agreements for his outstanding long-term incentives, and, (c) in the case of the SRIP, the plan documents governing Devon’s defined benefit pension arrangements.

[2]

Mr. Agosta received a payment equivalent to three times his annual base salary rate in effect at the time of his employment termination plus three times the highest annual performance bonus he received during the prior three years. Additionally, he received a prorated annual performance bonus for the time he worked for the Company during 2014.

[3]

Mr. Agosta vested in his benefit under the SRIP upon termination. The amount shown is based on the same assumptions and methods used to determine the amounts reflected in the Pension Benefits table above.

[4]

Upon termination, Mr. Agosta vested in stock options covering 20,290 shares of Devon common stock. Based on the closing price of our common stock on the date of Mr. Agosta’s employment termination, which was $59.37, and the exercise price of the outstanding options, there are no amounts to report.

[5]

Vesting of 28,132 shares of restricted stock accelerated at the time of Mr. Agosta’s employment termination. The amount shown is based on the closing price of our common stock on the date of Mr. Agosta’s employment termination, $59.37.

[6]

Performance share units granted to Mr. Agosta in 2011 and 2012 remained outstanding as of Mr. Agosta’s employment termination. The target number of shares underlying these grants was 5,120 and 19,000, respectively. The amount shown in the table values the target shares based on the closing price of our common stock on the date of Mr. Agosta’s employment termination, $59.37. The number of shares ultimately paid will be determined based on the Company’s total shareholder return over the relevant performance period. Shortly following Mr. Agosta’s termination, the Compensation Committee certified the performance for the portion of the 2011 grant that provided for a performance period that ended on December 31, 2014. The grant paid out at 70% of target, and Mr. Agosta received 3,584 shares.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[7]

Pursuant to his employment agreement, Mr. Agosta was entitled to 18 months of COBRA healthcare coverage under the same premium cost sharing arrangements as were applicable to active employees. Mr. Agosta elected to take approximately 6.5 months of this coverage. Mr. Agosta also received a payment equivalent to 18 months of the Company portion of the COBRA premium.

[8]	Pursuant to his employment agreement, Mr. Agosta was entitled to 36 months of continued Company-provided life insurance, coverage of $1,000,000.

[9]

Pursuant to his employment agreement, Mr. Agosta was entitled to outplacement services and benefits valued at up to $35,000. Mr. Agosta elected to utilize services and benefits in the amount listed above.

EMPLOYMENT AGREEMENTS

All of the named executive officers are parties to employment agreements that set out their rights to compensation following their termination under various circumstances.

Rights Upon Termination for Any Reason

Under the employment agreements, regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

unpaid salary through the date of termination;

unused vacation pay;

bonuses that have already been earned; and

amounts otherwise entitled to under our employee benefit plans.

Rights Upon Termination for Death or Disability

The employment agreements provide that if the named executive officer’s employment terminates by reason of death or disability, then, in addition to the items set forth under “Rights Upon Termination for Any Reason,” the named executive officer is entitled to receive a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the bonus plan.

Rights Upon Termination Without Cause and Constructive Discharge

If the named executive officer’s employment is involuntarily terminated other than for “cause” or the named executive officer terminates for “good reason,” as those terms are defined in the employment agreements and severance agreement, then in addition to the items set forth under “Rights Upon Termination for Any Reason,” the named executive officer is entitled to the following:

•	a lump sum cash payment equal to three times the aggregate annual compensation of each named executive officer. “Aggregate annual compensation” is equal to the sum of:

-	the executive officer’s annual base salary, and

-	an amount equal to the largest annual bonus paid or payable to the named executive officer for the three consecutive calendar years prior to the date the named executive officer’s termination occurs;

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NAMED EXECUTIVE COMPENSATION (cont’d)

•

payment of a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the bonus plan;

•	the same basic health and welfare benefits that the executive would otherwise be entitled to receive if the named executive officer were our employee for 18 months following termination;

•	payment of an amount equal to 18 times the monthly COBRA premium; and

•

payment of a reasonable amount for outplacement services commensurate with the named executive officer’s title and position with the Company and other executives similarly situated in other companies in our peer group.

Termination Following a Change in Control

Under the employment agreements, if within 24 months following a “change in control” of the Company, the named executive officer:

•	is terminated “without cause” by us; or

•	terminates his or her employment with us for “good reason,” as each of those terms are defined in the employment agreements;

then, in addition to the items set forth under “Rights Upon Termination for Any Reason” and “Rights Upon Termination Without Cause and Constructive Discharge,” three years of service and three years of age shall be added to the named executive officer’s actual years of service and actual age when determining the named executive officer’s entitlement under our Retiree Medical Benefit Coverage. The credit of additional years of age should not be construed to reduce or eliminate the executive’s right to coverage under the medical plan.

“Change in control” is defined as the date on which one of the following occurs:

•	an entity or group acquires 30% or more of our outstanding voting securities;

•	the incumbent Board ceases to constitute at least a majority of our Board; or

•	a merger, reorganization or consolidation is consummated, after stockholder approval, unless

-	substantially all of the stockholders prior to the transaction continue to own more than 50% of the voting power after the transaction;

-	no person owns 30% or more of the combined voting securities; and

-	the incumbent Board constitutes at least a majority of the Board after the transaction.

Long-Term Incentive Plan

In the award agreements entered into under our 2005 Long-Term Incentive Plan and 2009 Long-Term Incentive Plan, as amended and restated June 6, 2012 and further amended in 2013, the Compensation Committee is authorized to provide for the acceleration of any unvested portions of any outstanding awards upon a change in control, retirement, disability, death or termination for an approved reason. Award agreements provide for automatic vesting upon a change in control or the death of the executive. Performance share units that vest on an accelerated basis as a result of a change in control or death will vest at the target award level.

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NAMED EXECUTIVE COMPENSATION (cont’d)

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock as of December 31, 2014, that may be issued under our equity compensation plans:

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (c)
Equity compensation plans approved by security holders	4,217,948	$70.56	16,359,811
Equity compensation plans not approved by security holders	-	-	-
Total	4,217,948	$70.56	16,359,811

[1]

Represents shares available for issuance pursuant to awards under the 2009 Long-Term Incentive Plan, as amended and restated June 6, 2012, including 2013 amendment, which may be in the form of stock options, restricted stock awards, restricted stock units, Canadian restricted stock units, performance units, or stock appreciation rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

To the best of our knowledge, no person beneficially owned more than 5% of our common stock at the close of business on March 31, 2015, except as set forth below:

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	29,060,493	[1]	7.1%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	20,957,248	[2]	5.1%
Jeffrey Todd Mitchell 24 Waterway Avenue, Suite 300 The Woodlands, TX 77380	20,888,273	[3,4]	5.1%
Michael Kent Mitchell 24 Waterway Avenue, Suite 300 The Woodlands, TX 77380	20,824,787	[3,5]	5.1%
Meredith L. Dreiss 24 Waterway Avenue, Suite 300 The Woodlands, TX 77380	20,918,426	[3,6]	5.1

[1]

Pursuant to a Schedule 13G1A filed with the SEC on January 26, 2015, BlackRock, Inc. states that it has sole voting power as to 25,089,678 shares, shared voting and dispositive power as to 26,327 shares, and sole dispositive power as to 29,060,493 shares as of December 31, 2014.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[2]

Pursuant to a Schedule 13G filed with the SEC on February 10, 2015, The Vanguard Group states that it has sole voting power as to 663,200 shares, shared dispositive power as to 626,120 shares and sole dispositive power as to 20,331,128 shares as of December 31, 2014.

[3]

Pursuant to a Schedule 13D/A filed with the SEC on April 11, 2014, (the “Mitchells’ 13D/A”), Jeffrey Todd Mitchell, Michael Kent Mitchell, and Meredith L. Dreiss (each, a “reporting person”, and, collectively the “reporting persons”,) state that 21,815,034 shares are held by four trusts of which each reporting person serves as one of three co-trustees. Each reporting person has shared voting and dispositive power over the shares held by each trust. Action on behalf of each trust may only be taken with the concurrence of at least two co-trustees. Subsequent to the filing of the Mitchells’ 13D/A, the Company received supplemental information furnished on behalf of the reporting persons that updated the holdings of the reporting persons, including the trusts (the “Supplement”). As of March 23, 2015, 20,775,916 shares are held by the four trusts. In addition, a management company for which each reporting person has shared voting and dispositive power holds 8 shares.

[4]

Pursuant to the Mitchells’ 13D/A, Jeffrey Todd Mitchell states that he holds 70,816 shares as to which he has sole voting and dispositive power. The Supplement indicates that as of March 23, 2015, Jeffrey Todd Mitchell holds 107,357 shares as to which he has sole voting and dispositive power. This holding is in addition to the holdings of the trusts described in footnote 3 above.

[5]

Pursuant to the Mitchells’ 13D/A, Michael Kent Mitchell states that he holds 8,764 shares as to which he has sole voting and dispositive power. The Supplement indicates that as of March 23, 2015, Michael Kent Mitchell holds 48,871 shares as to which he has sole voting and dispositive power. This holding is in addition to the holdings of the trusts described in footnote 3 above.

[6]

Pursuant to the Mitchells’ 13D/A, Meredith L. Dreiss states that she holds 95,950 shares as to which she has sole voting and dispositive power. The Supplement indicates that as of March 23, 2015, Meredith L. Dreiss holds 142,510 shares as to which he has sole voting and dispositive power. This holding is in addition to the holdings of the trusts described in footnote 3 above.

Security Ownership of Management

The following table sets forth as of March 31, 2015, the number and percentage of shares of our common stock beneficially owned by our named executive officers, each of our Directors and by all our executive officers and Directors as a group. Unless otherwise noted, the persons named below have sole voting and/or investment power.

	Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
J. Larry Nichols*	2,083,873	[2]	*	*
John Richels*	1,207,214	[3]	*	*
David A. Hager	315,316	[4]	*	*
Jeffrey A. Agosta	223,247	[5]	*	*
Tony D. Vaughn	202,843	[6]	*	*
Darryl G. Smette	172,308	[7]	*	*
John A. Hill*	169,836	[8]	*	*
Michael M. Kanovsky*	155,185	[9]	*	*
Thomas L. Mitchell	45,605	[10]	*	*
Mary P. Ricciardello*	39,889	[11]	*	*
Duane C. Radtke*	32,133	[12]	*	*
Robert A. Mosbacher, Jr.*	31,604	[13]	*	*
Robert H. Henry*	18,144	[14]	*	*
John E. Bethancourt*	14,164	[15]	*	*
Barbara M. Baumann*	5,014	[16]	*	*
All of our Directors and executive officers as a group Including those named above (17 persons)	5,512,354	[17,18]	1.4%

76	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

*	Director

**	Less than 1%

[1]	Shares beneficially owned include shares of common stock and shares of common stock issuable within 60 days of March 31, 2015.

[2]

Includes 1,040,899 shares owned of record by Mr. Nichols, 96,226 shares owned indirectly by Mr. Nichols as Trustee of three family trusts in which he shares voting and investment power, 157,248 shares owned by Mr. Nichols’ spouse, and 789,500 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols.

[3]	Includes 580,974 shares owned of record by Mr. Richels, and 626,240 shares that are deemed beneficially owned pursuant to stock options held by Mr. Richels.

[4]	Includes 122,526 shares owned of record by Mr. Hager and 192,790 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hager.

[5]

Includes 75,447 shares owned of record by Mr. Agosta and 147,800 shares that were deemed beneficially owned pursuant to stock options held by Mr. Agosta at the time of the termination of his employment. It also reflects the acceleration of the unvested options and restricted stock, pursuant to the terms of his employment agreement.

[6]	Includes 80,603 shares owned of record by Mr. Vaughn, and 122,240 shares that are deemed beneficially owned pursuant to stock options held by Mr. Vaughn.

[7]

Includes 28,600 shares owned of record by Mr. Smette, 133,972 shares owned indirectly by Mr. Smette through a trust in which he shares voting and investment power, 9,736 shares owned by Mr. Smette’s spouse and 185,970 shares that are deemed beneficially owned pursuant to stock options held by Mr. Smette.

[8]

Includes 40,058 shares owned of record by Mr. Hill, 18,478 shares owned by a partnership in which Mr. Hill shares voting and investment power, 93,300 shares owned indirectly by Mr. Hill through a trust in which he shares voting and investment power and 18,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hill.

[9]

Includes 64,953 shares owned of record by Mr. Kanovsky, 72,232 shares held indirectly through a family owned entity in which Mr. Kanovsky shares voting and investment power, and 18,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Kanovsky.

[10]	Includes 45,605 shares owned of record by Mr. Mitchell.

[11]	Includes 21,889 shares owned of record by Ms. Ricciardello and 18,000 shares that are deemed beneficially owned pursuant to stock options held by Ms. Ricciardello.

[12]	Includes 23,133 shares owned of record by Mr. Radtke and 9.000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Radtke.

[13]	Includes 19,604 shares owned of record by Mr. Mosbacher and 12,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Mosbacher.

[14]	Includes 9,144 shares owned of record by Mr. Henry and 9,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Henry.

[15]	Includes 14,164 shares owned of record by Mr. Bethancourt.

[16]	Includes 5,014 shares owned of record by Ms. Baumann.

[17]	Includes 2,512,307 shares that are deemed beneficially owned pursuant to stock options held by Directors and executive officers.

[18]

In addition to the beneficial ownership of Devon common stock reported in the table, as of February 4, 2015, certain of the directors and named executive officers beneficially owned common units of EnLink Midstream Partners, LP (ENLK), as follows: Mr. Richels—5,825 (all units are indirectly owned through a partnership in which he shares investment power); Mr. Radtke—515 ((a) 100 units indirectly owned through a partnership over which Mr. Radtke has no investment power, (b) 115 units jointly owned by Mr. Radtke and his wife in an account for which Mr. and Mrs. Radtke have no investment power, and (c) 300 units indirectly owned by Mr. Radtke as trustee of a family trust. Mr. Radtke disclaims beneficial ownership of 92 of the units set forth in (a) and all of the units set forth in (c).); and Ms. Ricciardello—1,386 (all units vested as of March 7, 2015, in accordance with the relevant award under the long-term incentive plan of ENLK’s general partner). As of February 4, 2015, there were 245,490,788 common units of ENLK outstanding. The directors and executive

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NAMED EXECUTIVE COMPENSATION (cont’d)

officers, individually and as a group, beneficially own less than one percent of ENLK’s outstanding units. As of February 4, 2015, certain of the directors and named executive officers also beneficially owned common units of EnLink Midstream, LLC (ENLC), as follows: Ms. Ricciardello—1,515 (all units vested as of March 7, 2015, in accordance with the relevant award under the long-term incentive plan for ENLC). As of February 4, 2015, there were 164,141,435 common units of ENLC outstanding. The directors and executive officers, individually and as a group, beneficially own less than one percent of ENLC’s outstanding units. Devon, through its subsidiaries, holds a controlling interest in each of ENLC and ENLK.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that Devon’s Directors, executive officers, and 10% stockholders file with the SEC reports concerning their ownership, and changes in their ownership, of Devon equity securities. Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to us during and with respect to our most recently completed fiscal year, and any written representations of reporting persons, we believe that all transactions by reporting persons during 2014 were reported on a timely basis except that on July 15, 2014, a late Form 4 was filed by Frank W. Rudolph to report 4,735 shares of stock sold on December 22, 2010; on October 17, 2014, and a late Form 4 was filed by Lyndon C. Taylor to report 600 shares of stock that were transferred from one of his accounts to another of his accounts on April 22, 2014. In addition, a Form 5 was filed by Mary P. Ricciardello on February 10, 2015 to report shares of Devon stock that were acquired as a result of participating in the option of reinvestment of dividends in a brokerage account. Ms. Ricciardello has discontinued her participation in dividend reinvestment.

INFORMATION ABOUT EXECUTIVE OFFICERS

Information concerning our executive officers is set forth below. Information concerning John Richels is set forth under the caption “Election of Directors—Director Nominees.”

David A. Hager, Chief Operating Officer

Mr. Hager, 58, was elected to the position of Chief Operating Officer in June 2013, and has been with the Company since March 2009. He held the position of Executive Vice President Exploration and Production from 2009 until 2013. Mr. Hager serves on the Board of EnLink Midstream, LLC (ENLC) and EnLink Midstream Partners, LP (ENLK). As of April 1, 2015, Devon owned approximately 70% of ENLC and 34% of ENLK. From 2007 until joining the Company as an executive officer, Mr. Hager served as a member of the Board of Directors. Mr. Hager started in the oil and gas business as a geophysicist with Mobil Corp., and joined Sun Oil in 1981 and remained with the company when it was renamed Oryx Energy. During his tenure at Oryx he managed new ventures and deepwater projects around the world. Oryx merged with Kerr-McGee in 1999 and while at Kerr-McGee, Mr. Hager managed the company’s worldwide deepwater exploration and production operations then took over all of exploration and production in 2003. He later served as Kerr-McGee’s chief operating officer until it was acquired by Anadarko Corp. in 2006.

Mr. Hager has a Bachelor’s degree in Geophysics from Purdue University and a Master’s degree in Business Administration from Southern Methodist University.

R. Alan Marcum, Executive Vice President Administration

Mr. Marcum, 48, was elected to the position of Executive Vice President Administration in 2008, and has been with the Company since 1995. Prior to joining the Company, Mr. Marcum was employed by KPMG Peat Marwick as a Senior Auditor. He holds a Bachelor’s degree from East Central University,

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NAMED EXECUTIVE COMPENSATION (cont’d)

majoring in Accounting and Finance. Mr. Marcum is a Certified Public Accountant and a member of the Oklahoma Society of Certified Public Accountants.

Thomas L. Mitchell, Executive Vice President and Chief Financial Officer

Mr. Mitchell, 55, was named Executive Vice President and Chief Financial Officer effective February 17, 2014. He serves on the Board of EnLink Midstream, LLC (ENLC) and EnLink Midstream Partners, LP (ENLK). Mr. Mitchell served as Executive Vice President, Chief Financial Officer and a Director of Midstates Petroleum Company from 2011 through 2013. From 2006 until 2011, he served as Senior Vice President and Chief Financial Officer of Noble Corporation, a contract driller of offshore oil and natural gas wells. He has a Bachelor of Science degree in accounting from Bob Jones University and is a certified public accountant (inactive) in the State of Colorado.

Frank W. Rudolph, Executive Vice President Human Resources

Mr. Rudolph, 58, was elected to the position of Executive Vice President Human Resources in 2007 when he joined the Company. From 2000 until he joined Devon, Mr. Rudolph served as Vice President Human Resources for Banta Corporation, an international printing and supply chain management company. Mr. Rudolph holds a Bachelor’s degree in Administration from Illinois State University and a Master’s degree in Industrial Relations and Management from Loyola University of Chicago.

Darryl G. Smette, Executive Vice President Marketing, Facilities, Pipelines and Supply Chain

Mr. Smette, 67, was elected to the position of Executive Vice President Marketing, Facilities, Pipelines and Supply Chain in 2014. From 1999 until 2014, he served in the position of Executive Vice President Marketing and Midstream for the Company. Mr. Smette has been with the Company since 1986. His marketing background includes 15 years with Energy Reserves Group, Inc./BHP Petroleum (Americas), Inc. He serves on the Board of EnLink Midstream, LLC (ENLC) and EnLink Midstream Partners, LP (ENLK) and serves on the Board of Directors of Panhandle Oil & Gas Inc. Mr. Smette also is an oil and gas industry instructor approved by the University of Texas Department of Continuing Education. Mr. Smette holds an undergraduate degree from Minot State University and a Master’s degree from Wichita State University.

Lyndon C. Taylor, Executive Vice President and General Counsel

Mr. Taylor, 56, was elected to the position of Executive Vice President and General Counsel in 2007 and has been with the Company since 2005. He served as Deputy General Counsel from the time he joined the Company in 2005 until 2007. Prior to joining Devon, Mr. Taylor was with Skadden, Arps, Slate, Meagher & Flom LLP for 20 years, most recently as managing partner of the energy practice in Houston. He is admitted to practice law in Oklahoma and Texas. Mr. Taylor holds a Bachelor’s degree in Industrial Engineering from Oklahoma State University and a Juris Doctorate degree from the University of Oklahoma.

Tony D. Vaughn, Executive Vice President Exploration and Production

Mr. Vaughn, 57, was elected to the position of Executive Vice President of Exploration and Production in 2013. From 1999 until 2013, Mr. Vaughn served in various positions including most recently as Senior Vice President Exploration and Production and Strategic Services. Before joining Devon in 1999, Mr. Vaughn spent 12 years with Kerr-McGee Corporation, most recently as Manager of the Rocky Mountain District. He holds a Bachelor of Science degree in Petroleum Engineering from the University of Tulsa and a Bachelor of Science Degree in Business Management from Oral Roberts University. He is a member of the Society of Petroleum Engineers.

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AGENDA ITEM 3.

RATIFICATION OF INDEPENDENT AUDITORS FOR 2015

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditing firm retained to audit the Company’s financial statements. To carry out this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent auditor’s qualifications, performance and independence; considers whether the auditing firm should be rotated, including the advisability and potential impact of selecting a different independent registered public accounting firm and adopting a policy of regular rotation; and negotiates the audit fees associated with the Company’s retention of the independent auditing firm. The Audit Committee has appointed KPMG LLP (KPMG) to serve as our independent auditing firm for 2015.

In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The selection of the Company’s lead audit partner pursuant to this rotation policy involves a rigorous process, including interviews of potential audit partner candidates with the Audit Committee.

The Audit Committee and the Board of Directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our stockholders. In furtherance of its commitment to corporate governance practices, the Board is asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2015. In the event that our stockholders fail to ratify the appointment of KPMG, the Audit Committee will consider the selection of a different independent auditing firm for 2016.

Representatives of KPMG will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Our Board of Directors recommends that stockholders vote “FOR” the ratification of KPMG LLP as our independent auditors for 2015.

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AGENDA ITEM 4.

ADOPTION OF THE DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN

The Company’s 2009 Long Term Incentive Plan (the “2009 Plan”) governs the award and payment of equity awards to our employees (including executive officers) and non-employee Directors. On April 7, 2015, our Board of Directors approved the 2015 Long-Term Incentive Plan (the “2015 Plan”) to replace the 2009 Plan, subject to stockholder approval at the Annual Meeting. The 2015 Plan would have similar terms to the 2009 Plan and provide for the grant of 28,000,000 shares thereunder as further described below.

Discussion of the Purposes of this Proposal

Authorized Shares under the 2015 Plan. Subject to stockholder approval of the 2015 Plan at the Annual Meeting, the Board authorized the issuance of 28,000,000 shares of common stock under the plan as further described below. In the years 2010 to 2014, the five full calendar years during which grants were made from the 2009 Plan, the Company granted, on average, approximately 779,000 shares relating to options and 2,188,000 shares relating to restricted stock awards and unit awards, and 460,000 performance shares and units per year. The average annual dilution rate over this period was less than 0.85% and, when netting out shares forfeited, dilution was less than 0.4% of the common stock outstanding. Even with our measured approach to equity compensation and low rate of dilution, we do not believe the current reserve provides the Company with sufficient authority and flexibility to adequately provide for future incentives to attract and retain employees at competitive levels in 2015 and future years. The 2015 Plan is designed to provide flexibility to meet our needs over two to three years in a changing and competitive environment, while attempting to minimize dilution to stockholders. Details about outstanding grants from prior plans as well as shares remaining available for grant under all the Company’s equity plans as of February 28, 2015 are provided in the table below.

Total Stock Options Outstanding	4,196,895
Total Stock Awards Outstanding (Restricted Stock, Units, Performance Units)	8,642,394
Total Devon Common Stock Outstanding	411,059,768
Weighted Average Exercise Price of Stock Options Outstanding	$70.51
Weighted-Average Remaining Duration (Years) of Stock Options Outstanding	2.93
Total Shares Available for Grant Under the 2009 Plan	8,142,370

A summary of the 2015 Plan follows and is qualified by reference to the full text of the plan, which is included in this Proxy Statement as Appendix A. If the 2015 Plan is not approved at the Annual Meeting, the 2009 Plan will remain in effect.

The Board of Directors recommends a vote “FOR” the approval of the 2015 Plan.

Summary of the Terms of the 2015 Plan

Purpose of the 2015 Plan. The purpose of the 2015 Plan is to create incentives designed to motivate selected employees to significantly contribute toward our growth and profitability, and to promote retention. The shares under the 2015 Plan will enable us to attract and retain experienced employees who, by their positions, abilities and diligence, are able to make important contributions to our success. We do not intend to use all incentive awards at all times for each participant but will selectively grant awards primarily to achieve long-term goals. Awards will be granted in such a way as to align the interests of participants with those of our stockholders.

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AGENDA ITEM 4.

ADOPTION OF THE DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN (cont’d)

Stock Subject to the Plan. Subject to the terms of the 2015 Plan, awards may be made under the 2015 Plan for a total of 28 million shares of common stock, plus the number of shares of common stock available for issuance under the 2009 Plan, including the shares of common stock subject to outstanding awards under the 2009 Plan in accordance with Section 1.3(a) of the 2015 Plan. Additionally, shares of common stock covered by an award under the 2009 Plan, including assumed plans, which are forfeited, cancelled, or expire after the Annual Meeting will be added to the shares of common stock authorized for issuance under the 2015 Plan. Any shares granted as stock options or stock appreciation rights will be counted against this limit as one share for each share granted. Any shares granted under awards other than stock options or stock appreciation rights will be counted against this limit as 3.00 shares for each share granted. Any shares related to awards which terminate by expiration, forfeiture, cancellation or otherwise or are exchanged in the Compensation Committee’s discretion for awards not involving common stock, will be available again for grant under the plan and shall not be counted against the shares authorized under the plan. Shares of common stock which are (i) tendered in payment of an option, (ii) tendered or withheld in payment of taxes or repurchased using option proceeds, or (iii) not issued or delivered as a result of the net settlement of an outstanding stock option or stock appreciation right, will not be added back to the shares authorized under the plan.

Key Features of the 2015 Plan. Key features of the 2015 Plan include:

•	a maximum term of eight years for any award under the plan;

•

a prohibition against the repricing of stock options or stock appreciation rights, including the cancellation of such awards in exchange for cash or other awards, except in connection with corporate transactions involving the Company (such as stock dividends, stock splits and mergers);

•	a prohibition against granting options with an exercise price less than the fair market value of our common stock on the date of grant;

•

a provision under which the vesting of restricted stock awards, restricted stock units and Canadian restricted stock units which vest based upon continued service will be limited in such a way that, except in the case of termination due to death, disability, an approved reason, or the occurrence of a change in control, (i) no portion of the award will vest prior to the first anniversary of the grant date; (ii) up to one-third of the shares subject to the award will be eligible to vest on or after the first anniversary of the grant date; (iii) up to an additional one-third of the shares subject to the award will be eligible to vest on or after the second anniversary of the grant date; and (iv) up to an additional one-third of the shares subject to the award will be eligible to vest on or after the third anniversary of the grant date; provided, however, that restricted stock awards, restricted stock units and Canadian units that are granted to an eligible Director will, except in the case of termination of service due to death, disability or an approved reason, or the occurrence of a change in control, vest not earlier than the first anniversary of the grant date;

•

a provision under which restricted stock awards, restricted stock units and Canadian restricted stock units which vest based upon performance standards will require that the holder must remain in the employment of the Company for at least one year from the grant date, except in the case of termination due to death, disability, an approved reason, or the occurrence of a change in control;

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AGENDA ITEM 4.

ADOPTION OF THE DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN (cont’d)

•	the Compensation Committee’s ability to grant awards that qualify as “performance-based compensation” for purposes of Section 162(m);

•	subject to the terms of the 2015 Plan, the following award limits:

–	the maximum number of shares that may be awarded in the form of options or stock appreciation rights to an employee in any calendar year is 800,000;

–

the maximum number of shares that may be awarded in the form of restricted stock awards, performance units, restricted stock units and Canadian restricted stock units to an employee in any calendar year is 400,000;

–	the maximum number of shares that may be awarded in the form of restricted stock awards, or restricted stock units to a non-employee Director in any calendar year is 15,000;

–	the maximum number of shares that may be awarded in the form of non-qualified stock options or stock appreciation rights to a non-employee Director in any calendar year is 30,000; and

–	the maximum number of shares that may be awarded as incentive stock options is 25.5 million shares.

Administration. For purposes of administration, the 2015 Plan is divided into three separate plans:

•

Non-executive officer plan: this plan is limited to participants who are not subject to Section 16 of the Securities Exchange Act of 1934. The non-executive officer plan is administered by the Compensation Committee. However, the Compensation Committee may, to the extent permitted by law, delegate authority to the regular award committee to administer the awards to non-executive officers. Our Chief Executive Officer and other individuals appointed by the Compensation Committee will comprise the regular award committee. Although the regular award committee may be authorized to administer the non-executive officer plan, it can only make awards within guidelines set by the Compensation Committee.

•

Executive officer plan: this plan is limited to participants who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934. The executive officer plan is administered exclusively by the Compensation Committee.

Except for administration and the category of participants eligible to receive awards, the terms of the plan with respect to awards to non-executive officers and executive officers are identical.

•

Non-employee Director plan: this plan is limited to non-employee Directors of the Company and permits only grants of nonqualified stock options, stock appreciation rights, restricted stock units and restricted stock awards to them. The Company’s Board of Directors is responsible for selection of non-employee Directors for awards and to determine the number of any award granted to non-employee Directors thereunder. The Compensation Committee is responsible for the administration of all other aspects of awards granted to non-employee Directors.

Eligibility for Participation. Our employees are eligible to participate in the long-term incentive plan. Subject to the provisions of the 2015 Plan, the Compensation Committee has exclusive power

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AGENDA ITEM 4.

ADOPTION OF THE DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN (cont’d)

in selecting participants from among the eligible employees. In addition, non-employee Directors are eligible to receive grants of nonqualified stock options, stock appreciation rights, restricted stock units and restricted stock awards under the 2015 Plan. As of February 28, 2015, approximately 3,600 employees (including eight executive officers) and all nine non-employee Directors are eligible to participate in the 2009 Plan, and the Company anticipates that a similar number and classes of participants will participate in the 2015 Plan.

Types of Awards. The 2015 Plan provides that any or all of the following types of awards may be granted:

•	nonqualified stock options and stock options intended to qualify as “incentive stock options” under Section 422 of the Code;

•	stock appreciation rights (SARs);

•	restricted stock;

•	restricted stock units;

•	Canadian restricted stock units;

•	performance units; and

•	performance-based awards.

Stock Options. The Compensation Committee may grant awards under the plan in the form of options to purchase shares of our common stock. Stock options may be either nonqualified stock options or stock options intended to qualify as “incentive stock options” under Section 422 of the Code. The Compensation Committee will have the authority to determine the terms and conditions of each option, the number of shares subject to the option, and the manner and time of the option’s exercise.

The exercise price of an option may not be less than the fair market value of our common stock on the date of grant. The fair market value of shares of common stock subject to options is determined by the closing price as reported on the NYSE. As of February 27, 2015, the closing price of the Company’s common stock as reported on the NYSE was $61.59. A participant may pay the exercise price of an option in cash, check or equivalent, in shares of the Company’s common stock, provided that the exercise price (including required withholding taxes) may be paid using shares of the Company’s common stock only to the extent that it would not result in an adverse accounting charge for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Compensation Committee, by the withholding of shares of the Company’s common stock subject to the exercisable option which have a fair market value on the date of exercise equal to the exercise price, or by a combination of the foregoing or such other method as the Committee may approve. The Compensation Committee may permit the exercise of stock options through a broker-dealer acting on a participant’s behalf if in accordance with procedures adopted by the Company. Unless sooner terminated, the stock options granted under the plan expire eight years from the date of grant.

Stock Appreciation Rights. The Compensation Committee may grant awards under the 2015 Plan in the form of SARs. A SAR permits the participant to receive an amount (in cash or common stock)

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AGENDA ITEM 4.

ADOPTION OF THE DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN (cont’d)

equal to the number of SARs exercised by the participant multiplied by the excess of the fair market value of common stock on the exercise date over the exercise price. The exercise price of SARs granted under the 2015 Plan cannot be less than the fair market value of a share of common stock on the date the SAR is granted. The Compensation Committee will have the authority to determine the terms and conditions of each SAR, the number of shares subject to the SAR, and the manner and time payment of amounts attributable to a SAR.

Restricted Stock Awards and Units. Shares of restricted stock and restricted stock units awarded under the 2015 Plan will be subject to the terms, conditions, restrictions and/or limitations, if any, that the Compensation Committee deems appropriate, including restrictions on continued employment. At the Compensation Committee’s discretion, dividends or other distributions with respect to a restricted stock award may be either currently paid or withheld by the Company and credited to a participant’s account; provided, however, that any dividends or other distributions with respect to awards vesting based on performance will only vest if the underlying award vests as determined by the Compensation Committee.

Canadian Restricted Stock Units. The Compensation Committee may authorize the establishment of a trust for purposes of administering the grant of Canadian restricted stock units to employees of our Canadian subsidiaries and affiliated entities who perform the majority of their employment duties in Canada. The restricted stock units will have substantially the same after-tax effect for Canadian employees as the restricted stock awards described above have on United States employees. Cash contributions will be made to the trust in amounts that approximate the value of units awarded to participants. The trust will be authorized to purchase shares of our common stock on the open market for use in settling the Canadian restricted stock units granted under the 2015 Plan. Upon vesting, the trustee of the trust would distribute the shares of our common stock which have been allocated to a participant’s account. Due to restrictions in the Canadian Income Tax Act, the term of a Canadian restricted stock unit must be limited to three years. The Compensation Committee may authorize the Company or its Canadian subsidiaries or affiliates to grant an additional award to a participant equal to the dividend that a participant would have received had the award been made with shares of common stock, rather than Canadian restricted stock units.

Performance Units. The 2015 Plan permits grants of performance units, which are rights to receive cash or common stock based upon the achievement of performance goals established by the Compensation Committee. Such awards are subject to the fulfillment of conditions that may be established by the Compensation Committee including performance targets for each award for a period of no less than one year.

Performance-Based Awards

Generally. The Compensation Committee may determine that a restricted stock award, restricted stock unit, Canadian restricted stock unit or performance unit granted to an employee will be considered “performance-based compensation” under Section 162(m) (“Performance-Based Awards”). As determined by the Compensation Committee, either the granting or vesting of such Performance-Based Awards will be based on achievement of performance objectives that are based on one or more of the business criteria described below, with respect to one or more business units or the Company and its subsidiaries as a whole.

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AGENDA ITEM 4.

ADOPTION OF THE DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN (cont’d)

Business Criteria. The Compensation Committee will use objectively determinable performance goals based on one or more of the following business criteria, individually or in combination: earnings; earnings per share (actual or targeted growth); earnings before interest and taxes; pretax earnings before interest, depreciation, amortization, exploration and abandonment costs; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items or operating income; revenues; sales; debt level; cost reduction targets; interest-sensitivity gap levels; cash flow (including but not limited to free cash flow, net cash flow, net cash flow before financing activities, cash flow from operations, increase in cash flow return); capital expenditures; weighted average cost of capital; debt/proved reserves; net income or gross income (including but not limited to income after capital costs and income before or after taxes); operating income; expense; working capital; operating or profit margin; pre-tax margin; contribution margin; return factors (including, but not limited to return on equity, capital employed, or investment; risk adjusted return on capital; return on investors’ capital; return on average equity; return on assets; and return on net assets); book value; operating expenses (including, but not limited to lease operating expenses, severance taxes and other production taxes, gathering and transportation and general and administrative costs); unit costs; net borrowing, debt leverage levels, credit quality, or debt ratings; accomplishment of mergers, acquisitions, dispositions, or similar business transactions (including, but not limited to acquisition goals based on value of assets acquired or similar objectives); debt to debt plus stockholder equity; debt to EBIT or EBITDA; interest coverage; total stockholder return; comparative stockholder return; market price per share; book value per share; net asset value per share; growth measures; debt to total capitalization ratio; asset quality levels; investments; economic value added; stock price appreciation; market capitalization; accounts receivables day sales outstanding; accounts receivables to sales; achievement of balance sheet or income statement objectives; market share; assets; asset sale targets; non-performing assets; satisfactory internal or external audits; improvement of financial ratings; charge-offs; regulatory compliance; employee retention/attrition rates; individual business objectives; risk management activities, corporate value measures which may be objectively determined (including ethics, compliance, environmental, diversity commitment, and safety); amount of the oil and gas reserves; costs of finding oil and gas reserves; reserve replacement ratio, reserve additions, or other reserve level measures; drilling results; natural gas and/or oil production, production and reserve growth; implementation or completion of critical projects or processes; production volume; sales volume; production efficiency; inventory to sales; and inventory turns.

Establishment of Performance Goals. The Compensation Committee will establish the performance goals applicable to a given award no later than the earlier of ninety (90) days after the commencement of the applicable performance period or the date on which twenty-five percent (25%) of such performance period has been completed.

Certification of Performance. No Performance-Based Awards will be payable to or vest with respect to any participant for a given period until the Compensation Committee certifies that the objective performance goals applicable to such period have been satisfied.

Modification of Performance-Based Awards. The Compensation Committee may reduce or eliminate the number of shares of common stock awarded or the number of shares of common stock vested upon the attainment of a performance goal, based on such terms and conditions as the Committee deems appropriate. The Compensation Committee may make such changes to performance goals and Performance-Based Awards as the Committee deems appropriate in the event of a change in corporate capitalization, corporate transaction or other corporate event as permitted by Section 162(m), or as the Committee otherwise determines.

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AGENDA ITEM 4.

ADOPTION OF THE DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN (cont’d)

Impact of Extraordinary Items or Changes in Accounting. To the extent applicable and unless the Committee determines otherwise, the determination of the achievement of performance goals will be determined based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in the Company’s audited financial statements. The Compensation Committee may provide for appropriate adjustment as it deems appropriate, including for one or more of the following items: asset write-downs; litigation or claim judgments or settlements; changes in accounting principles; changes in tax law or other laws affecting reported results; changes in commodity prices; severance, contract termination, and other costs related to exiting, modifying or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; gains and losses in connection with the termination or withdrawal from a pension plan; stock compensation costs and other non-cash expenses; any extraordinary non-recurring items as described in applicable Accounting Principles Board opinions or Financial Accounting Standards Board statements or in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s annual report to stockholders for the applicable year; and any other specified non-operating items as determined by the Committee in setting performance goals.

Death, Disability or Other Circumstances. The Compensation Committee may provide that Performance-Based Awards will be payable in the event of the participant’s death or disability, a change in control or under other circumstances consistent with the requirements of Section 162(m).

Termination of Employment/Service

The Compensation Committee will determine the treatment of an employee’s award in the event of death, disability, retirement or termination of employment for an approved reason. Except as otherwise provided, if a participant’s employment is terminated for any other reason, all unvested awards will terminate at that time.

In the event a non-employee Director terminates service as a Director, the unvested portion of an award will be forfeited unless otherwise provided by agreement or the Board. A non-employee Director will have three years after termination of service to exercise non-qualified stock options and SARs which are otherwise exercisable at termination.

Company Policies. All awards granted under the 2015 Plan will be subject to any applicable clawback or recoupment, share trading or other policies of the Company.

Amending the 2015 Plan

The Company’s Board of Directors may amend the 2015 Plan at any time. The Company’s Board of Directors may not, however, without Devon stockholder approval,

•	adopt any amendment that would increase the maximum number of shares that may be granted under the 2015 Plan (except for certain anti-dilution adjustments),

•	materially modify the 2015 Plan’s eligibility requirements, or

•	materially increase the benefits provided to participants under the 2015 Plan.

Notwithstanding, the Board may amend the 2015 Plan in such a manner it deems appropriate in the event of a change in applicable law.

87	Commitment Runs Deep

AGENDA ITEM 4.

ADOPTION OF THE DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN (cont’d)

Amendments to Awards

Subject to the terms of the 2015 Plan including, without limitation, the repricing prohibitions, the Compensation Committee may at any time unilaterally amend the terms of an award, whether or not exercisable or vested, to the extent it deems appropriate; provided, however, that any amendments that are materially adverse to a participant’s rights require the participant’s consent.

Change in Control Event

The Compensation Committee is authorized to provide in the award agreements for the acceleration of any unvested portion of any outstanding awards under the 2015 Plan upon a change of control event. However, in connection with a change in control event or an automatic adjustment described in the paragraph that follows, the Compensation Committee retains the discretion to (i) cancel any or all outstanding awards under the 2015 Plan in consideration for payment (in cash and/or securities or other property in the Compensation Committee’s discretion) to the holder of each such cancelled award of an amount equal to the portion of the consideration that would have been payable to such holder pursuant to such transaction if such award had been fully vested and exercisable, and had been fully exercised, immediately prior to such transaction, less the exercise price if any that would have been payable therefore, or (ii) if the net amount referred to in clause (i) would be negative, cancel such Award for no consideration or payment of any kind.

Automatic Adjustment Features

Subject to the terms of the 2015 Plan, the 2015 Plan provides for the automatic adjustment of the number and kind of shares available under it, and the number and kind of shares subject to outstanding awards in the event our common stock is changed into or exchanged for a different number or kind of shares of stock or other securities of Devon or another corporation, or if the number of shares of our common stock is increased through a stock dividend, or if rights or warrants to purchase the Company’s securities are issued to holders of all outstanding common stock. The 2015 Plan also provides that the Compensation Committee may adjust the number of shares available under the 2015 Plan and the number of shares subject to any outstanding awards if, in the Compensation Committee’s opinion, any other change in the number or kind of shares of outstanding common stock equitably requires such an adjustment.

New Plan Benefits

To date, no awards have been made under the 2015 Plan, and any awards made in the future are indeterminable at this time, and subject to stockholder approval of the 2015 Plan at the Annual Meeting.

U.S. Federal Tax Treatment

Incentive Stock Option Grant/Exercise. A participant who is granted an incentive stock option does not recognize any taxable income at the time of grant or at the time of exercise (except for alternative minimum tax). Similarly, we are not entitled to a deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant of such option or one year from the date of the exercise of such shares by the participant, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, we will not be entitled to any deduction for federal income tax purposes.

88	Commitment Runs Deep

AGENDA ITEM 4.

ADOPTION OF THE DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN (cont’d)

Nonqualified Stock Option and Stock Appreciation Right Grant/Exercise. A participant who is granted a nonqualified stock option or stock appreciation right does not recognize taxable income at the time of grant. Taxable income recognition by the participant occurs at the time of exercise in an amount equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. We are entitled to a corresponding deduction for the same amount.

Restricted Stock Awards. A participant who has been granted an award in the form of restricted stock will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at the time of grant, assuming that the restrictions constitute a substantial risk of forfeiture for U.S. income tax purposes. When such restrictions lapse, the participant will recognize taxable income (and have tax basis in the shares) in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, and we will be entitled to a corresponding deduction. The participant may elect to include the value of his restricted stock award as income at the time it is granted under Section 83(b) of the Code, and we will take a corresponding income tax deduction at such time.

Restricted Stock Units. A participant who has been granted an award in the form of restricted stock units will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at the time of grant, assuming that the restrictions constitute a substantial risk of forfeiture for U.S. income tax purposes. When such restrictions lapse, the participant will recognize taxable income in an amount equal to the fair market value of the shares at such time and we will be entitled to a corresponding deduction.

Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its principal executive officer and any of its three other most highly compensated officers. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations thereunder, the Company’s ability to deduct compensation expense generated in connection with the exercise of stock options and stock appreciation rights granted under the plan and with respect to Performance-Based Awards should not be limited by Section 162(m) of the Code. The Compensation Committee may, to remain competitive in the marketplace for talent and other reasons, approve stock options, stock appreciation rights, Performance-Based awards and other awards under the 2015 Plan that cannot be deducted.

Section 409A of the Code. Section 409A of the Code (“Section 409A”) generally became effective on January 1, 2005 and potentially applies to compensation that individuals earn in one year but that is not paid until a future year. This is referred to as nonqualified deferred compensation. Section 409A, however, does not apply to qualified plans (such as a Section 401(k) plan) and certain welfare benefits. If deferred compensation covered by Section 409A meets the requirements of Section 409A, then Section 409A has no effect on the individual’s taxes. The compensation is taxed in the same manner as it would be taxed if it were not covered by Section 409A. If a deferred compensation arrangement does not meet the requirements of Section 409A (or satisfy an exception thereto), the compensation is subject to accelerated taxation in the year in which such compensation is no longer subject to a substantial risk of forfeiture and certain additional taxes, interest and penalties, including a 20% additional income tax. Section 409A has no effect on FICA (Social Security and Medicare) tax.

89	Commitment Runs Deep

AGENDA ITEM 4.

ADOPTION OF THE DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN (cont’d)

Awards of stock options, stock appreciation rights, restricted stock units, performance units and other stock-based awards under the 2015 Plan may, in some cases, result in a deferral of compensation that is subject to the requirements of Section 409A. Awards under the 2015 Plan are intended to comply with Section 409A, the regulations issued thereunder or an exception thereto. Notwithstanding, Section 409A of the Code may impose upon a participant certain taxes or interest charges for which the participant is responsible. Section 409A does not impose any penalties on us and does limit our deduction with respect to compensation paid to a participant.

Canadian Tax Treatment

Stock Options. A participant who is granted a stock option does not have taxable income on the date of grant. Instead, tax liability is deferred until the time that the stock option is exercised. At the time of exercise, the participants are subject to tax on the difference between the value of the underlying shares acquired on the exercise of the stock option and the exercise price paid to acquire the shares. Generally, the participant will only be taxed on 50% of the difference in value. However, in certain circumstances, participants may also defer the recognition of this income until disposition of the shares. We will not be entitled to a deduction for Canadian tax purposes.

Canadian Restricted Stock Units. A participant who is granted a Canadian restricted stock unit will not have taxable income at the time of grant. Taxable income will instead occur as the participant becomes vested and shares of common stock are distributed to the participant. We will be entitled to a deduction for the payments made to the trust. However, the deduction will be deferred to the year in which the shares are vested and distributed to the participants.

90	Commitment Runs Deep

AGENDA ITEM 5.

STOCKHOLDER PROPOSAL FOR

ADOPTION OF PROXY ACCESS BYLAW

The Company has been notified by a group of stockholders that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

Stockholder Proposal

RESOLVED:  Shareholders of Devon Energy Corporation (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)

give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)

certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’ s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

91	Commitment Runs Deep

AGENDA ITEM 5.

STOCKHOLDER PROPOSAL FOR

ADOPTION OF PROXY ACCESS BYLAW (cont’d)

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support -votes for similar shareholder proposals averaged 55% from 2012 through September 2014 -and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

Our Board of Directors recommends that stockholders vote “AGAINST” the proposal for the adoption of Proxy Access Bylaw.

Opposition Statement of the Company:  This proposal requests the Board of Directors to adopt, and present for stockholder approval, a “proxy access” bylaw as detailed in the proposal. The proponents submitted their proposal to 75 companies, apparently in the view that a “one-size-fits-all” approach suits proxy access. While we are open to the further evaluation and the possible future implementation of a proxy access framework, we believe that any such framework should be tailored to the Company’s individual circumstances and to the needs of our stockholder base. In this regard, the Company has been engaging with its stockholders regarding the desirability of a proxy access framework and, if desirable, the appropriate proxy access terms for the Company. We intend to continue these discussions over the course of the year. However, for the reasons described below, the Board believes that the proxy access framework set forth in the proposal is not in the best interests of the Company or our stockholders. Therefore, the Board recommends a vote “AGAINST” the stockholder proposal, as we continue our engagement efforts regarding the desirability and terms of a proxy access framework appropriate for the Company.

The Low and Unclear Ownership Requirements in the Proposal Could Result in Significant Abuse

The proposal would require the Company to include in its proxy materials director nominees submitted by an individual stockholder or a “group” of stockholders—without any definition or limits on what constitutes a “group”—holding as little as 3% of our outstanding common stock. This framework would potentially allow an unlimited number of small stockholders to form a “group” to include their nominees in the Company’s proxy statement on an annual basis, which would provide activist stockholders or special interests groups with a relatively low-cost method to disrupt corporate governance and strategy at the expense of the Company and our other stockholders. A stockholder or group of stockholders could use this process to promote special interests (such as publicizing an anti-fossil fuel agenda) or short-term or narrow objectives (such as a demand to engage in a particular transaction) rather than what is in the long-term best interests of the Company and its stockholders. As a result, the Board believes that the proposal’s relatively low ownership threshold with an undefined ability to aggregate ownership present significant risks for abuse.

The Company Has a Robust Process for the Consideration of Director Candidates Recommended by Stockholders, Which Would Be Bypassed by the Proposal

While the Company intends to carefully consider proxy access and engage in discussions with its stockholders, we also believe that our current director nomination process, in which the Governance

92	Commitment Runs Deep

AGENDA ITEM 5.

STOCKHOLDER PROPOSAL FOR

ADOPTION OF PROXY ACCESS BYLAW (cont’d)

Committee evaluates all potential director nominees, including individuals recommended by stockholders, is currently serving the best interests of our Company and our stockholders. The Committee, which is comprised of independent directors who owe fiduciary duties to act in the best interests of all stockholders, reviews and recommends director nominees who have the skills and qualifications to enhance the effectiveness of the Board and who are free from conflicts of interest and will represent the interests of all stockholders and not just those with special interests. As part of its evaluation of each candidate, the Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of current directors and other prospective candidates. Through this robust process, we have added two new independent directors to the Board last year, Barbara M. Baumann and John E. Bethancourt. In contrast, the proposal would permit individual stockholders or groups of small stockholders, who are not bound by fiduciary duties to the Company and other stockholders, to bypass this thorough vetting process and include nominees in the Company’s proxy materials with the intent to further their own specific interests without considering the long-term best interests of the Company and all stockholders.

The Company Already Has A Highly-Qualified, Accountable and Responsive Board

The “one-size-fits-all” approach reflected in the proposal fails to account for the fact that our Board has already implemented a corporate governance framework that provides our stockholders with a meaningful voice in the nomination and election of directors, and the ability to communicate with directors and promote the consideration of stockholder views, including:

•	The opportunity to annually elect our directors through a majority voting standard in uncontested elections;

•	The ability to recommend director candidates to our Governance Committee, which considers such recommendations in the same manner as recommendations received from other sources;

•	The option to directly nominate director candidates and solicit proxies for the election of those candidates in accordance with our bylaws and the federal securities laws;

•	The right to submit proposals for inclusion in the Company’s proxy statement for consideration at an annual meeting, subject to the rules and regulations of the SEC;

•	The opportunity to communicate directly with members of our Board, the Chairman, any Board committee or our independent directors as a group; and

•	The opportunity to vote annually in the “say-on-pay” vote to express their views on executive compensation.

In addition, a majority of our Board members, and all of the members of the Audit Committee, the Compensation Committee and the Governance Committee, qualify as independent directors as required by the listing standards of the New York Stock Exchange and SEC disclosure requirements. Other than our Executive Chairman and our President and CEO, all of the members of the Board are independent directors. In light of the Company’s current corporate governance practices and structure, the Board believes that the “one-size-fits-all” approach reflected in the proposal is disproportionate and ill-suited to the Company’s individual circumstances and to the needs of our stockholder base.

93	Commitment Runs Deep

AGENDA ITEM 5.

STOCKHOLDER PROPOSAL FOR

ADOPTION OF PROXY ACCESS BYLAW (cont’d)

The High Proportion of Directors That May Be Nominated Under the Proposal Could Result in Substantial Board Disruption

Under the proposal, stockholders could compel the inclusion of a number of candidates representing up to a quarter of the directors then serving on the Board in the Company’s proxy materials. This could potentially result in substantial annual turnover of directors, with the attendant loss of valuable institutional knowledge and experience of our current and historical business and operations. High annual turnover of directors, particularly involving the addition of directors representing special interests or agendas, could also foster divisiveness and contribute to the formation of factions on the Board, which in turn could adversely impact the effective functioning of the Board and stifle the candor and openness that are conducive to deliberate corporate governance. Furthermore, by increasing the likelihood of regular, contested elections, the proposal may discourage highly qualified individuals from serving on the Board. The Board believes that these risks could produce an inexperienced and fractured Board that would not provide meaningful oversight of the Company and its long-term strategies.

Proxy Access Is the Subject of Ongoing Analysis and Discussion

Proxy access is an evolving corporate governance topic, with relatively limited and recent application among U.S. public companies. Since the SEC first permitted stockholder proposals on proxy access in late 2011, fewer than 25 proxy access bylaws have been adopted by public companies in the U.S. as of April 13, 2015. Moreover, the particular provisions of a proxy access bylaw could vary on a number of terms, including with respect to level of ownership, duration of ownership, maximum number of nominees and maximum number of stockholders permitted in a group. As a result and given the risks and potential for unintended consequences, the Board believes it would be imprudent to adopt a proxy access bylaw without further evaluation of the on-going development of this corporate governance issue and a more complete understanding of stockholder views regarding the desirability of proxy access and, if desirable, the appropriate framework for the Company.

For the foregoing reasons, our Board of Directors recommends that stockholders vote “AGAINST” the proposal for the adoption of Proxy Access Bylaw.

94	Commitment Runs Deep

AGENDA ITEM 6.

STOCKHOLDER PROPOSAL FOR A REPORT ON

LOBBYING ACTIVITIES RELATED TO

ENERGY POLICY AND CLIMATE CHANGE

The Company has been notified by a group of stockholders that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

Stockholder Proposal

Whereas:  The Intergovernmental Panel on Climate Change (IPCC), the world’s leading scientific authority on climate change, confirmed in 2013 that warming of the climate is unequivocal and human influence is the dominant cause. Recent extreme weather events have caused significant loss of life and billions of dollars of damage. Many investors are deeply concerned about existing and future effects of climate change on society and business.

The IPCC estimates that a 50% reduction in greenhouse gas emissions globally is needed by 2050 (from 1990 levels) to stabilize global temperatures , requiring a U.S. target reduction of 80%.

Urgent action is needed to achieve the required emissions reductions. We believe the U.S. Congress, Administration as well as States and cities, must enact and enforce strong legislation and regulations to mitigate and adapt to climate change, reduce our use of fossil fuels and move us to a renewable energy future.

Accordingly, we believe companies in the energy sector should review and update their public policy positions related to climate change.

The public perception is that business often opposes laws and regulations addressing climate change or renewable energy. For example, in 2009, when Congress debated comprehensive climate change legislation, oil, gas and electric utilities spent more than $300 million on lobbying. (Opensecrets.org)

Consequently, company political spending and lobbying on climate or energy policy, including through third parties, are increasingly scrutinized. For example, investors question company public policy advocacy through the U.S. Chamber of Commerce, which often obstructs progress on climate-related legislation and in particular has attacked the EPA for its climate initiatives.

Over 1,000 forward looking businesses such as General Motors, PepsiCo, General Mills, Nestle, Microsoft, Nike and Unilever, signed the Climate Declaration that supports the need for legislation and states, “Tackling Climate Change is one of America’s greatest economic opportunities of the 21st Century.”

Resolved:  Shareholders request that the Board commission a comprehensive review of Devon’s positions, oversight and processes related to public policy advocacy on energy policy and climate change. This would include an analysis of political advocacy and lobbying activities, including indirect support through trade associations, think tanks and other nonprofit organizations. Shareholders also request that company prepare (at reasonable cost and omitting confidential information) and make available by September 2015 a report describing the completed review.

95	Commitment Runs Deep

AGENDA ITEM 6.

STOCKHOLDER PROPOSAL FOR A REPORT ON

LOBBYING ACTIVITIES RELATED TO

ENERGY POLICY AND CLIMATE CHANGE (cont’d)

Supporting Statement:

We recommend that this review include:

•	Whether Devon’s current company positions on climate legislation and regulation are consistent with the reductions deemed necessary by the IPCC;

•	Board oversight of the company’s public policy advocacy on climate;

•	Direct and indirect expenditures (including dues and special payments) for issue ads designed to influence elections, ballot initiatives or legislation related to climate change;

•	Engagement with climate scientists and other stakeholders involved in climate policy discussions;

•	Proposed actions to be taken as a result of the review.

Our Board of Directors recommends that stockholders vote “AGAINST” the proposal for a report on lobbying activities related to energy policy and climate change.

Opposition Statement of the Company:  This proposal requests the Board of Directors to commission a review of the Company’s positions, oversight and processes related to public policy advocacy on energy policy and climate change, and to authorize the preparation of a report describing such review. For the reasons discussed below, the Board of Directors recommends a vote “AGAINST” this stockholder proposal.

We are committed to conducting our business lawfully, ethically and in a socially and environmentally responsible manner. We also believe that participation in the political, legislative and regulatory processes—at all levels of government—is vital to our business. As such, we actively advocate on public policy issues relevant to our business and are committed to doing so in full compliance with applicable laws. The Board of Directors agrees with the stockholder proponents regarding the importance of reducing greenhouse gas emissions. However, the Board of Directors believes that the Company’s current positions and processes regarding public policy advocacy are significant, adequate and accessible, and we currently provide extensive disclosures regarding our lobbying practices and policies.

Our policies relating to environmental stewardship are available on our corporate website at www.devonenergy.com. As set forth in the Company’s Environmental, Health and Safety Philosophy, we are committed to understanding our relationship to the environment, preventing pollution and reducing greenhouse gas emission intensity through energy efficiency improvements and by employing economically feasible reduction technologies.

All lobbying activities conducted by the Company and its employees must comply with applicable law and our “Code of Business Conduct and Ethics,” which is also available through our corporate website. Devon has adopted a Political Contributions and Activities Policy, which is included in our “Code of Business Conduct and Ethics,” that sets forth the general requirements for the lobbying activities of Devon. As noted in the Political Contributions and Activities Policy, the Company’s Vice President—Public and Government Affairs oversees the Company’s lobbying practices and procedures.

96	Commitment Runs Deep

AGENDA ITEM 6.

STOCKHOLDER PROPOSAL FOR A REPORT ON

LOBBYING ACTIVITIES RELATED TO

ENERGY POLICY AND CLIMATE CHANGE (cont’d)

Moreover, the Company already makes extensive disclosure relating to its lobbying activity. Nearly seven years ago, Congress passed the Honest Leadership and Open Government Act, which amended parts of the Lobbying Disclosure Act of 1995 and dramatically increased overall required disclosure of lobbying activities. Pursuant to these laws, we provide quarterly reports on the aggregate amount that is spent on lobbying activities and bill numbers of lobbied legislation, and provide semi-annual reports on political action committee contributions, expenses relating to meetings, conferences and awards of certain officials, and charitable contributions. These disclosures are publicly available on the Internet through databases maintained by the U.S. House of Representatives and U.S. Senate at http://lobbyingdisclosure.house.gov/ and

http://soprweb.senate.gov/index.cfm?event=lobbyistselectfields, respectively. We also disclose lobbying activities pursuant to applicable state law, including Montana, New Mexico, Texas, Wyoming and Oklahoma, and these reports are publicly available through state websites.

Given our current policies and level of disclosure with respect to lobbying activities, the Board of Directors believes that the proposal is unnecessary. The Board of Directors also believes that additional disclosures would not provide useful information to our stockholders. Information concerning our lobbying activities is already available.

We do not directly influence how the trade associations to which we contribute spend monies for lobbying purposes, nor is lobbying our only purpose for joining such associations. We participate in trade associations for a variety of reasons, including networking, civic participation and monitoring of industry policies and trends.

The Board of Directors believes that the Company’s current positions and processes related to public policy advocacy are appropriate and easily accessible. The Board of Directors also believes that the currently available information with respect to lobbying activities strikes the appropriate balance between transparency and excessive burden and cost. This proposal’s requirements would tip this balance, resulting in the waste of valuable time and corporate resources performing a comprehensive review of the Company’s public policy advocacy position relating to energy and climate change, and tracking immaterial activity without materially altering the publicly available disclosure that currently exists. The Board of Directors believes that our current policies and disclosures, along with our process described above, are appropriate and in the best interest of the Company and our stockholders.

In summary, our policies and procedures in these areas are well established and readily accessible. Reports concerning the Company’s lobbying activities are publicly available to our stockholders. We believe the review requested by this proposal and the preparation and publication of a report would be an unnecessary and unproductive use of the Company’s resources, and therefore would not be in the best interests of the Company or our stockholders.

For the foregoing reasons, our Board of Directors recommends that stockholders vote “AGAINST” the proposal for a report on lobbying activities related to energy policy and climate change.

97	Commitment Runs Deep

AGENDA ITEM 7.

STOCKHOLDER PROPOSAL FOR

A REPORT DISCLOSING LOBBYING POLICY AND ACTIVITY

The Company has been notified by a group of stockholders that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

Stockholder Proposal

Whereas,  corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately stockholder value, and

Whereas,  we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of stockholders and long-term value.

Resolved,  the stockholders of Devon Energy Corporation (“Devon”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Devon used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Devon’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Devon is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Devon’s website.

Supporting Statement

As stockholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. Devon is listed as a member of the National Association of Manufacturers and American Petroleum Institute, which

98	Commitment Runs Deep

AGENDA ITEM 7.

STOCKHOLDER PROPOSAL FOR

A REPORT DISCLOSING LOBBYING POLICY AND ACTIVITY (cont’d)

together spent over $33.4 million lobbying in 2012 and 2013. Devon does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Absent a system of accountability, company assets could be used for objectives

Our Board of Directors recommends that stockholders vote “AGAINST” the proposal for the preparation of a report disclosing lobbying policy and activity.

Opposition Statement of the Company:  This proposal requests the Board of Directors to authorize the preparation of a report disclosing the Company’s lobbying policies, procedures and practices. For the reasons discussed below, the Board of Directors recommends a vote “AGAINST” this stockholder proposal.

We believe that participation in the political, legislative and regulatory processes—at all levels of government—is vital to our business. As such, we actively advocate on public policy issues relevant to our business and are committed to doing so in full compliance with applicable laws. The Board of Directors believes that the Company’s current disclosures regarding lobbying practices and procedures are significant, adequate and accessible. The Board of Directors agrees with the stockholder proponents regarding the importance of transparency and accountability with respect to use of corporate funds. However, we currently provide extensive disclosures regarding our lobbying practices and policies.

Nearly seven years ago, Congress passed the Honest Leadership and Open Government Act, which amended parts of the Lobbying Disclosure Act of 1995 and dramatically increased overall required disclosure of lobbying activities. Pursuant to these laws, we provide quarterly reports on the aggregate amount that is spent on lobbying activities and bill numbers of lobbied legislation, and provide semi-annual reports on political action committee contributions, expenses relating to meetings, conferences and awards of certain officials, and charitable contributions. These disclosures are publicly available on the Internet through databases maintained by the U.S. House of Representatives and U.S. Senate at http://lobbyingdisclosure.house.gov/ and http://soprweb.senate.gov/index.cfm?event=lobbyistselectfields, respectively. We also disclose lobbying activities pursuant to applicable state law, including Montana, New Mexico, Texas, Wyoming and Oklahoma, and these reports are publicly available through state websites.

All lobbying activities conducted by the Company and its employees must comply with applicable law and our “Code of Business Conduct and Ethics,” which is available through our corporate website at www.devonenergy.com. Devon has adopted a Political Contributions and Activities Policy, which is included in our “Code of Business Conduct and Ethics,” that sets forth the general requirements for the lobbying activities of Devon. As noted in the Political Contributions and Activities Policy, the Company’s Vice President—Public and Government Affairs oversees the Company’s lobbying practices and procedures.

Given our current policies and level of disclosure with respect to lobbying activities, the Board of Directors believes that the proposal is unnecessary. The Board of Directors also believes that additional disclosures with respect to lobbying practices would not provide useful information to our stockholders. As evidenced by the proponent’s supporting statement, information concerning our lobbying activities is already available.

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AGENDA ITEM 7.

STOCKHOLDER PROPOSAL FOR A REPORT

DISCLOSING LOBBYING POLICY AND ACTIVITY (cont’d)

We do not directly influence how the trade associations to which we contribute spend monies for lobbying purposes, nor is lobbying our only purpose for joining such associations. We participate in trade associations for a variety of reasons, including networking, civic participation and monitoring of industry policies and trends.

The Board of Directors believes that the currently available information with respect to lobbying activities strikes the appropriate balance between transparency and excessive burden and cost. This proposal’s requirements would tip this balance, resulting in the waste of valuable time and corporate resources tracking immaterial activity without materially altering the publicly available disclosure that currently exists. Furthermore, by mandating the disclosure of certain trade association dues, adoption of the proposed policy may require the disclosure of proprietary information, which could raise other potential competitive and business-related concerns. The Board of Directors believes that our current disclosure, along with our process described above, is appropriate and in the best interest of the Company and our stockholders.

Finally, the Board of Directors opposes this resolution because many aspects of the proposal are vague or unworkable and may create confusion. For example, the definition of lobbying and the payments that would be considered lobbying-related vary from jurisdiction to jurisdiction and could include employee salaries, office rent, certain charitable contributions and employee travel expenses. Consequently, any listing of lobbying-related payments would be inconsistent and potentially confusing, because a particular payment may be considered “lobbying-related” in one jurisdiction but not in another.

In summary, this proposal seeks to impose requirements that are not required by law and are not standard among other companies. We already comply with existing regulations on disclosure and reporting of lobbying activities, and those reports are publicly available to our stockholders. We believe that preparing and publishing the additional information requested by this proposal would result in an unnecessary and unproductive use of the Company’s resources, and therefore would not be in the best interests of the Company or our stockholders.

For the foregoing reasons, our Board of Directors recommends that stockholders vote “AGAINST” the proposal for a report disclosing lobbying policy and activity.

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AGENDA ITEM 8.

STOCKHOLDER PROPOSAL FOR

A REPORT ON PLANS TO ADDRESS CLIMATE CHANGE

The Company has been notified by a group of stockholders that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

Stockholder Proposal

Whereas:  Devon is a leading energy company engaged in the exploration and production of crude oil and natural gas in North America.

Nearly every national government has recognized the need to address climate change and agreed (under the terms of the UN Framework Convention on Climate Change) that “deep cuts in greenhouse gas (GHG) emissions are required ... to hold the increase, in global average temperature below 2 degrees Celsius above pre-industrial levels ....”

According to the International Energy Agency (IEA), “no more than one-third of proven reserves of fossil fuels can be consumed prior to 2050 if the world is to achieve the 2 degree goal, unless carbon capture and storage technology is widely deployed”.

Given the growing international concern about climate change, public actions to reduce GHG emissions significantly could reduce the value the value of Devon’s oil and gas reserves and/or related infrastructure before the end of their expected useful life.

Several recent studies indicate the importance of adequately accounting for and disclosing the downside risks that could result from lower-than-expected demand or prices for oil.

•	A March 2013 research paper by Citigroup stated that market forces could “put in a plateau for global oil demand by the end of this decade.”

•	HSBC reports that the equity valuation of oil producers could drop by 40 to 60 percent under a low emissions scenario.

In its 2012 1OK, Devon acknowledged that climate change regulation could reduce demand for its products; however, Devon does not adequately disclose how it factors climate change risks and opportunities into its long-term strategic planning processes.

Investors need additional information on how Devon is preparing for potential scenarios in which demand for oil and gas is greatly reduced due to evolving policy, technology, or consumer responses to address climate change. Without additional disclosure, it is difficult for shareholder to determine whether Devon is adequately managing these risks or seizing related opportunities.

Resolved:  Shareholders request that Devon prepare a report by October 2015, omitting proprietary information and prepared at reasonable cost, on the company’s goals and plans to address global concerns regarding the contribution of fossil fuel use to climate change, including analysis of long and short term financial and operational risks to the company.

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AGENDA ITEM 8.

STOCKHOLDER PROPOSAL FOR A REPORT ON

PLANS TO ADDRESS CLIMATE CHANGE (cont’d)

Supporting Statement:

We recommend the report include:

•	The risks and opportunities associated with various low-carbon scenarios, including reducing GHG emissions by 80 percent by 2050, as well as a scenario in which global oil demand declines;

•	How the company’s capital allocation plans account for the risks and opportunities in these scenarios, and how it will manage these risks; and,

•	The Board of Directors’ role in overseeing capital allocation and climate risk reduction strategies.

Our Board of Directors recommends that stockholders vote “AGAINST” the proposal for the preparation of a report on plans to address climate change.

Opposition Statement of the Company:  This proposal requests the Board of Directors to authorize the preparation of a report on the Company’s goals and plans to address global concerns regarding the contribution of fossil fuel use to climate change. For the reasons discussed below, the Board of Directors recommends a vote “AGAINST” this stockholder proposal.

Our Board of Directors respects our investors’ interests in environmental issues, and we are equally committed to running our business in a socially responsible manner that balances the consideration of environmental issues with creating long-term profitability for the Company and our stockholders.

The Company Has Already Published a Corporate Social Responsibility Report and Provides Extensive Public Disclosures that Disclose Our Plans to Address Concerns Regarding Climate Change and Related Risks

The Company periodically publishes Corporate Social Responsibility (“CSR”) reports which are publicly available on our website at www.devonenergy.com. The most recent report, the “2015 Corporate Social Responsibility Report,” provides detailed information directly responsive to the proposal with regard to the Company’s goals and plans to address global concerns regarding fossil fuels and their contribution to climate change, and sets forth several of the Company’s initiatives aimed at producing energy while protecting the environment and reducing our carbon footprint. For example, the Company is pioneering new applications and technology to open vast new sources of natural gas from shale rock formations, as well as supporting the development of wind, solar, biofuel and other sources of alternative energy.

The CSR reports illustrate Devon’s recognition of issues that are important to many stakeholder groups and the proactive approaches Devon takes to addressing those issues. Communication is a fundamental aspect of corporate social responsibility and the company’s CSR reports are only one example of Devon’s ongoing dialogue with stakeholders. Other CSR communications are offered on Devon’s website, where the company provides information about emissions reduction programs, water conservation initiatives and safety efforts.

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AGENDA ITEM 8.

STOCKHOLDER PROPOSAL FOR A REPORT ON

PLANS TO ADDRESS CLIMATE CHANGE (cont’d)

Devon has also engaged in extensive research and development over the past several years, introducing new technologies and upgrading our existing operations to reduce emissions from production. For example, Company initiatives have included the following:

•	Installation of new and improved valves in 700 wells in Wyoming, Oklahoma and Texas that will result in a major reduction in methane emissions, equal to removing more than 13,000 cars from the road.

•

Introduction of an advanced early production process at several of our sites, allowing the capture of pockets of natural gas that flow to the surface and that would otherwise be flared into the atmosphere.

•

Conducting research into new techniques such as mixing solvents with the steam we inject into oil sands reservoirs. If successful, this program could lead to a reduced need for steam, which would lower fuel consumption and emissions.

•	Experimenting with the use of oxygen-enriched air to help the combustion chambers we use to generate steam burn hotter, thereby allowing us to produce more steam while burning less gas.

•

Developing ways to capture heat energy left over from the gravity drainage process, allowing us to save energy by reducing our demand for electricity from the power grid and reduce greenhouse gas emissions from secondary power generation sources.

In addition, over the past ten years, Devon has participated in the Carbon Disclosure Project’s (“CDP”) annual survey of emission reduction activities among oil and natural gas producers. It also participates annually in the CDP’s water survey. For more than a decade, the CDP has addressed issues associated with climate change and the protection of natural resources through the collection of corporate data related to emissions and water use. Devon’s responses to these surveys are available through the Carbon Disclosure Project’s website: https://www.cdp.net.

While Devon is committed to producing energy in ways that are compatible with the environment and its neighbors, the Company is mindful of the critical role it plays in producing the oil and natural gas that our economy, our society, our country and the world depend on. Without fossil fuels, people would lose access to heat, air conditioning, transportation, communications, manufactured goods and any type of physical structures that require energy to build. Without these sources of fossil fuels, life as we know it in the developed world would not be possible.

Devon supports the continued development of alternative sources of energy such as wind, solar, biofuels and other emerging energy technologies. However, the Company understands these technologies are still in early development and are likely several decades away from reaching a level of viability necessary to meeting the world’s growing demand for energy. While alternatives meet a small fraction of the world’s energy needs, oil, natural gas and other fossil fuels are the only energy sources that can fully meet today’s pervasive demand. Devon is dedicated to its role of contributing to those needs through advanced drilling and well completion technologies that are deployed in ways that are friendly to the environment and compatible with our communities.

Moreover, to the extent that the proposal seeks a report on the long- and short-term financial and operational risks to the Company of climate change efforts, the Company’s Form 10-K for the fiscal

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AGENDA ITEM 8.

STOCKHOLDER PROPOSAL FOR A REPORT ON

PLANS TO ADDRESS CLIMATE CHANGE (cont’d)

year ended December 31, 2014 (the “Form 10-K”) already provides information directly responsive to the proposal. Specifically, the Company’s Form 10-K identifies the following risks and matters:

•

“Environmental and Occupational Regulations. We are subject to many federal, state, provincial, tribal and local laws and regulations concerning occupational safety and health as well as the discharge of materials into, and the protection of, the environment. Environmental laws and regulations relate to:

–	assessing the environmental impact of seismic acquisition, drilling or construction activities;

–	the generation, storage, transportation and disposal of waste materials;

–	the emission of certain gases into the atmosphere;

–	the monitoring, abandonment, reclamation and remediation of well and other sites, including sites of former operations; and

–	the development of emergency response and spill contingency plans.

We consider the costs of environmental protection and safety and health compliance necessary, manageable parts of our business. We have been able to plan for and comply with environmental, safety and health initiatives without materially altering our operating strategy or incurring significant unreimbursed expenditures. However, based on regulatory trends and increasingly stringent laws, our capital expenditures and operating expenses related to the protection of the environment and safety and health compliance have increased over the years and will likely continue to increase. We cannot predict with any reasonable degree of certainty our future exposure concerning such matters,” on pages 16–17 of our Form 10-K.

•

“Oil, Gas and NGL Prices are Volatile. Our financial results are highly dependent on the general supply and demand for oil, gas and NGLs, which impact the prices we ultimately realize on our sales of these commodities. A significant downward movement of the prices for these commodities could have a material adverse effect on our revenues, operating cash flows and profitability. Such a downward price movement could also have a material adverse effect on our estimated proved reserves, the carrying value of our oil and gas properties, the level of planned drilling activities and future growth. Historically, market prices and our realized prices have been volatile and are likely to continue to be volatile in the future due to numerous factors beyond our control. These factors include, but are not limited to:

–	supply of and consumer demand for oil, gas and NGLs;

–	conservation efforts;

–	OPEC production levels;

–	geopolitical risks;

–	weather;

–	regional pricing differentials;

–	differing quality of oil produced (i.e., sweet crude versus heavy or sour crude);

–	differing quality and NGL content of gas produced;

–	the level of imports and exports of oil, gas and NGLs;

–	the price and availability of alternative fuels;

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AGENDA ITEM 8.

STOCKHOLDER PROPOSAL FOR A REPORT ON

PLANS TO ADDRESS CLIMATE CHANGE (cont’d)

–	the overall economic environment; and

–	governmental regulations and taxes,”

on page 18 of our Form 10-K.

•

“Public Policy, which Includes Laws, Rules and Regulations, can Change. Our operations are generally subject to federal laws, rules and regulations in the United States and Canada. In addition, we are also subject to the laws and regulations of various states, provinces, tribal and local governments. Pursuant to public policy changes, numerous government departments and agencies have issued extensive rules and regulations binding on the oil and gas industry and its individual members, some of which require substantial compliance costs and carry substantial penalties for failure to comply. Changes in such public policy have affected, and at times in the future could affect, our operations. Political developments can restrict production levels, enact price controls, change environmental protection requirements and increase taxes, royalties and other amounts payable to governments or governmental agencies. Existing laws and regulations can also require us to incur substantial costs to maintain regulatory compliance. Our operating and other compliance costs could increase further if existing laws and regulations are revised or reinterpreted or if new laws and regulations become applicable to our operations. Although we are unable to predict changes to existing laws and regulations, such changes could significantly impact our profitability, financial condition and liquidity, particularly changes related to hydraulic fracturing, income taxes and climate change as discussed below.

Climate Change—Policymakers in the United States and Canada are increasingly focusing on whether the emissions of greenhouse gases, such as carbon dioxide and methane, are contributing to harmful climatic changes. Policymakers at both the United States federal and state levels have introduced legislation and proposed new regulations that are designed to quantify and limit the emission of greenhouse gases through inventories, limitations and/or taxes on greenhouse gas emissions. Legislative initiatives and discussions to date have focused on the development of cap-and-trade and/or carbon tax programs. A cap-and-trade program generally would cap overall greenhouse gas emissions on an economy-wide basis and require major sources of greenhouse gas emissions or major fuel producers to acquire and surrender emission allowances. Cap-and-trade programs could be relevant to us and our operations in several ways. First, the equipment we use to explore for, develop, produce and process oil and natural gas emits greenhouse gases. We could therefore be subject to caps and penalties if emissions exceeded the caps. Second, the combustion of carbon-based fuels, such as the oil, gas and NGLs we sell, emits carbon dioxide and other greenhouse gases. Therefore, demand for our products could be reduced by imposition of caps and penalties on our customers. Carbon taxes could likewise affect us by being based on emissions from our equipment and/or emissions resulting from use of our products by our customers. Of overriding significance would be the point of regulation or taxation. Application of caps or taxes on companies such as Devon, based on carbon content of produced oil and gas volumes rather than on consumer emissions, could lead to penalties, fees or tax assessments for which there are no mechanisms to pass them through the distribution and consumption chain where fuel use or conservation choices are made. Moreover, because oil and natural gas are used as chemical feed stocks and not solely as fossil fuel, applying a carbon tax to oil and gas at the production stage would be excessive with respect to actual carbon emissions from petroleum fuels,” on pages 20–21 of our Form 10-K.

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AGENDA ITEM 8.

STOCKHOLDER PROPOSAL FOR A REPORT ON

PLANS TO ADDRESS CLIMATE CHANGE (cont’d)

•

“Environmental Matters and Costs can be Significant. As an owner, lessee or operator of oil and gas properties, we are subject to various federal, state, provincial, tribal and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on us for the cost of pollution clean-up resulting from our operations in affected areas. Any future environmental costs of fulfilling our commitments to the environment are uncertain and will be governed by several factors, including future changes to regulatory requirements. Changes in or additions to public policy regarding the protection of the environment could have a significant impact on our operations and profitability,” on page 21 of our Form 10-K.

Significant Aspects of the Proposal Have Already Been Implemented Through Compliance with Applicable Laws and Regulations

The Company is engaged in a highly regulated business, as detailed on pages 15–17 and 20–21 of the Form 10-K. We are also subject to extensive disclosure requirements pursuant to the rules and regulations of the SEC. The proposal requests that we provide an “analysis of long and short term financial and operational risks to the company” related to “global concerns regarding the contribution of fossil fuel use to climate change.” Among other disclosure requirements, SEC Regulation S-K, Items 101 (Description of Business), 103 (Legal Proceedings), 303 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) and 503(c) (Risk Factors) require the Company to provide disclosure in its public filings with the SEC that covers significant aspects of the information requested in the proposal. In Commission Guidance Regarding Disclosure Related to Climate Change, Exchange Act Release No. 61469 (Feb. 2, 2010), the SEC underscored the possible need to include climate change disclosure to the Regulation S-K items referenced above. Indeed, the “Climate Change” item in the Risk Factors section of our Form 10-K, which is quoted above, discussed the potential effects of climate change on our operations as a result of taxation, regulation and decreased demand for carbon-based fuels. Additionally, pursuant to Item 101 of Regulation S-K, the “Business and Properties” section of our Form 10-K specifically discloses that “[w]e have been able to plan for and comply with environmental . . . initiatives without materially altering our operating strategy or incurring significant unreimbursed expenditures,” and that while we cannot predict our future exposure to such matters with any reasonable degree of certainty, “our capital expenditures and operating expenses related to the protection of the environment . . . have increased over the years and will likely continue to increase.” Finally, pursuant to Item 1202 of Regulation S-K, we are required to make specified disclosures about our reserves, and any third party who audits our reserves is required to disclose in its reserves report a discussion of the possible effects of regulation on our ability to recover the estimated reserves. In short, we have already addressed and publicly disclosed in our SEC filings information addressing significant aspects of the report sought by the proposal.

The Proposal is Overreaching, Unlikely to be Implemented at a Reasonable Cost and Requires a Report Addressing Issues Outside Our Experience and Purpose

Portions of the proposal request the Company consider matters far beyond its business and markets – “a report . . . on the company’s goals and plans to address global concerns regarding the contribution of fossil fuel use to climate change”—and “long and short term … risks” (emphasis added). The Company engages in the exploration, development and production of oil and natural gas, and has no particular experience enabling it to assess global concerns or the risks of fossil fuels generally or their contribution to climate change as stated in the proposal. Further, the proposal’s

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AGENDA ITEM 8.

STOCKHOLDER PROPOSAL FOR A REPORT ON

PLANS TO ADDRESS CLIMATE CHANGE (cont’d)

request for an analysis of long- and short-term financial and operational risks to the Company of fossil fuels and their contribution to climate change is so vague, the Company would not be able to determine with any reasonable certainty what such financial and operational risks are, as a whole. In sum, the proposal requests that the Company provide a report on matters unrelated to its business and involving societal concerns that are vague and beyond the scope of its business and experience.

Finally, we believe that the proposal would require the Company to engage in pure speculation on a variety of matters outside of its control, including undefined “global concerns,” “the risks and opportunities associated with various low-carbon scenarios” and “a scenario in which global oil demand declines”. By way of comparison, SEC regulations that mandate how reserves are valued and how risks related to those reserves must be disclosed require that undeveloped proved reserves must have a plan to be developed within the next five years. In contrast, the proposal would have us consider risks and opportunities related not only to undeveloped proved reserves, but unproved reserves and theoretical future reserves stretching out to at least 2050. We do not see any clear path, let alone one involving only “reasonable cost,” for creating “various low-carbon scenarios” based on what political bodies such as the United States Congress, state legislatures or foreign governments may do so far in the future, nor to predict future administrative actions or the validity of future administrative actions regarding climate change and fossil fuels. We do not believe it to be in the stockholders’ best interests to expend corporate funds and time engaging in such varied speculative scenarios.

For the foregoing reasons, our Board of Directors recommends that stockholders vote “AGAINST” the proposal for the preparation of a report on plans to address climate change.

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SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder desiring to present a proposal for inclusion in our Proxy Statement for our 2016 Annual Meeting of Stockholders must present the proposal to our Corporate Secretary not later than December 22, 2015. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be included in our Proxy Statement for the 2015 Annual Meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2015 Annual Meeting of Stockholders, but not included in our Proxy Statement, must be received by our Corporate Secretary at 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, or email: CorporateSecretary@dvn.com between February 3, 2016 and March 5, 2016 in order to be considered timely, and must otherwise comply with the provisions of our Bylaws.

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OTHER MATTERS

Our Board of Directors knows of no other matter to come before the meeting other than that set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS
Oklahoma City, Oklahoma April 21, 2015	Carla D. Brockman Vice President Corporate Governance and Corporate Secretary

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DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015)

ARTICLE I

PURPOSE

SECTION 1.1 Purpose.    The Devon Energy Corporation 2015 Long-Term Incentive Plan is established by Devon Energy Corporation (“the Company”) to create incentives designed to provide meaningful share ownership opportunities that align Participants’ long-term interests with those of our stockholders, emphasize long-term performance results, and promote retention of Participants. Toward these objectives, the Plan provides for the grant of Options, Restricted Stock Awards, Restricted Stock Units, Canadian Restricted Stock Units, Performance Units and SARs to Eligible Employees and the grant of Nonqualified Stock Options, SARs, Restricted Stock Awards and Restricted Stock Units to Eligible Directors, subject to the conditions set forth in the Plan. The Plan is designed to provide flexibility to meet the needs of the Company in a changing and competitive environment while minimizing dilution to the Company’s stockholders. The Company does not intend to use all incentive vehicles at all times for each Participant but will selectively grant Awards to achieve long-term goals.

SECTION 1.2 Establishment.    The Plan is effective June 3, 2015, provided that the Plan is approved by the stockholders of the Company at a stockholders’ meeting held on such date (or, if the meeting or vote is postponed, such later date that a stockholder vote is taken to approve the Plan) (“the Effective Date”). If the Plan is not so approved at such meeting, then the Predecessor Plan as in effect immediately prior to the Effective Date shall remain in effect. The authority to issue Awards under the Plan will terminate on June 3, 2025, and the remaining terms of the Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.

SECTION 1.3 Shares Subject to the Plan.

(a) Subject to the limitations set forth in the Plan, Awards may be made under this Plan for a total of 28,000,000 shares of Common Stock, plus the number of shares of Common Stock available for issuance as of the Effective Date under the Predecessor Plan, including the shares of Common Stock subject to outstanding awards under the Predecessor Plan that are transferred to the Plan in accordance with the provisions of subsection (b) below.

(b) The Plan shall serve as the successor to the Predecessor Plan, and no further grants shall be made under the Predecessor Plan on or after the Effective Date. All awards outstanding under the Predecessor Plan on the Effective Date shall be transferred to the Plan at that time and shall be treated as outstanding awards under the Plan. However, each outstanding award so transferred shall continue to be governed solely by the terms of the documents evidencing such award, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such transferred awards with respect to their acquisition of shares of Common Stock thereunder. Shares of Common Stock covered by an award that is payable in shares of Common Stock under the Predecessor Plan, or any other Devon Energy Corporation long-term incentive plans, including assumed plans, which are forfeited, cancelled, or expire after the Effective Date of this Plan shall be added to the shares of Common Stock authorized for issuance under this Plan.

(c) Any shares granted as Options or SARs shall be counted against the share limit set forth in subsection (a) above as one share for each share granted. Any shares granted under Awards other than Options or SARs shall be counted against this limit as three shares for each share granted. Provided further, that a maximum of 25.5 million shares of the total authorized under this Section 1.3 may be granted as Incentive Stock Options.

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DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

(d) The limitations of this Section 1.3 shall be subject to adjustment pursuant to Article XII. The number of shares that are subject to Options or other Awards outstanding at any time under the Plan shall not exceed the number of shares which then remain available for issuance under the Plan. The Company shall, at all times, reserve and keep available sufficient shares to satisfy the requirements of the Plan during the term of the Plan.

ARTICLE II

DEFINITIONS

SECTION 2.1 “Account” means the recordkeeping account established by the Company which will be utilized to track an Award of Canadian Restricted Stock Units, Performance Units, Restricted Stock Units, or dividends or dividend equivalents to a Participant.

SECTION 2.2 “Affiliated Entity” means any partnership or limited liability company in which a majority of the partnership or other similar interest thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof. For purposes hereof, the Company, a Subsidiary or an Affiliated Entity shall be deemed to have a majority ownership interest in a partnership or limited liability company if the Company, such Subsidiary or Affiliated Entity shall be allocated a majority of partnership or limited liability company gains or losses or shall be or control a managing director or a general partner of such partnership or limited liability company.

SECTION 2.3 “Award” means, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit, Canadian Restricted Stock Unit, Performance Unit or SAR granted under the Plan to an Eligible Employee by the Committee or any Nonqualified Stock Option, SAR, Restricted Stock Award or Restricted Stock Unit granted under the Plan to an Eligible Director by the Board pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

SECTION 2.4 “Award Agreement” means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

SECTION 2.5 “Board” means the Board of Directors of the Company.

SECTION 2.6 “Canadian Employee Benefit Plan” has the meaning set out under Article VIII of the Plan.

SECTION 2.7 “Canadian Employee Benefit Trust” has the meaning set out under Article VIII of the Plan.

SECTION 2.8 “Canadian Restricted Stock Unit” means the Awards under Article VIII of the Plan authorized for grant to Eligible Employees of one of the Company’s Canadian Subsidiaries or Affiliated Entities.

SECTION 2.9 “Change in Control Event” means the occurrence of any one of the following events:

(i) the Incumbent Directors cease for any reason to constitute at least a majority of the Board;

(ii) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange of Act of 1934 (“the Act”)), directly or indirectly, of Company securities representing

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DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

30% or more of either (x) the Company’s outstanding shares of common stock or (y) the combined voting power of the Company’s then outstanding securities eligible to vote in the election of directors (each, “Company Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control Event by virtue of any of the following acquisitions or transactions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction;

(iii) the consummation of a merger, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an Affiliate (a “Sale”), unless:

(A) immediately following the consummation of the Reorganization or Sale, the holders of the Company’s shares of common stock hold or receive in such Reorganization or hold more than 50% of each of the outstanding common stock and the total voting power of securities eligible to vote in the election of directors of (x) the corporation resulting from such Reorganization or the corporation that has acquired all or substantially all of the assets of the Company (in either case, “the Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (“the Parent Corporation”),

(B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes, as a result of the Reorganization or Sale, the beneficial owner, directly or indirectly, of 30% or more of the outstanding shares of common stock or the total voting power of the outstanding voting securities eligible to vote in the election of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and

(C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale;

(any Reorganization or Sale that satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control Event shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of Company Securities due to the Company’s acquisition of Company Securities that reduces the number of Company Securities outstanding; provided, however, if, following such acquisition by the Company, such person becomes the beneficial owner of additional Company Securities that increases the percentage of outstanding Company Securities beneficially owned by such person, a Change in Control Event shall then occur. In addition, if a Change in Control Event occurs pursuant to paragraph 2.9(ii) above, no additional

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2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

Change in Control Event shall be deemed to occur pursuant to paragraph 2.9(ii) by reason of subsequent changes in holdings by such person (except if the holdings by such person are reduced below 30% and thereafter increase to 30% or above).

Provided, however, solely with respect to any Award that the Committee determines to be subject to Section 409A of the Code, the provisions of Section 409A and the regulations promulgated thereunder shall define a “Change in Control Event” for purposes of such Award.

For purposes of Awards granted to employees of Devon Canada Corporation, the Committee may, pursuant to the Award Agreement, define a “change in control event” to include a change in control of Devon Canada Corporation as the Committee determines.

SECTION 2.10 “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

SECTION 2.11 “Committee” shall have the meaning set forth in Section 3.1.

SECTION 2.12 “Common Stock” means the common stock, par value $.10 per share, of the Company, and after substitution, such other stock as shall be substituted therefore as provided in Article XII.

SECTION 2.13 “Compensation Committee” means the Compensation Committee of the Board.

SECTION 2.14 “Date of Grant” means the date on which the grant of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

SECTION 2.15 “Effective Date” shall have the meaning set forth in Section 1.2.

SECTION 2.16 “Eligible Employee” means any employee of the Company, a Subsidiary, or an Affiliated Entity as approved by the Committee.

SECTION 2.17 “Eligible Director” means any member of the Board who is not an employee of the Company, an Affiliated Entity or any Subsidiary.

SECTION 2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

SECTION 2.19 “Executive Officer Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

SECTION 2.20 “Fair Market Value” means (A) during such time as the Common Stock is listed upon the New York Stock Exchange or any other established stock exchange, the closing price of the Common Stock as reported by such stock exchange on the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on any such stock exchange that day, on the following day on which there was a sale of such Common Stock, or (B) during any such time as the Common Stock is not listed upon an established stock exchange, the mean between dealer “bid” and “ask” prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc., or (C) during any such time as the Common Stock cannot be valued pursuant to (A) or (B) above, the fair market value shall be as determined by the Board considering all relevant information including, by example and not by limitation, the services of an independent appraiser.

SECTION 2.21 “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

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2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

SECTION 2.22 “Incumbent Directors” means the members of the Company’s Board of Directors on the Effective Date; provided, however, that (x) any person becoming a director and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed an Incumbent Director, and (y) no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Act (“Election Contest”)) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; provided further, however, that when two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of Company securities, such partnership, syndicate or group shall be deemed a “person” for purposes of this definition.

SECTION 2.23 “Non-Executive Officer Participants” means Participants who are not subject to the provisions of Section 16 of the Exchange Act.

SECTION 2.24 “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

SECTION 2.25 “Option” means an Award granted under Article V of the Plan and includes both Nonqualified Stock Options and Incentive Stock Options to purchase shares of Common Stock.

SECTION 2.26 “Participant” means an Eligible Employee of the Company, a Subsidiary, or an Affiliated Entity to whom an Award has been granted by the Committee or an Eligible Director to whom an Award has been granted by the Board under the Plan.

SECTION 2.27 “Performance-Based Award” means a Restricted Stock Award, Restricted Stock Unit, Canadian Restricted Stock Unit or Performance Unit granted under the Plan to an Eligible Employee in accordance with Article XI.

SECTION 2.28 “Performance Units” means those monetary units that may be granted to Eligible Employees pursuant to Article IX hereof.

SECTION 2.29 “Plan” means this Devon Energy Corporation 2015 Long-Term Incentive Plan, as amended from time to time.

SECTION 2.30 “Predecessor Plan” means the Devon Energy Corporation 2009 Long-Term Incentive Plan, as originally adopted by the Board on June 3, 2009, and as amended and restated effective as of June 6, 2012, and further amended effective March 6, 2013.

SECTION 2.31 “Regular Award Committee” means a committee comprised of the individual who is the Company’s chief executive officer and such additional members, if any, as shall be appointed by the Compensation Committee.

SECTION 2.32 “Restricted Stock Award” means an Award granted to an Eligible Employee or Eligible Director under Article VI of the Plan.

SECTION 2.33 “Restricted Stock Unit” means an Award granted to an Eligible Employee or Eligible Director under Article VII of the Plan.

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2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

SECTION 2.34 “Restriction Period” means the period when a Restricted Stock Award or Restricted Stock Unit is subject to forfeiture based upon continued employment over a period of time, the achievement of performance criteria, the occurrence of other events and/or the satisfaction of nondisclosure and protection of business provisions as determined by the Committee, in its discretion.

SECTION 2.35 “SAR” means a stock appreciation right granted to an Eligible Employee or Eligible Director under Article X of the Plan.

SECTION 2.36 “Secretary” means the corporate secretary of the Company duly elected by the Board.

SECTION 2.37 “Subsidiary” shall have the same meaning set forth in Section 424 of the Code.

ARTICLE III

ADMINISTRATION

SECTION 3.1 Administration of the Plan by the Committee.    For purposes of administration, the Plan shall be deemed to consist of three separate stock incentive plans, a “Non-Executive Officer Participant Plan” which is limited to Non-Executive Officer Participants, an “Executive Officer Participant Plan” which is limited to Executive Officer Participants and a “Non-Employee Director Participant Plan” which is limited to Eligible Directors. Except for administration and the category of Eligible Employees eligible to receive Awards, the terms of the Non-Executive Officer Participant Plan and the Executive Officer Participant Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of Nonqualified Stock Options, SARs, Restricted Stock Awards and Restricted Stock Units.

The Non-Executive Officer Participant Plan shall be administered by the Compensation Committee. The Compensation Committee may, at its discretion, delegate authority to the Regular Award Committee to administer the Non-Executive Officer Participant Plan to the extent permitted by applicable law, rule or regulation. The Regular Award Committee may only act within guidelines established by the Compensation Committee. The Executive Officer Participant Plan shall be administered by the Compensation Committee. With respect to the Non-Executive Officer Participant Plan and to decisions relating to Non-Executive Officer Participants, including the grant of Awards, the term “Committee” shall mean the Compensation Committee, and refer to the Regular Award Committee as authorized by the Compensation Committee; and with respect to the Executive Officer Participant Plan and to decisions relating to the Executive Officer Participants, including the grant of Awards, the term “Committee” shall mean only the Compensation Committee.

The Compensation Committee shall consist solely of two or more members of the Board who shall be (i) “non-employee directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) of the Exchange Act, (ii) “outside directors” within the meaning of Section 162(m) of the Code, and (iii) “independent directors”, as determined in accordance with the independence standards established by the stock exchange on which the Common Stock is at the time primarily traded.

Subject to the provisions of the Plan, the Committee shall have exclusive power to:

(a) Select Eligible Employees to participate in the Plan.

(b) Determine the time or times when Awards will be made.

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2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

(c) Determine the form of an Award, whether an Option, Restricted Stock Award, Restricted Stock Unit, Canadian Restricted Stock Unit, Performance Unit or SAR, the number of shares of Common Stock, Canadian Restricted Stock Units, Restricted Stock Units or Performance Units subject to the Award, the amount and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement.

(d) Determine whether Awards will be granted singly or in combination.

(e) Accelerate the vesting, exercise or payment of an Award or the performance period of an Award.

(f) Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

SECTION 3.2 Administration of Grants to Eligible Directors.    The Board shall have the exclusive power to select Eligible Directors to participate in the Plan and to determine the number of Nonqualified Stock Options, SARs, Restricted Stock Units or shares of Restricted Stock awarded to Eligible Directors selected for participation. The Compensation Committee shall administer all other aspects of the Awards made to Eligible Directors.

SECTION 3.3 Compensation Committee to Make Rules and Interpret Plan.    The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan, as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

ARTICLE IV

GRANT OF AWARDS

SECTION 4.1 Grant of Awards.    Awards granted under this Plan shall be subject to the following conditions:

(a) Subject to Article XII, the aggregate number of shares of Common Stock made subject to the grant of Options and SARs to any Eligible Employee in any calendar year may not exceed 800,000.

(b) Subject to Article XII, the aggregate number of shares of Common Stock made subject to the grant of Restricted Stock Awards, Restricted Stock Units, Canadian Restricted Stock Units and Performance Unit Awards to any Eligible Employee in any calendar year may not exceed 400,000.

(c) Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation or otherwise or are exchanged in the Committee’s discretion for Awards not involving Common Stock, shall be available again for grant under the Plan and shall not be counted against the shares authorized under Section 1.3. Shares of Common Stock which are (i) tendered in payment of an Option, (ii) tendered or withheld in payment of taxes or repurchased using Option proceeds, or (iii) not issued or delivered as a result of the net settlement of an outstanding SAR or Option, shall not be added back to the shares authorized under Section 1.3.

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2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

(d) In the case of any Award granted in substitution for an award of a company or business acquired by the Company, a Subsidiary or an Affiliated Entity, shares of Common Stock issued or issuable in connection with such substitution will not be counted against the number of shares of Common Stock reserved under the Plan, but will be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.

(e) Common Stock delivered by the Company in payment of an Award authorized under the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Company.

(f) The Compensation Committee shall, in its sole discretion, determine the manner in which fractional shares arising under this Plan shall be treated.

(g) The Compensation Committee shall from time to time establish guidelines for the Regular Award Committee regarding the grant of Awards to Eligible Employees.

(h) Separate certificates or a book-entry registration representing Common Stock shall be delivered to a Participant upon the exercise of any Option.

(i) Restricted Stock Awards, Restricted Stock Units and Canadian Restricted Stock Units which vest based upon the Participant’s continued employment shall be limited in such a way that, except in the case of termination due to death, disability, or an approved reason, or the occurrence of a Change in Control Event, (i) no portion of the Award will vest prior to the first anniversary of the Date of Grant; (ii) up to one-third of the shares subject to the Award is eligible to vest on or after the first anniversary of the Date of Grant; (iii) up to an additional one-third of the shares subject to the Award is eligible to vest on or after the second anniversary of the Date of Grant; and (iv) up to an additional one-third of the shares subject to the Award is eligible to vest on or after the third anniversary of the Date of Grant. Notwithstanding the foregoing, any Restricted Stock Award, Restricted Stock Units and Canadian Units that are granted to an Eligible Director shall, except in the case of such Eligible Director’s termination of service due to death, disability or an approved reason, or the occurrence of a Change in Control Event, vest not earlier than the first anniversary of the Date of Grant.

(j) Restricted Stock Awards, Restricted Stock Units and Canadian Restricted Stock Units which vest based upon performance standards shall require that, except in the case of termination due to death, disability, or an approved reason, or the occurrence of a Change in Control Event, the holder must remain in the employment of the Company, a Subsidiary, or an Affiliated Entity for at least one year from Date of Grant.

(k) Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not, without stockholder approval, be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs.

(l) Eligible Directors may only be granted Nonqualified Stock Options, SARs, Restricted Stock Awards or Restricted Stock Units under this Plan.

(m) Subject to Article XII, the aggregate number of shares of Common Stock made subject to the grant of Nonqualified Stock Options or SARs to any individual Eligible Director in any calendar year may not exceed 30,000.

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2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

(n) Subject to Article XII, in no event shall more than 15,000 shares of Restricted Stock Awards or Restricted Stock Units be awarded to any individual Eligible Director in any calendar year.

(o) The maximum term of any Award shall be eight years.

(p) Awards under the Plan shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her successors and any other person having or claiming an interest under such Award grant.

ARTICLE V

STOCK OPTIONS

SECTION 5.1 Grant of Options.    The Committee may grant Options to Eligible Employees, subject to the provisions of the Plan and such other terms and conditions as it may determine. These Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both. The Board may, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options to Eligible Directors. Each grant of an Option shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2.

SECTION 5.2 Conditions of Options.    Each Option so granted shall be subject to the following conditions:

(a) Exercise Price.    As limited by Section 5.2(e) below, each Option shall state the exercise price which shall be set by the Committee at the Date of Grant; provided, however, no Option shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

(b) Form of Payment.    The exercise price of an Option may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) by delivering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such exercise of an Option would not result in an adverse accounting charge to the Company for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Committee; (iii) by the withholding of shares of Common Stock subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the exercise price; (iv) a combination of the foregoing; or (iv) by such other method as the Committee may approve. In addition to the foregoing, the Committee may permit an Option granted under the Plan to be exercised by a broker-dealer acting on behalf of a Participant through procedures approved by the Committee.

(c) Exercise of Options.    Options granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement. Exercise of an Option shall be by notice to the Secretary of such exercise stating the election to exercise in the form and manner determined by the Committee. Every share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price.

(d) Other Terms and Conditions.    Among other conditions that may be imposed by the Committee, if deemed appropriate, are those relating to (i) the period or periods and the

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DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time; (vi) the achievement by the Company of specified performance criteria; and (vii) non-compete and protection of business provisions.

(e) Special Restrictions Relating to Incentive Stock Options.    Options issued in the form of Incentive Stock Options shall only be granted to Eligible Employees of the Company or a Subsidiary.

(f) Application of Funds.    The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

(g) Stockholder Rights.    Participants shall not have any rights as a stockholder with respect to any share of Common Stock subject to an Option prior to purchase of such shares of Common Stock by exercise of the Option. In no event shall dividends or dividend equivalents be granted with respect to Options.

SECTION 5.3 Cash Out Rights.    With respect to any Options granted to Eligible Employees pursuant to Section 5.1, the Committee may include in the Eligible Employee’s Award Agreement the right to surrender the Option once vested. In the event that an Option surrender right is authorized, the Award Agreement shall provide that, upon the vesting of an Option, the holder thereof shall be entitled to, at his or her option:

(a) Exercise such Option, in whole or in part, in accordance with the procedures specified in Section 5.2; or

(b) Surrender such Option, in whole or in part, by notice to the Secretary of such surrender stating the election to surrender in the form and manner determined by the Committee and a request for payment of the Cash-Out Amount where:

“Cash-Out Amount” means an amount of cash equal to the amount by which the aggregate Fair Market Value of the Common Stock subject to the Option exceeds the aggregate Exercise Price under the Option.

Payment of the Cash-Out Amount shall be made in shares of Common Stock or cash as established by the Committee in the Award Agreement.

ARTICLE VI

RESTRICTED STOCK AWARDS

SECTION 6.1 Grant of Restricted Stock Awards.    The Committee may grant a Restricted Stock Award to any Eligible Employee, subject to the provisions of the Plan and such other terms and conditions as it may determine. Restricted Stock Awards may constitute Performance-Based Awards, as described in Article XI hereof. Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. The Board may grant a Restricted Stock Award to an Eligible Director, subject to the provisions of the Plan and such other terms and conditions as it may determine. Each Restricted Stock Award

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2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates, and by an Award Agreement setting forth the terms of such Restricted Stock Award.

SECTION 6.2 Conditions of Restricted Stock Awards.    The grant of a Restricted Stock Award shall be subject to the following:

SECTION 6.3 Restriction Period.    Subject to Section 4.1(i) and Section 4.1(j), the Committee shall determine the Restriction Period(s) that apply to the shares of Common Stock covered by each Restricted Stock Award or portion thereof. At the end of the Restriction Period, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award or portion thereof.

SECTION 6.4 Restriction on Transfer.    The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock represented by the Restricted Stock Award during the applicable Restriction Period. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by a Restricted Stock Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

SECTION 6.5 Stockholder Rights.    During any Restriction Period, the Committee may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a stockholder with respect to the shares, including, but not by way of limitation, the right to vote such shares. At the discretion of the Committee, dividends or other distributions with respect to a Restricted Stock Award may, pursuant to the terms of such award, be either currently paid to the Participant or withheld by the Company and credited to the Participant’s Account; provided that any dividends or other distributions with respect to Restricted Stock Awards subject to vesting based on performance shall vest only if and to the extent that the underlying Restricted Stock Award vests, as determined by the Committee. Any dividends or distributions so withheld by the Committee and attributable to any particular share of Restricted Stock shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid, and, if such shares are forfeited, the Participant shall have no right to such dividends or distributions.

ARTICLE VII

RESTRICTED STOCK UNITS

SECTION 7.1 Grant of Restricted Stock Units.    The Committee may grant Restricted Stock Units to any Eligible Employee, subject to the provisions of the Plan and such other terms and conditions as it may determine. Restricted Stock Units may constitute Performance-Based Awards, as described in Article XI hereof. The Board may grant Restricted Stock Units to an Eligible Director, subject to the provisions of the Plan and such other terms and conditions as it may determine. Restricted Stock Units shall be similar to Restricted Stock Awards except that no shares of Common Stock are actually awarded to the Participant on the Date of Grant. Restricted Stock Units shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine.

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2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

SECTION 7.2 Conditions of Restricted Stock Units.    The grant of a Restricted Stock Unit shall be subject to the following:

(a) Restriction Period.    Subject to Section 4.1(i) and Section 4.1(j), the Committee shall determine the Restriction Period(s) that apply to the shares of Common Stock covered by each Award of Restricted Stock Units or portion thereof. At the end of the Restriction Period, the restrictions imposed by the Committee shall lapse and the Award shall be paid as specified in Section 7.2(c) below

(b) Restriction on Transfer.    Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Restriction Period established by the Committee, or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Agreement or otherwise.

(c) Form of Payment.    Restricted Stock Units shall be paid in cash, shares of Common Stock, or a combination of cash and shares as established by the Committee in the Award Agreement, no later than 75 days after the lapse of the Restriction Period unless otherwise required by applicable law.

(d) Stockholder Rights.    Participants shall not have any rights as a stockholder of the Company with respect to an Award of Restricted Stock Units.

ARTICLE VIII

CANADIAN RESTRICTED STOCK UNITS

SECTION 8.1 Establishment.    The Committee may authorize the establishment of an employee benefit plan (a “Canadian Employee Benefit Plan”) which shall be considered as a part of this Plan for the purpose of providing benefits to Eligible Employees of one of the Company’s Canadian Subsidiaries or Affiliated Entities. Benefits granted in the Canadian Employee Benefit Plan will take the form of Canadian Restricted Stock Units having substantially the same income tax consequences for such Canadian Eligible Employees as would Restricted Stock Awards granted by the Company to Eligible Employees who are residents of the United States. The Committee may further authorize the establishment of an employee benefit trust (a “Canadian Employee Benefit Trust”) for the purpose of holding the assets of the Canadian Employee Benefit Plan and shall appoint one or more persons who are residents of Canada to act as trustees of the Canadian Employee Benefit Trust.

SECTION 8.2 Grant of Awards and Contributions to Canadian Employee Benefit Trust.    The Committee may grant to Eligible Employees, Canadian Restricted Stock Units entitling such Eligible Employees to an interest in the assets of the Canadian Employee Benefit Trust in such form that it determines necessary to comply with applicable Canadian tax law requirements, subject to the terms of the Canadian Employee Benefit Plan and such other terms and conditions as it may determine. Each Award of Canadian Restricted Stock Units shall be evidenced by an Award Agreement and such Award Agreement shall contain the terms and conditions of the Award subject to the provisions of the Canadian Employee Benefit Plan. At the time of granting an Award of Canadian Restricted Stock Units, the Committee may authorize the Company or any of its Canadian Subsidiaries or Affiliated Entities to make cash contributions to the Canadian Employee Benefit Trust, with such contributions to be used as specified in the Canadian

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2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

Employee Benefit Plan, including for the purpose of acquiring shares of Common Stock of the Company on the open market through the facilities of a stock exchange. The Committee shall designate, at the time of making any contribution in respect of a Participant, when the shares of Common Stock of the Company which are acquired with the contribution pursuant to the terms of the Canadian Employee Benefit Plan are to vest pursuant to the applicable Award Agreement, and shall inform the trustees of the same.

SECTION 8.3 Holding of Shares of Common Stock in Trust.    Subject to the specific provisions of the Canadian Employee Benefit Plan, upon completion of any purchases of shares of Common Stock of the Company by the trustees, the trustees shall immediately notionally allocate such shares to an account in respect of each Participant in proportion to the contributions received in respect of each Participant in the preceding month. The Trustees shall hold the shares in trust in the name of the trustee, until such time as: (i) the Canadian Restricted Stock Units granted to Participants are vested, in accordance with the vesting conditions designated by the Committee in the Award Agreement, or (ii) the Canadian Restricted Stock Units are forfeited by Eligible Employees as provided in the Canadian Employee Benefit Plan.

SECTION 8.4 Conditions of Awards.    Each Award of Canadian Restricted Stock Units shall be subject to the following general conditions (with the specific details to be determined by the Company upon establishment of the Canadian Employee Benefit Plan):

(a) Vesting Period.    The Committee shall establish in the Award Agreement the vesting periods applicable to a grant of Canadian Restricted Stock Units, subject to compliance with the timing requirements specified in Section 8.4(b).

(b) Settlement in Stock.    Upon satisfaction of the vesting requirements established by the Committee, the Committee will authorize the trustees to distribute the shares of the Common Stock of the Company which have been allocated to such Participant’s account to the Participant. Participants will not be entitled to receive cash in settlement of an Award of a Canadian Restricted Stock Unit. The Company, its Canadian Subsidiaries or Affiliated Entities, and the trustees may withhold from any amount payable to an Eligible Employee, either under the Canadian Employee Benefit Plan, or otherwise, such amount as may be necessary so as to ensure compliance with the applicable provisions of any federal, provincial or local law relating to the withholding of tax or other required deductions. For greater certainty and notwithstanding any other provision of the Canadian Employee Benefit Plan, all amounts payable to, or in respect of, a Participant under the Canadian Employee Benefit Plan shall be paid within three years following the end of the year in respect of which the Award of Canadian Restricted Stock Units was made.

(c) Rights of Stockholders.    Prior to the date the shares of Common Stock are distributed by the trustees, Participants will have no rights to the shares of Common Stock and no rights as stockholders of the Company with respect to the shares of Common Stock held by the Canadian Employee Benefit Trust related to an Award. Title and all incidents of beneficial ownership of the shares of Common Stock will remain with the trustees while the shares are held in trust.

(d) Additional Awards.    The Committee may authorize the Company or its Canadian Subsidiaries or Affiliated Entities to grant an additional Award to the Participant equal to the dividend that the Participant would have received had the Award been made with the underlying shares of Common Stock directly, rather than in Canadian Restricted Stock Units.

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DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

ARTICLE IX

PERFORMANCE UNITS

SECTION 9.1 Grant of Awards.    The Committee may grant Performance Units to Eligible Employees, subject to the provisions of the Plan and such other terms and conditions as it may determine. Performance Units may constitute Performance-Based Awards, as described in Article XI hereof. Each Award of Performance Units shall be evidenced by an Award Agreement executed by the Company and Eligible Employee, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 9.2.

SECTION 9.2 Conditions of Awards.    Each Award of Performance Units shall be subject to the following conditions:

(a) Establishment of Award Terms.    Each Award shall state the target, maximum and minimum value of each Performance Unit payable upon the achievement of performance goals.

(b) Achievement of Performance Goals.    The Committee shall establish performance targets for each Award for a period of no less than a year. The performance goals may, but need not, be based on the business criteria described in Section 11.2. The Committee shall also establish such other terms and conditions as it deems appropriate to such Award. The Award may be paid out in cash or Common Stock as determined in the sole discretion of the Committee no later than 75 days after the vesting date of the Award unless otherwise required by applicable law.

ARTICLE X

STOCK APPRECIATION RIGHTS

SECTION 10.1 Grant of SARs.    The Committee may grant a SAR to any Eligible Employee, subject to the provisions of the Plan and subject to other terms and conditions as the Committee may determine. The Board may grant a SAR to any Eligible Director, subject to the provisions of the Plan and subject to other terms and conditions as the Board may determine. SARs may be granted as an independent Award separate from an Option or granted in tandem with an Option, subject to the limitations of Section 10.3. Each grant of a SAR shall be evidenced by an Award Agreement executed by the Company and the Participant and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of the Plan. The exercise price of the SAR shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR. In no event shall dividends or dividend equivalents be granted with respect to a SAR.

SECTION 10.2 Exercise and Payment.    SARs granted under the Plan shall be exercisable in whole or in installments and at such times as shall be provided by the Committee in the Award Agreement. The amount payable with respect to each SAR shall be equal in value to the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR. Payment of amounts attributable to a SAR shall be made in shares of Common Stock or cash as established by the Committee in the Award Agreement.

SECTION 10.3 Tandem Awards.    SARs may be granted in tandem with an Option, in which event, the Participant has the right to elect to exercise either the SAR or the Option. Upon the Participant’s election to exercise one of these Awards, the other tandem award is automatically

A-14	Commitment Runs Deep

DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

terminated. In the event a SAR is granted in tandem with an Incentive Stock Option, the Committee shall subject the SAR to restrictions necessary to ensure satisfaction of the requirements under Section 422 of the Code.

ARTICLE XI

PERFORMANCE-BASED AWARDS.

SECTION 11.1 Generally.    The Committee may determine that a Restricted Stock Award, Restricted Stock Unit, Canadian Restricted Stock Unit or Performance Unit granted to an Eligible Employee will be considered “performance-based compensation” under Section 162(m) of the Code (“Performance-Based Awards”). As determined by the Committee in its sole discretion, either the granting or vesting of such Performance-Based Awards shall be based on achievement of performance objectives that are based on one or more of the business criteria described below, with respect to one or more business units or the Company and its subsidiaries as a whole.

SECTION 11.2 Business Criteria.    The Committee shall use objectively determinable performance goals based on one or more of the following business criteria, individually or in combination: earnings; earnings per share (actual or targeted growth); earnings before interest and taxes; pretax earnings before interest, depreciation, amortization, exploration and abandonment costs; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items or operating income; revenues; sales; debt level; cost reduction targets; interest-sensitivity gap levels; cash flow (including but not limited to free cash flow, net cash flow, net cash flow before financing activities, cash flow from operations, increase in cash flow return); capital expenditures; weighted average cost of capital; debt/proved reserves; net income or gross income (including but not limited to income after capital costs and income before or after taxes); operating income; expense; working capital; operating or profit margin; pre-tax margin; contribution margin; return factors (including, but not limited to return on equity, capital employed, or investment; risk adjusted return on capital; return on investors’ capital; return on average equity; return on assets; and return on net assets); book value; operating expenses (including, but not limited to lease operating expenses, severance taxes and other production taxes, gathering and transportation and general and administrative costs); unit costs; net borrowing, debt leverage levels, credit quality, or debt ratings; accomplishment of mergers, acquisitions, dispositions, or similar business transactions (including, but not limited to acquisition goals based on value of assets acquired or similar objectives); debt to debt plus stockholder equity; debt to EBIT or EBITDA; interest coverage; total shareholder return; comparative shareholder return; market price per share; book value per share; net asset value per share; growth measures; debt to total capitalization ratio; asset quality levels; investments; economic value added; stock price appreciation; market capitalization; accounts receivables day sales outstanding; accounts receivables to sales; achievement of balance sheet or income statement objectives; market share; assets; asset sale targets; non-performing assets; satisfactory internal or external audits; improvement of financial ratings; charge-offs; regulatory compliance; employee retention/attrition rates; individual business objectives; risk management activities, corporate value measures which may be objectively determined (including ethics, compliance, environmental, diversity commitment, and safety); amount of the oil and gas reserves; costs of finding oil and gas reserves; reserve replacement ratio, reserve additions, or other reserve level measures; drilling results; natural gas and/or oil production, production and reserve growth; implementation or completion of critical projects or processes; production volume; sales volume; production efficiency; inventory to sales; and inventory turns.

A-15	Commitment Runs Deep

DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

SECTION 11.3 Establishment of Performance Goals.    With respect to Performance-Based Awards, the Committee shall establish in writing (i) the performance goals applicable to a given period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (ii) the individual employees or class of employees to which such performance goals apply; provided, however, that such performance goals shall be established in writing no later than the earlier of ninety (90) days after the commencement of the applicable performance period or the date on which twenty-five percent (25%) of such performance period has been completed, or such other date as may be required or permitted under Section 162(m) of the Code.

SECTION 11.4 Certification of Performance.    No Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any Participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

SECTION 11.5 Modification of Performance-Based Awards.    With respect to any Awards intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Committee shall not revise such performance goal to cause the goal to cease to meet the requirements of Section 162(m) of the Code, except as otherwise determined by the Committee, and the Committee shall not increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal. The Committee may reduce or eliminate the number of shares of Common Stock or the number of shares of Common Stock vested upon the attainment of such performance goal, based on such terms and conditions as the Committee deems appropriate. The Committee may make such changes to performance goals and Performance-Based Awards as the Committee deems appropriate in the event of a change in corporate capitalization, corporate transaction or other corporate event as permitted by Section 162(m), or as the Committee otherwise determines.

SECTION 11.6 Impact of Extraordinary Items or Changes in Accounting.     To the extent applicable, subject to the following sentence and unless the Committee determines otherwise, the determination of the achievement of performance goals shall be determined based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in the Company’s audited financial statements. To the extent permitted by Section 162(m), in setting the performance goals for Performance-Based Awards within the period prescribed in Section 11.3, the Committee may provide for appropriate adjustment as it deems appropriate, including for one or more of the following items: asset write-downs; litigation or claim judgments or settlements; changes in accounting principles; changes in tax law or other laws affecting reported results; changes in commodity prices; severance, contract termination, and other costs related to exiting, modifying or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; gains and losses in connection with the termination or withdrawal from a pension plan; stock compensation costs and other non-cash expenses; any extraordinary non-recurring items as described in applicable Accounting Principles Board opinions or Financial Accounting Standards Board statements or in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s annual report to stockholders for the applicable year; and any other specified non-operating items as determined by the Committee in setting performance goals.

A-16	Commitment Runs Deep

DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

SECTION 11.7 Death, Disability or Other Circumstances.    The Committee may provide in the Award Agreement that Performance-Based Awards under this Article XI shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change in Control Event or under other circumstances consistent with the requirements of Section 162(m) of the Code.

SECTION 11.8 Stockholder Approval for Performance-Based Awards.    The Plan must be reapproved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Article XI, if Performance-Based Awards are to be made under Article XI after the date of such stockholders meeting and if required by Section 162(m) of the Code.

ARTICLE XII

STOCK ADJUSTMENTS

SECTION 12.1 Stock Adjustments.    In the event that the shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or if rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Common Stock, then there shall be substituted for or added to each share available under and subject to the Plan (including those held in the Canadian Employee Benefit Trust), and each share theretofore appropriated under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided, however, with respect to Options, in no such event will such adjustment result in a modification of any Option as defined in Section 424(h) of the Code. Any adjustments to Options or SARs shall be made in accordance with the requirements of Section 409A of the Code, to the extent applicable. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, the Award limits set forth in Section 4.1, or in any Award, theretofore granted, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the “Minimum Adjustment”). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Article XII and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Article XII which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of such Award. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

A-17	Commitment Runs Deep

DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

ARTICLE XIII

GENERAL

SECTION 13.1 Amendment or Termination of Plan.    The Board may alter, suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not, without stockholder approval, adopt any amendment which would (i) increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article XI), (ii) materially modify the requirements as to eligibility for participation in the Plan, or (iii) materially increase the benefits to Participants provided by the Plan. The termination of the Plan shall not impair the power and authority of the Committee with respect to outstanding Awards. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

SECTION 13.2 Termination of Employment; Termination of Service.    If an Eligible Employee’s employment with the Company, a Subsidiary, or an Affiliated Entity terminates for a reason other than death, disability, retirement, or any approved reason, all unexercised, unearned, and/or unpaid Awards, including, but not by way of limitation, Awards earned, but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing shall be cancelled or forfeited, as the case may be, unless the Eligible Employee’s Award Agreement provides otherwise. The Compensation Committee shall (i) determine what events constitute disability, retirement or termination for an approved reason for purposes of the Plan, and (ii) determine the treatment of a Participant under the Plan in the event of death, disability, retirement, or termination for an approved reason. The Committee shall also determine the method, if any, for accelerating the vesting or exercisability of any Awards, or providing for the exercise of any unexercised Awards in the event of an Eligible Employee’s death, disability, retirement, or termination for an approved reason.

In the event an Eligible Director terminates service as a director of the Company, the unvested portion of any Award shall be forfeited unless otherwise accelerated pursuant to the terms of the Eligible Director’s Award Agreement or by the Board. The Eligible Director shall have a period of three years following the date he ceases to be a director to exercise any Nonqualified Stock Options or SARs which are otherwise exercisable on his date of termination of service.

SECTION 13.3 Nontransferability of Awards.    Awards may be exercised during the lifetime of the Participant only by the Participant. More particularly (but without limiting the generality of the foregoing), an Award shall not be assigned, transferred (except as provided above), pledged or hypothecated in any way whatsoever, shall not be assigned by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the award contrary to the provisions hereof, shall be null and void and without effect. However, in the event of a Participant’s death, an Award may be transferred in accordance with the provisions of a Participant’s will, the applicable laws of descent and distribution or, with respect to Awards other than Incentive Stock Options, a beneficiary designation that is in a form approved by the Committee and in compliance with the provisions of this Plan and the applicable Award Agreement.

SECTION 13.4 Withholding Taxes.    Unless otherwise paid by the Participant, the Company, its Subsidiaries or any of its Affiliated Entities shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to

A-18	Commitment Runs Deep

DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may, in its discretion, allow a Participant to pay the amount of taxes required by law to be withheld from an Award by (i) directing the Company to withhold from any payment of the Award a number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes or (ii) delivering to the Company previously owned shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes. However, any payment made by the Participant pursuant to either of the foregoing clauses (i) or (ii) shall not be permitted if it would result in an adverse accounting charge with respect to such shares used to pay such taxes unless otherwise approved by the Committee.

SECTION 13.5 Change of Control.    Notwithstanding any other provision in this Plan to the contrary, Awards granted under the Plan to any Eligible Employee or Eligible Director may, in the discretion of the Committee, provide in the Award Agreement that such Awards shall be immediately vested, fully earned and exercisable upon the occurrence of a Change in Control Event. In connection with a Change in Control Event, or an event described in Section 12.1, the Committee may, in its discretion (i) cancel any or all outstanding Awards under the Plan in consideration for payment to the holder of each such cancelled Award of an amount equal to the portion of the consideration that would have been payable to such holder pursuant to such transaction if such Award had been fully vested and exercisable, and had been fully exercised, immediately prior to such transaction, less the exercise price if any that would have been payable therefore, or (ii) if the net amount referred to in clause (i) would be negative, cancel such Award for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash and/or securities or other property in the Committee’s discretion.

SECTION 13.6 Amendments to Awards.    Subject to the limitations of Article IV, such as the prohibition on repricing of Options, the Committee may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable or vested, to the extent it deems appropriate. However, amendments which are materially adverse to the Participant shall require the Participant’s consent.

SECTION 13.7 Regulatory Approval and Listings.    The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following approval by the stockholders of the Company of the Plan as provided in Section 1.2 of the Plan, and keep continuously effectively, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue shares of Common Stock under this Plan prior to:

(a) the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(b) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed; and

(c) the completion of any registration or other qualification of such shares under any state or Federal law or ruling of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

SECTION 13.8 Foreign Laws.    The Committee may grant Awards to individual participants who are subject to the tax laws of nations other than the United States, which Awards may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign

A-19	Commitment Runs Deep

DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

laws. The Committee may take any action which it deems advisable to obtain approval of such Awards by the appropriate foreign governmental entity; provided, however, that no such Awards may be granted pursuant to this Section 13.8 and no action may be taken which would result in a violation of the Exchange Act, the Code or any other applicable law.

SECTION 13.9 Company Policies.    All Awards granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board or the Company from time to time.

SECTION 13.10 Right to Continued Employment.    Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Company, any Subsidiary, or any Affiliated Entity. The Company or, in the case of employment with a Subsidiary or an Affiliated Entity, the Subsidiary or Affiliated Entity reserves the right to terminate any Eligible Employee at any time. Further, the adoption of this Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

SECTION 13.11 Beneficiary Designation.    In the event of the death of a Participant, the portion of the Participant’s Award with respect to which vesting dates have occurred shall be paid to the then surviving beneficiary designated by the Participant, and if there is no beneficiary then surviving or designated, then such benefits will automatically be paid to the estate of the Participant.

SECTION 13.12 Reliance on Reports.    Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

SECTION 13.13 Construction.    Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

SECTION 13.14 Governing Law.    The Plan shall be governed by and construed in accordance with the laws of the State of Delaware except as superseded by applicable federal law.

SECTION 13.15 Severability.    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

SECTION 13.16 Other Laws.    The Committee may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b)

A-20	Commitment Runs Deep

DEVON ENERGY CORPORATION

2015 LONG-TERM INCENTIVE PLAN

(EFFECTIVE AS OF JUNE 3, 2015) (cont’d)

of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

SECTION 13.17 Section 409A Considerations.    The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. All Awards shall be construed and administered such that the Award either (A) qualifies for an exemption from the requirements of Section 409A of the Code or (B) satisfies the requirements of Section 409A of the Code. If a Award is subject to Section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (II) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, (III) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (IV) in no event shall a participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any Award granted under the Plan that is subject to Section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the participant’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action or prevent any assessment of any tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

SECTION 13.18 No Trust or Fund Created.    Except as provided in the Canadian Employee Benefit Plan for the creation of the Canadian Employee Benefit Trust, neither the Plan nor an Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

SECTION 13.19 Clawback.    Notwithstanding any other provisions of this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement, including any policy adopted by the Company pursuant to such law, government regulation or stock exchange listing requirement.

A-21	Commitment Runs Deep

Devon Energy Corporation
333 West Sheridan Avenue Oklahoma City, OK 73102 (405) 235-3611 devonenergy.com

DEVON ENERGY CORPORATION 333 W. SHERIDAN AVE. OKLAHOMA CITY, OK 73102

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M90939-P62207-Z65034	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DEVON ENERGY CORPORATION The Board of Directors recommends a vote “FOR” the nominees listed in Agenda Item 1.				For All	Withhold All		For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors Nominees:				☐	☐		☐
01) 02) 03) 04) 05)	Barbara M. Baumann John E. Bethancourt Robert H. Henry Michael M. Kanovsky Robert A. Mosbacher, Jr.	06) 07) 08) 09)	J. Larry Nichols Duane C. Radtke Mary P. Ricciardello John Richels					The Board of Directors recommends a vote “AGAINST” Agenda Item 5.		For	Against	Abstain
The Board of Directors recommends a vote “FOR” Agenda Item 2.				For	Against		Abstain	5.	Adoption of Proxy Access Bylaw.	☐	☐	☐
2. Advisory Vote to Approve Executive Compensation.				☐	☐		☐	The Board of Directors recommends a vote “AGAINST” Agenda Item 6.
The Board of Directors recommends a vote “FOR” Agenda Item 3.								6.	Report on Lobbying Activities Related to Energy Policy and Climate Change.	☐	☐	☐

3. Ratify the appointment of the Company’s Independent Auditors for 2015.				☐	☐		☐	The Board of Directors recommends a vote “AGAINST” Agenda Item 7.
The Board of Directors recommends a vote “FOR” Agenda Item 4.								7.	Report Disclosing Lobbying Policy and Activity.	☐	☐	☐
4. Adoption of the Devon Energy Corporation 2015 Long-Term Incentive Plan.				☐	☐		☐	The Board of Directors recommends a vote “AGAINST” Agenda Item 8.
								8.	Report on Plans to Address Climate Change.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.						☐		9.	OTHER MATTERS: In its discretion, to vote with respect to any other matters that may come up before the meeting or any adjournment thereof, including matters incident to its conduct.
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No			I RESERVE THE RIGHT TO REVOKE THE PROXY AT ANY TIME BEFORE THE EXERCISE THEREOF.
Please sign exactly as your name appears above, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign.

Signature [PLEASE SIGN WITHIN BOX]			Date						Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The following proxy materials are available at www.proxyvote.com:

• Notice and Proxy Statement

• Annual Report on Form 10-K

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M90940-P62207-Z65034

DEVON ENERGY CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Devon Energy Corporation, a Delaware corporation, hereby nominates and appoints J. Larry Nichols, John Richels and Carla D. Brockman with full power of substitution, as true and lawful agents and proxies to represent the undersigned and vote all shares of common stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held at the Devon Energy Center Auditorium, 333 W. Sheridan Ave., Oklahoma City, Oklahoma, on Wednesday, June 3, 2015, at 8:00 a.m. local time. The Board of Directors recommends a vote “FOR” Agenda Items 1, 2, 3 and 4, and recommends a vote “AGAINST” Items 5, 6, 7 and 8 as set forth on the reverse side.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ON THE REVERSE SIDE BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

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Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) TO BE SIGNED ON REVERSE SIDE